                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

 PROSPECTUS


                                                    FILED PURSUANT TO
                                                    RULE 424(b)(4)
                                                    FILE NO. 333-8921


                                4,500,000 SHARES


                                     [LOGO]

                                  COMMON STOCK
                             ---------------------

OF  THE  4,500,000 SHARES  OF  COMMON STOCK  OFFERED,  700,000 SHARES  ARE BEING
OFFERED  INITIALLY   OUTSIDE  OF   THE   UNITED  STATES   AND  CANADA   BY   THE
  INTERNATIONAL UNDERWRITERS AND 3,800,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S.
     UNDERWRITERS. SEE ``UNDERWRITERS." ALL OF  THE SHARES OF COMMON  STOCK
     OFFERED    HEREBY   ARE    BEING   SOLD   BY    THE   COMPANY.   PRIOR
       TO THIS OFFERING, THERE HAS BEEN  NO PUBLIC MARKET FOR THE  COMMON
       STOCK OF THE COMPANY. SEE ``UNDERWRITERS" FOR A DISCUSSION OF THE
        FACTORS  TO  BE  CONSIDERED IN  DETERMINING  THE  INITIAL PUBLIC
        OFFERING PRICE.


                         ------------------------------

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE ``RISK FACTORS"
                          COMMENCING ON PAGE 4 HEREOF.
                             ---------------------

THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
  EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED   UPON   THE   ACCURACY  OR   ADEQUACY   OF   THIS  PROSPECTUS.
       ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL   OFFENSE.
                            ------------------------


                               PRICE $25 A SHARE

                            ------------------------


                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                                 PUBLIC         COMMISSIONS (1)       COMPANY (2)
                                                           ------------------  ------------------  ------------------
PER SHARE................................................        $25.00              $1.75               $23.25
TOTAL (3)................................................     $112,500,000         $7,875,000         $104,625,000


------------
    (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

    (2)   BEFORE  DEDUCTING  EXPENSES  PAYABLE   BY  THE  COMPANY  ESTIMATED  AT
       $1,200,000.


    (3) THE COMPANY HAS GRANTED TO THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 675,000 ADDITIONAL SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY WILL BE $129,375,000, $9,056,250 AND $120,318,750, RESPECTIVELY.
       SEE "UNDERWRITERS."


                         ------------------------------


    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY WILSON, SONSINI, GOODRICH & ROSATI, PROFESSIONAL CORPORATION, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT OCTOBER 4, 1996 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                            ------------------------

MORGAN STANLEY & CO.
            INTERNATIONAL

                MERRILL LYNCH INTERNATIONAL

                                COWEN & COMPANY

                                                               HAMBRECHT & QUIST

SEPTEMBER 30, 1996

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------


    UNTIL OCTOBER 25, 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS


                                                                                                                       PAGE
                                                                                                                     ---------
Prospectus Summary.................................................................................................          3
Risk Factors.......................................................................................................          4
The Company........................................................................................................         13
Use of Proceeds....................................................................................................         14
Dividend Policy....................................................................................................         14
Capitalization.....................................................................................................         15
Dilution...........................................................................................................         16
Selected Consolidated Financial Data...............................................................................         17
Management's Discussion and Analysis of Financial Condition and Results of Operations..............................         18
Business...........................................................................................................         25
Management.........................................................................................................         39
Certain Transactions...............................................................................................         50
Principal Stockholders.............................................................................................         53
Description of Capital Stock.......................................................................................         55
Shares Eligible for Future Sale....................................................................................         58
Underwriters.......................................................................................................         60
Legal Matters......................................................................................................         63
Experts............................................................................................................         63
Additional Information.............................................................................................         63
Glossary of Terms..................................................................................................         64
Index to Financial Statements......................................................................................        F-l


                            ------------------------

    The Company intends to furnish its stockholders annual reports containing audited consolidated financial statements examined by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited consolidated financial information.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

    The Universal Modular Carrier 1000-TM- is a trademark of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.
                            ------------------------


    EXCEPT AS OTHERWISE NOTED HEREIN, INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) REFLECTS A TWO-FOR-ONE STOCK SPLIT EFFECTED IN AUGUST 1996 AND (III) REFLECTS THE AUTOMATIC CONVERSION UPON THE CLOSING OF THIS OFFERING OF ALL OUTSTANDING SHARES OF PREFERRED STOCK OF THE COMPANY INTO AN AGGREGATE OF 18,717,463 SHARES OF COMMON STOCK. THE COMPANY OPERATES ON A 13-WEEK FISCAL QUARTER, COMPRISED OF FOUR, FOUR AND FIVE WEEK MONTHS ENDING ON THE LAST SATURDAY OF THE LAST WEEK OF THE FIVE-WEEK MONTH. FOR PRESENTATION PURPOSES ONLY, THE COMPANY HAS SHOWN ITS FIRST THREE FISCAL QUARTERS AS ENDING ON MARCH 31, JUNE 30, AND SEPTEMBER 30, AND ITS FISCAL YEAR AS ENDING ON DECEMBER 31.

             THE UMC SYSTEM PROVIDES COST-EFFECTIVE, MULTI-FEATURE SUBSCRIBER LOOP SOLUTIONS FOR SMALL LINE-SIZE MARKETS.

The UMC architecture is based upon a modular software and hardware product platform that can be configured and adapted to the particular requirements of the customer.
Line cards are designed to provide voice and data transmissions in either analog or digital form for both domestic and international requirements.
The Company believes that the UMC system is the only digital loop carrier that can operate simultaneously over a variety of transmission media, including copper wire, fiber optic cable, coaxial cable and analog radio networks.

                                                                                 The proprietary backplane
                                                                                 design currently supports
                                                                                 a variety of voice and
                                                                                 data services.

        [diagram of the UMC channel bank assembly including line cards]          The UMC system is easily
                                                                                 scalable from six to 672
                                                                                 lines through the addition
                                                                                 of plug-in components.


The UMC system was designed [diagram of basic UMC configuration] to require a minimum number of common control units to provide a cost-effective subscriber loop solution.


[AFC Logo]

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING, BUT NOT LIMITED TO, THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "GLOSSARY OF TERMS" ON PAGE 64 FOR DEFINITIONS OF VARIOUS ACRONYMS AND TECHNICAL TERMS USED IN THIS PROSPECTUS.

                                  THE COMPANY

    Advanced Fibre Communications, Inc. ("AFC" or the "Company") designs, develops, manufactures, markets and supports the Universal Modular Carrier 1000-TM- (the "UMC" system), a cost-effective, multi-feature digital loop carrier system developed to serve small line-size markets. The Company's UMC system is designed to enable telephone companies, cable companies and other service providers to connect subscribers to the central office switch for voice and data communications over copper wire, fiber optic cable, coaxial cable and analog radio networks. The Company believes that the UMC system is the only digital loop carrier that can operate simultaneously over a variety of transmission media. The UMC system meets the service needs of subscribers, including plain old telephone service, universal voice grade service and high speed digital data service. ISDN capability is currently in beta testing, and the Company believes the UMC system will be capable of providing asynchronous and synchronous data channel service in the near future.

    The UMC system has been sold to more than 350 independent telephone companies in the United States, is being initially deployed by Ameritech and GTE, and is in laboratory or field trials at Pacific Bell, BellSouth and U.S. West. The Company has also sold the UMC system to telephone companies in France, Hong Kong, Canada, Mexico, the Netherlands Antilles, the Dominican Republic and China. The UMC system is distributed and serviced worldwide through a direct sales force in the United States and through distributors and agents in international markets.

                                  THE OFFERING


U.S. Offering.....................................................  3,800,000 shares
International Offering............................................  700,000 shares
    Total.........................................................  4,500,000 shares
Common Stock to be outstanding after the offering.................  29,286,947 shares (1)
Use of proceeds...................................................  For repayment of approximately $14.8 million of indebtedness and for general corporate
                                                                    purposes, including working capital
Nasdaq National Market symbol.....................................  AFCI


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       SIX MONTHS
                                                                     YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                                 -------------------------------  --------------------
                                                                   1993       1994       1995       1995     1996 (2)
                                                                 ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues.......................................................  $     620  $  18,802  $  54,287  $  19,245  $  53,772
Gross profit (loss)............................................     (1,954)     4,678     20,818      7,324     22,714
Operating income (loss)........................................     (7,291)    (7,791)     3,805        348    (10,028)
Net income (loss)..............................................     (7,291)    (7,765)     2,341       (155)    (1,541)
Pro forma net income (loss) per share (3)......................                        $    0.09  $   (0.01) $   (0.06)
Shares used in per share computations (3)......................                           27,329     23,800     24,711


                                                                                                JUNE 30, 1996
                                                                                          --------------------------
                                                                                           ACTUAL    AS ADJUSTED (4)
                                                                                          ---------  ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $  10,885     $  97,504
Working capital.........................................................................     23,720       127,145
Total assets............................................................................     67,299       153,918
Redeemable convertible preferred stock..................................................     39,317        --
Total stockholders' equity (deficit)....................................................     (8,241)      134,501


-------------
(1) Based on the number of shares outstanding as of June 30, 1996. Excludes 7,175,676 shares of Common Stock reserved for issuance under the Company's stock option plans, under which options to purchase 4,076,918 shares were outstanding as of June 30, 1996, and 1,500,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. Also excludes 5,135,080 shares of Common Stock reserved for issuance pursuant to the exercise of warrants outstanding as of June 30, 1996. See "Management -- Stock Incentive Plan," " -- Employee Stock Purchase Plan," "Certain Transactions" and "Description of Capital Stock."

(2) Includes a charge of $15.8 million in the quarter ended June 30, 1996 to reflect a cash payment of $3.0 million paid in June 1996, additional cash payments of $8.5 million (subject to reduction to present value in the event of prepayment) payable through 2001 and the issuance of 719,424 shares of Common Stock to DSC Communications Corporation in settlement of outstanding litigation. See "Business -- Legal Proceedings." Without this charge, operating income for the six months ended June 30, 1996 would have been $5.8 million.

(3) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net income (loss) per share.


(4) As adjusted to reflect (i) the sale of 4,500,000 shares of Common Stock by the Company (after deducting underwriting discounts and commissions and estimated offering expenses), (ii) the application of the estimated net proceeds therefrom and (iii) the conversion upon the closing of this offering of all outstanding shares of Preferred Stock of the Company into an aggregate of 18,717,463 shares of Common Stock. See "Use of Proceeds," "Capitalization" and Note 1 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.

    LIMITED HISTORY OF OPERATIONS AND PROFITABILITY. The Company was incorporated in May 1992 and was in the initial startup and development phase through December 1993. The Company began shipping the UMC in January 1994 and, accordingly, has a limited operating history. The Company has incurred substantial expenditures related to the development, manufacturing startup and marketing of the UMC system. As a result of these expenditures, combined with $25.9 million of expenses and settlement amounts recorded in connection with certain litigation with DSC Communications Corporation ("DSC") which was settled in June 1996, the Company had an accumulated deficit of $14.9 million as of June 30, 1996. Although the Company first achieved profitability in the second quarter of 1995, it recorded a net loss in the second quarter of 1996 due to charges associated with the settlement of litigation with DSC, and there can be no assurance that the Company will sustain or increase its profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Legal Proceedings."

    POTENTIAL FLUCTUATIONS IN FUTURE OPERATING RESULTS; SEASONALITY. The Company's operating results have been, and will continue to be, affected by a wide variety of factors, some of which are outside of the Company's control, that could have a material adverse effect on revenues and results of operations during any particular period. These factors include: the timing and size of orders which are received and can be shipped in a quarter; the availability of adequate supplies of key components and assemblies and the adequacy of manufacturing capacity; the Company's ability to introduce new products and technologies on a timely basis; the timing of new product introductions or announcements by the Company or its competitors; price competition; unit volume; customer mix; and the mix between domestic and international sales.

    The UMC system is sold primarily to telephone companies that install the UMC system as part of their access networks. Additions to those networks represent complex engineering projects which can require from three to twelve months from project conceptualization to completion. The UMC system typically represents only a portion of a given project and, therefore, the timing of product shipment and revenue recognition is often difficult to forecast. In developing countries, delays and reductions in the planned project deployment can be caused by additional factors, including reductions in capital availability due to declines in the local economy, currency fluctuations, priority changes in the government's budget and delays in receiving government approval for deployment of the UMC system in the local loop. The Company's expenditures for research and development, marketing and sales, and general and administrative functions are based in part on future revenue projections and in the near term are relatively fixed. The Company may be unable to adjust spending in a timely manner in response to any unanticipated declines in revenues. Accordingly, any significant decline in demand for the UMC system relative to planned levels could have a material adverse effect on the Company's business, financial condition and results of operations in that quarter or subsequent quarters. All of the above factors are difficult to forecast, and these or other factors could materially adversely affect the Company's business, financial condition and results of operations. As a result, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in the Company's operating results may cause volatility in the price of the Company's Common Stock. Further, it is likely that in some future quarter the Company's revenues or operating results will be below the expectations of public market analysts or investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected.

    The Company's customers normally install the equipment in outdoor locations. Shipments of the UMC system are subject to the effects of seasonality, with fewer installation projects scheduled for the winter months. Accordingly, the Company believes that over time this seasonality will cause its revenues in the quarter ended March 31 to be lower than revenues in the preceding quarter ended December 31. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

    DEPENDENCE ON TELECOMMUNICATIONS INDUSTRY AND SMALL LINE-SIZE MARKET. The Company's customers are concentrated in the public carrier telecommunications industry. Accordingly, the Company's future success depends upon the capital spending patterns of such customers and the continued demand by such customers for the UMC system. The target markets for the UMC system are the small line-size markets of the United States and developing countries. Historically, these markets have had little access to the advanced services that can be made available through the UMC system and, accordingly, there can be no assurance that potential customers will consider the near term value of these advanced services to be sufficient to influence their purchase decisions. Furthermore, there can be no assurance that the UMC system will find widespread acceptance among the telephone companies and other potential customers in small line-size markets or that such customers and potential customers will not adopt alternative architectures or technologies that are incompatible with the UMC technology, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that telephone companies, foreign governments or other customers will pursue infrastructure upgrades that will necessitate the implementation of advanced products such as the UMC system. Infrastructure improvements requiring the Company's or similar technology may be delayed or prevented by a variety of factors, including cost, regulatory obstacles, the lack of consumer demand for advanced telecommunications services and alternative approaches to service delivery. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Markets and Customers" and "-- Competition."

    CONCENTRATED PRODUCT LINE, NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE. The Company currently derives substantially all of its revenues from the UMC system and expects that this concentration will continue in the foreseeable future. As a result, any decrease in the overall level of sales of, or the prices for, the UMC system due to product enhancements, introductions or announcements by the Company's competitors, a decline in the demand for the UMC system, product obsolescence or any other reason could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The telecommunications equipment market is characterized by rapidly changing technology, evolving industry standards, changes in end-user requirements, and frequent new product introductions and enhancements. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. The Company's success will depend upon its ability to enhance the UMC technology and to develop and introduce, on a timely basis, new products that keep pace with technological developments and emerging industry standards and address changing customer requirements in a cost-effective manner. There can be no assurance that the Company will be successful in identifying, developing, manufacturing, and marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Furthermore, from time to time, the Company may announce new products or product enhancements, services or technologies that have the potential to replace or shorten the life cycle of the UMC system and that may cause customers to defer purchasing the UMC system. There can be no assurance that future technological advances in the telecommunications industry will not diminish market acceptance of the UMC system or render the UMC system obsolete and, thereby, materially adversely affect the Company's business, financial condition and results of operations.

    The Company has experienced delays in completing development and introduction of new products, product variations and features, and there can be no assurance that such delays will not continue or recur in the future.
Furthermore, the UMC system contains a significant amount of complex software that may contain undetected or unresolved errors as products are introduced or as new versions are released. The Company has in the past discovered software errors in certain UMC system installations. There can be no assurance that, despite significant testing by the Company, software errors will not be found in new enhancements of the UMC system after commencement of shipments, resulting in delays in or loss of market acceptance, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition" and "-- Research and Product Development."

    DEPENDENCE ON SOLE-SOURCE AND OTHER KEY SUPPLIERS. Certain components used in the Company's products, including the Company's proprietary application specific integrated circuits ("ASICs"), codecs, certain surface mount technology components and other components, are only available from a single source or limited number of suppliers. Some of the Company's sole-source suppliers are companies which from time to time allocate parts to telephone equipment manufacturers due to market demand for telecommunications equipment. Many of the Company's competitors are much larger and may be able to obtain priority allocations from these shared suppliers, thereby limiting or making unreliable the sources of supply for these components. The Company encountered supply delays for codecs in the second quarter of 1994 which resulted in delayed shipments of the UMC system, and there can be no assurance that similar shortages will not occur in the future or will not result in the Company having to pay a higher price for components. If the Company is unable to obtain sufficient quantities of these or any other components, delays or reductions in manufacturing or product shipments could occur which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

    DEPENDENCE ON LIMITED NUMBER OF THIRD PARTY MANUFACTURERS AND SUPPORT ORGANIZATIONS. The Company relies on a limited number of independent contractors that manufacture the subassemblies to the Company's specifications for use in the Company's products. In particular, the Company relies on: (i) Flextronics International Ltd. and Tanon Manufacturing, Inc. (a division of Electronic Associates, Inc.) to manufacture the Company's printed circuit board assemblies; (ii) Paragon, Inc. to manufacture backplanes and channel bank assemblies and (iii) Sonoma Metal Products, Inc. and Cowden Metal San Jose, Inc. to manufacture the outside cabinets. In the event that the Company's subcontractors were to experience financial, operational, production, or quality assurance difficulties that resulted in a reduction or interruption in supply to the Company or otherwise failed to meet the Company's manufacturing requirements, the Company's business, financial condition and results of operations would be adversely affected until the Company established sufficient manufacturing supply from alternative sources. There can be no assurance that the Company's current or alternative manufacturers will be able to meet the Company's future requirements or that such manufacturing services will continue to be available to the Company at favorable prices, or at all. See "Business -- Manufacturing."

    The Company also relies on Point-to-Point Communications, Inc. ("Point-to-Point"), a third-party support organization, to provide first-line technical assistance and post-sales support to AFC customers. There can be no assurance that Point-to-Point will be able to provide the level of customer support demanded by the Company's existing or potential customers. See "Business -- Sales, Marketing and Customer Support."

    COMPETITION. The market for equipment for local telecommunications networks is extremely competitive. The Company's competitors range from small companies, both domestic and international, to large multinational corporations. The Company's competitors include Alcatel Alsthom Compagnie Generale d'Electricite, DSC, ECI Telecom, Inc., E/O Networks, Fujitsu America, Inc., Hitron Technology, Inc., Lucent Technologies, Inc., NEC America, Inc., Northern Telecom Ltd., Opnet Technologies Co. Ltd., RELTEC Corporation, Seiscor Technologies Inc., Siemens Corporation, Teledata Communications Ltd. and Vidar-SMS Co. Ltd. Many of these competitors have more extensive financial, marketing and technical resources than the Company and enjoy superior name recognition in the market. In addition, the Company has entered into agreements with the Industrial Technology Research Institute ("ITRI") to jointly develop products based on the UMC system. ITRI is a Taiwanese government-sponsored research and development organization in the telecommunications field. Such agreements grant ITRI and certain of its member companies certain rights to manufacture and sell the European Telecommunications Standards Institute ("ETSI") version of the UMC system outside of North America. Such entities currently compete with the Company in international markets, primarily in China. In addition, upon termination of the agreements with

ITRI in 2002, ITRI will have a worldwide, non-exclusive, royalty-free, irrevocable license to use the ETSI version of the UMC technology and, consequently, such member companies will be able to compete with the Company worldwide at such time. There is an ongoing dispute subject to litigation between the Company and ITRI and such member companies as to, among other things, whether ITRI possesses the right to grant such rights to manufacture and sell the ETSI version of the UMC system to new member companies and whether AFC has terminated or may terminate such agreements and the rights, if any, of the member companies thereunder. Depending on the outcome of this dispute, the Company may face competition from new member companies for the ETSI version of the UMC system. Such companies may possess substantially greater financial, marketing and technical resources than the Company. The Company may also face competition from new market entrants. There can be no assurance that the Company will be able to compete successfully in the future. See "Business -- Competition," "-- Proprietary Rights and Licenses" and "-- Legal Proceedings."


    RISKS ASSOCIATED WITH PENDING LITIGATION. The Company is a party to certain legal proceedings including the litigation between the Company and ITRI and certain of its member companies arising primarily out of a dispute regarding the payment of royalties and the supply of ASICS under the agreements between the Company and ITRI. The Company is unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of these proceedings. Regardless of the ultimate outcome of these proceedings, they could result in significant diversion of time by the Company's management. After consideration of the nature of the claims and the facts relating to these proceedings, the Company believes that the resolution of these proceedings will not have a material adverse effect on the Company's business, financial condition and results of operations; however, the results of these proceedings, including any potential settlements, are uncertain and there can be no assurance to that effect. See "Business -- Competition" and "-- Legal Proceedings."

    LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISK OF THIRD-PARTY CLAIMS OF INFRINGEMENT. The Company attempts to protect its technology through a combination of copyrights, trade secret laws and contractual obligations. The Company does not presently hold any patents for its existing products and has no patent applications pending. There can be no assurance that the Company's intellectual property protection measures will be sufficient to prevent misappropriation of the Company's technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of many foreign countries do not protect the Company's intellectual property rights to the same extent as the laws of the United States. The failure of the Company to protect its proprietary information could have a material adverse effect on the Company's business, financial condition and results of operations.

    The increasing dependence of the telecommunications industry on proprietary technology has resulted in frequent litigation based on allegations of the infringement of patents and other intellectual property. The Company recently settled litigation with DSC under which DSC had claimed proprietary rights to the UMC technology. See "Business -- Legal Proceedings." In the future the Company may be subject to additional litigation to defend against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. Future litigation also may be necessary to enforce and protect trade secrets and other intellectual property rights owned by the Company. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties, or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms. See "Business -- Proprietary Rights and Licenses."

    RISK OF FAILURE TO MANAGE EXPANDING OPERATIONS. The Company has recently experienced a period of rapid growth, which has placed and could continue to place, a significant strain on the Company's management, operational, financial and other resources. The members of the Company's management team have limited experience in the management of rapidly growing companies. To effectively manage the recent growth as well as any future growth, the Company will need to recruit, train, assimilate, motivate and retain qualified managers and employees. Management of future growth, if such growth occurs, may require the Company to implement expanded or new management and accounting systems. Information systems expansion or replacement can be a complex, costly and time-consuming process, and there can be no assurance that any such activities can be accomplished without disruption of the Company's business. Any business disruption or other system transition difficulties could have a material adverse effect on the Company's business, financial condition and results of operations. The failure of the Company to effectively manage its domestic and international operations or any current or future growth could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's results of operations will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from any expansion. See "Business -- Employees" and "Management -- Executive Officers, Key Employees and Directors."

    CUSTOMER CONCENTRATION. Approximately 15.7% and 15.6% of the Company's revenues in 1995 and the first six months of 1996, respectively, were derived from sales to ALLTEL Supply, Inc. In 1995 and the six months ended June 30, 1996, the Company's five largest customers accounted for approximately 37% of revenues. Although the Company's largest customers have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. None of the Company's customers has entered into an agreement requiring it to purchase a minimum amount of product from the Company. There can be no assurance that the Company's principal customers will continue to purchase product from the Company at current levels, if at all. The loss of one or more major customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Markets and Customers."

    RISKS ASSOCIATED WITH INTERNATIONAL MARKETS. International sales constituted 13.2% and 12.6% of the Company's total revenues in 1995 and the six months ended June 30, 1996, respectively. International sales have fluctuated in absolute dollars and as a percentage of revenues, and are expected to continue to fluctuate in future periods. The Company relies on a number of third-party distributors and agents to market and sell the UMC system outside of North America. There can be no assurance that such distributors or agents will provide the support and effort necessary to service international markets effectively. The Company intends to expand its existing international operations and enter new international markets, which will demand significant management attention and financial commitment. The Company's management has limited experience in international operations, and there can be no assurance that the Company will successfully expand its international operations. In addition, a successful expansion by the Company of its international operations and sales in certain markets may depend on the Company's ability to establish and maintain productive strategic relationships. To date, the Company has formed three joint ventures to pursue international markets, two of which have been or are in the process of being terminated or liquidated due to differences with the joint venture partners. There can be no assurance that the Company will be able to identify suitable parties for joint ventures or strategic relationships or, even if such parties are identified, that successful joint ventures or strategic relationships will result. Moreover, there can be no assurance that the Company will be able to increase international sales of the UMC system through strategic relationships or joint ventures. The failure to do so could significantly limit the Company's ability to expand its international operations and could have a material adverse effect on the Company's business, financial condition and results of operations.

    International telephone companies are in many cases owned or strictly regulated by local regulatory authorities. Access to such markets is often difficult due to the established relationships between a government owned or controlled telephone company and its traditional indigenous suppliers of telecommunications equipment. In addition, the Company's bids for business in certain international markets typically will require the Company to post bid and performance bonds and to incur contract penalties should the company fail to meet production and delivery time schedules on large orders. The failure of the Company to meet these schedules could result in the loss of collateral posted for the bonds or financial penalties which could adversely affect the Company's business, financial condition and results of operations.

    The Company's international sales currently are primarily U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products less competitive in international markets. For example, increases in the value of the U.S. dollar relative to the Mexican peso in late 1994 resulted in a significant decrease in sales of the UMC system to Telefonos de Mexico for 1995. Furthermore, operating in international markets subjects the Company to certain additional risks, including unexpected changes in regulatory requirements, political and economic conditions, tariffs or other barriers, difficulties in staffing and managing international operations, exchange rate fluctuations, potential exchange and repatriation controls on foreign earnings, potentially negative tax consequences, longer sales and payment cycles and difficulty in accounts receivable collection. In addition, any inability to obtain local regulatory approval could delay or prevent entrance into international markets, which could materially impact the Company's business, financial condition and results of operations. In order to compete in international markets, the Company will need to comply with various regulations and standards. See "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business -- Markets and Customers" and "-- Sales, Marketing and Customer Support."

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon a number of key technical and management employees. In particular, the Company's success depends in large part on the knowledge, expertise and services of its co-founders: Donald Green, Chairman of the Board and Chief Executive Officer; James T. Hoeck, Vice President, Advanced Development; and John W. Webley, Vice President, Advanced Development. The loss of the services of any of these persons or other key employees of the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not have employment agreements with, or key person life insurance for, any of its employees. Competition for highly qualified employees is intense and the process of locating key technical and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. There can be no assurance that the Company will be successful in retaining its existing key personnel or in attracting and retaining the additional employees it may require. See "Management."


    COMPLIANCE WITH REGULATIONS AND INDUSTRY STANDARDS. The UMC system is required to comply with a large number of voice and data regulations and standards, which vary between domestic and international markets, and may vary by the specific international market into which the Company sells its products. The standards in the United States are determined by the Federal Communications Commission ("FCC"), by Underwriters Laboratories, by independent telephone companies and by Bell Communications Research ("Bellcore"). In international markets, the Company's products must comply with recommendations issued by the Consultative Committee on International Telegraph and Telephony and with requirements established by the individual regional carriers which specify how equipment that is connected to their local networks must operate. In addition, the Company's products must comply with standards issued by the European Telecommunications Standards Institute. These standards are implemented and enforced by the Telecommunications Regulatory Authority of each European nation. Standards for new services continue to evolve, and the Company will be required to modify its products or develop and support new versions of its products to meet these standards. The failure of the Company's products to comply, or delays in meeting compliance, with the evolving standards both in its domestic and international markets could have a material adverse affect on the Company's business, financial condition and results of operations.



    In addition, the Company will need to ensure that its products are easily integrated with the carriers' network management systems. The Regional Bell Operating Companies ("RBOCs"), which represent a large segment of the U.S. telecommunications market, in many cases require that equipment integrated into their networks be tested by Bellcore, indicating that the products are interoperable with the operations, administration, maintenance and provisioning systems used by the RBOCs to manage their networks. Bellcore testing requires significant investments in resources to achieve compliance. The UMC system recently completed a Bellcore technical audit and was found to meet applicable requirements. The failure to maintain such compliance or to obtain it on new features released in the future could have a material adverse affect on the Company's business, financial condition and results of operations.

    The Company has not received ISO certification, which certifies that design and manufacturing processes adhere to certain established standards. Many telecommunications service providers, particularly in international markets, will not purchase products from suppliers that have not received ISO certification. Accordingly, until it is able to obtain ISO certification, the Company may be precluded from selling its products to these service providers and its ability to compete with other suppliers of communications equipment may be adversely affected. The Company intends to initiate the formal process of applying for ISO-9001 certification during the first quarter of 1997. ISO-9001 addresses quality assurance in design, development, production, installation and service. There can be no assurance as to when or if the Company will receive such certification. The failure to obtain such certification may preclude the Company from selling the UMC system in certain markets.

    The U.S. Congress recently passed new regulations that affect telecommunications services, including changes to pricing, access by competitive suppliers and many other broad changes to the data and telecommunications networks and services. These changes will have a major impact on the pricing of existing services, and may affect the deployment of future services. These changes could cause greater consolidation in the telecommunications industry, which in turn could disrupt existing customer relationships and have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any regulatory changes will not have a material adverse effect on the demand for the UMC system. Uncertainty regarding future policies combined with emerging new competition may also affect the demand for telecommunications products such as the UMC system. See "Business -- Compliance with Regulatory and Industry Standards."

    RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS. An important element of the Company's strategy is to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities or that may otherwise offer growth opportunities. While the Company has no current agreements or negotiations underway with respect to any such acquisitions, the Company recently acquired a partner's interest in one of its joint ventures and may make additional acquisitions of businesses, products or technologies in the future. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, financial condition and results of operations and/or the price of the Company's Common Stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. The Company's management has no experience in assimilating acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

    MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS. The Company has designated only limited specific uses for the net proceeds from the sale of Common Stock described in this Prospectus. The Company expects to use approximately $14.8 million of the net proceeds to repay indebtedness and the remainder for general corporate purposes, including working capital. Consequently, the Board of Directors and management of the Company will have broad discretion in allocating a significant portion of the net proceeds of this offering. See "Use of Proceeds."

    CONTROL OF THE COMPANY; ANTI-TAKEOVER EFFECTS. Immediately after this offering, officers, directors and their affiliates will beneficially own approximately 35.4% of the Company's outstanding Common Stock (34.6% if the Underwriters' over-allotment option is exercised in full). Due to this ownership position, these stockholders will be able to significantly influence the affairs and policies of the Company, the election of directors and the approval or disapproval of matters submitted to a vote of stockholders. Furthermore, these stockholders may have conflicts of interest with other stockholders with respect to the affairs and policies of the Company. The Company is also subject to certain provisions of Delaware law which could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the

Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's certificate of incorporation and bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Company's Board of Directors is classified into three classes of directors serving staggered, three-year terms and has the authority, without action by the Company's stockholders, to fix the rights and preferences and issue shares of the Preferred Stock, and to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The Company's certificate of incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of capital stock entitled to vote. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office. Further, the Company's certificate of incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class. These provisions, and certain other provisions of the certificate of incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, together with the ownership position of the officers, directors and their affiliates, could have the effect of delaying or preventing a tender offer for the Company's Common Stock or other changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."


    ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that, following this offering, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price was determined by negotiations between the Company and the Underwriters and will not necessarily reflect the market price of the Common Stock after the offering. See "Underwriters." The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of new products and innovations by the Company or its competitors, general conditions in the telecommunications equipment industry and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Stock.



    IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution of $20.51 per share. To the extent outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."


    SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated or the Company, as the case may be. However, Morgan Stanley & Co. Incorporated may, or the Company may with the consent of Morgan Stanley & Co. Incorporated in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of these restrictions, based on shares outstanding and options granted as of June 30, 1996, the following shares of Common Stock will be eligible for future sale. On the date of this Prospectus, no shares other than the 4,500,000 shares offered hereby will be eligible for sale. Beginning 180 days after the date of this Prospectus, an additional 19,403,743 shares will become eligible for sale in the public market upon expiration of lock-up agreements, subject to compliance with the provisions of Rule 144 adopted under the Securities Act. In addition, at various times after 180 days after the date of this Prospectus, an additional 5,383,204 shares will become eligible for sale in the public market upon expiration of their respective two-year holding periods, subject to certain volume and resale restrictions set forth in Rule 144. In addition, the Company expects to file a registration statement on Form S-8 with the Securities and Exchange Commission (the "Commission")
shortly after this offering to register 8,675,676 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan and 1996 Stock Incentive Plan. Of such shares, 4,076,918 shares subject to stock options outstanding under the 1996 Stock Incentive Plan are subject to lock-up agreements and will be eligible for sale upon expiration of such lock-up agreements 180 days after the date of this Prospectus. In addition, the Company has agreed to restrict the transfer of the remaining 3,098,758 shares that are issued pursuant to exercise of options granted under the 1996 Stock Incentive Plan for a period of 180 days after the date of this Prospectus. The remaining 1,500,000 shares subject to options under the Employee Stock Purchase Plan will be eligible for sale upon exercise and upon filing of the registration statement. As of June 30, 1996 there were outstanding warrants to purchase 5,135,080 shares of Common Stock. These warrants contain net exercise provisions. Accordingly, any shares issued upon net exercise will be eligible for sale immediately upon expiration of lock-up agreements pursuant to Rule 144. In addition, the holders of approximately 20,679,023 shares of Common Stock and warrants to purchase approximately 5,135,080 shares of Common Stock have certain rights to require the Company to register those shares under the Securities Act. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriters."

                                  THE COMPANY

    Advanced Fibre Communications, Inc. ("AFC" or the "Company") designs, develops, manufactures, markets and supports the Universal Modular Carrier 1000-TM- (the "UMC" system), a cost-effective, multi-feature digital loop carrier system developed to serve small line-size markets. The Company's UMC system is designed to enable telephone companies, cable companies and other service providers to connect subscribers to the central office switch for voice and data communications over copper wire, fiber optic cable, coaxial cable and analog radio networks. The Company believes that the UMC system is the only digital loop carrier that can operate simultaneously over a variety of transmission media. The UMC system meets the service needs of domestic and international subscribers, including plain old telephone service ("POTS"), universal voice grade service ("UVG") and high speed digital data service. ISDN capability is currently in beta testing, and the Company believes the UMC system will be capable of providing asynchronous and synchronous data channel service ("ADU" and "SDU") in the near future. Through a relationship with Tellabs Operations, Inc. ("Tellabs"), AFC has developed the capability to deliver these same services over cable TV networks.

    Although urban markets have experienced the greatest initial demand for additional lines and high-speed telecommunications services, the Company believes that demand for these services is increasing in rural and suburban markets as well. The Company also believes, however, that telecommunications service providers in suburban and rural markets generally do not have the resources to completely replace existing copper networks and therefore must upgrade to fiber in incremental steps. These incremental infrastructure upgrades result in hybrid networks containing both copper and fiber transmission lines. In addition, worldwide demand for POTS and, to a lesser extent, high speed telecommunications services, is creating the need for significant infrastructure investments to increase the effective capacity of existing copper, replace deteriorating copper and provide services in new areas. As telecommunications service providers upgrade to fiber technology, deploy new networks and plan for future subscriber services, they must determine how to ensure a seamless, cost-effective connection between copper and fiber facilities within the local loop.

    The UMC system is easily scalable from six to 672 lines through the addition of plug-in components. Utilizing a single platform and a variety of line cards supporting specific services, the UMC system is capable of providing a range of voice and data services. In addition, the UMC system can be installed in a variety of network configurations to support the varying geographic distribution of subscriber bases. The Company has designed the UMC system to require a minimum number of common control units to support transmission over a variety of media and the delivery of more advanced services and features by telephone companies. Thus, the UMC system offers a cost-effective solution to the small line-size market with a wide variety of features and advanced services.

    The UMC system has been sold to more than 350 independent telephone companies in the United States, is being initially deployed by Ameritech and GTE, and is in laboratory or field trials at the following RBOCs: Pacific Bell, BellSouth and U.S. West. The Company has also sold the UMC system to telephone companies in France, Hong Kong, Canada, Mexico, the Netherlands Antilles, the Dominican Republic and China. The UMC system is distributed and serviced worldwide through a direct sales force in the United States and through distributors and agents in international markets.

    The Company was incorporated in California in May 1992 and reincorporated in Delaware in September 1995. The Company's principal executive offices are located at 1445 McDowell Boulevard North, Petaluma, California 94954, and the telephone number at that address is (707) 794-7700.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 4,500,000 shares of Common Stock offered by the Company hereby will be approximately $103.4 million ($119.1 million if the over-allotment option granted to the Underwriters by the Company is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses. A portion of the net proceeds will be used (i) to repay the outstanding balance on the Company's revolving line of credit (approximately $7.7 million as of the date of this Prospectus), which expires in November 1996 and bears interest at the prime rate plus 0.50% per annum and (ii) to repay the outstanding balance on the Company's term loan (approximately $7.1 million), which is due in January 1997, bears interest at 5.75% per annum and requires compensating balances totaling $4.0 million. The funds borrowed under the revolving line of credit were used for working capital purposes, and the funds borrowed under the term loan were used to pay in full all cash amounts owed to DSC under the settlement agreement entered into in June 1996. See "Business -- Legal Proceedings" and Note 9 of Notes to Consolidated
Financial Statements. The Company expects to use the remaining proceeds for general corporate purposes, including the funding of working capital requirements. Pending such uses, the Company will invest the net proceeds of this offering in investment-grade, interest-bearing securities.


    From time to time, the Company may evaluate opportunities to enter into new strategic relationships, joint ventures, potential acquisitions or other similar transactions and may use a portion of the proceeds to enter into such transactions. There are no present understandings or agreements with respect to any such transaction, and there can be no assurance that the Company will enter into any such arrangements.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all of its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's revolving line of credit agreement requires the prior consent of the bank before payment of dividends by the Company.

                                 CAPITALIZATION


    The following table sets forth the short-term bank borrowings and capitalization of the Company (i) at June 30, 1996, (ii) on a pro forma basis to give effect to the July 1996 increase in short-term bank borrowings to pay the DSC settlement and the conversion of all outstanding shares of Preferred Stock into Common Stock and the authorization of 5,000,000 shares of undesignated Preferred Stock upon the closing of this offering, and (iii) such pro forma data as adjusted to give effect to the sale by the Company of 4,500,000 shares of Common Stock (after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom.



                                                                                         JUNE 30, 1996
                                                                              ------------------------------------
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------
                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term bank borrowings (1)..............................................  $    9,700   $  16,806    $  --
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------
Redeemable Convertible Preferred Stock, $.01 par value; actual -- 35,565,816 shares authorized, 17,231,204 shares issued and outstanding; pro forma and
 as adjusted -- no shares authorized, issued and outstanding (2)............  $   39,317   $  --        $  --
                                                                              ----------  -----------  -----------
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value; actual -- no shares authorized, issued and outstanding; pro forma and as adjusted -- 5,000,000 shares
   authorized, no shares issued and outstanding.............................      --          --           --
  Common Stock, $.01 par value; actual -- 84,654,184 shares authorized,
   6,069,484 shares issued and outstanding; pro forma -- 100,000,000 shares authorized, 24,786,947 shares issued and outstanding; as adjusted --
   29,286,947 shares issued
   and outstanding (3)......................................................          61         248          293
Additional paid-in capital..................................................       6,806      45,936      149,316
Notes receivable from stockholders..........................................        (176)       (176)        (176)
Accumulated deficit.........................................................     (14,932)    (14,932)     (14,932)
                                                                              ----------  -----------  -----------
  Total stockholders' equity (deficit)......................................      (8,241)     31,076      134,501
                                                                              ----------  -----------  -----------
      Total capitalization..................................................  $   31,076   $  31,076    $ 134,501
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------


---------
(1) Pro forma short-term bank borrowings does not give effect to the repayment by the Company in August 1996 of $2.0 million of outstanding indebtedness under the Company's revolving bank line.

(2) See Note 8 of Notes to Consolidated Financial Statements.

(3) Excludes 7,175,676 shares of Common Stock reserved for issuance under the Company's stock option plans, under which options to purchase 4,076,918 shares were outstanding as of June 30, 1996, and 1,500,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. Also excludes 5,135,080 shares of Common Stock reserved for issuance pursuant to the exercise of warrants outstanding as of June 30, 1996. See ``Management -- Stock Incentive Plan," `` -- Employee Stock Purchase Plan," ``Certain Transactions" and ``Description of Capital Stock."

                                    DILUTION


    The pro forma net tangible book value of the Company as of June 30, 1996 (after giving effect to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock) would have been $28.2 million, or $1.14 per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the total number of shares of Common Stock outstanding (assuming the automatic conversion upon the closing of this offering of all outstanding shares of Preferred Stock into shares of Common Stock). After giving effect to the sale of 4,500,000 shares of Common Stock offered by the Company hereby (after deducting underwriting discounts and commissions and estimated offering expenses), and the receipt of the estimated net proceeds therefrom, the as adjusted net tangible book value of the Company as of June 30, 1996 would have been $131.6 million, or $4.49 per share. This represents an immediate increase in the net tangible book value of $3.35 per share to the existing stockholders and an immediate dilution of $20.51 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:



Initial public offering price per share.............................             $   25.00
  Pro forma net tangible book value per share as of June 30, 1996...  $    1.14
  Increase per share attributable to new investors..................       3.35
                                                                      ---------
As adjusted net tangible book value per share after the offering....                  4.49
                                                                                 ---------
Dilution per share to new investors.................................             $   20.51
                                                                                 ---------
                                                                                 ---------



    The following table summarizes on a pro forma basis, as of June 30, 1996, the number of shares of Common Stock purchased from the Company (assuming the automatic conversion upon the closing of this offering of all outstanding shares of Preferred Stock into shares of Common Stock), the total consideration paid to the Company and the average price per share paid by existing stockholders and by the investors purchasing shares of Common Stock in this offering (before deducting estimated underwriting discounts and commissions and estimated offering expenses):



                                                     SHARES PURCHASED           TOTAL CONSIDERATION
                                                 -------------------------  ---------------------------    PER SHARE
                                                    NUMBER       PERCENT        AMOUNT        PERCENT    AVERAGE PRICE
                                                 ------------  -----------  --------------  -----------  -------------

Existing stockholders..........................    24,786,947       84.6%   $   50,103,000       30.8%     $    2.02
New stockholders...............................     4,500,000       15.4       112,500,000       69.2          25.00
                                                 ------------      -----    --------------      -----
Total..........................................    29,286,947      100.0%   $  162,603,000      100.0%
                                                 ------------      -----    --------------      -----
                                                 ------------      -----    --------------      -----


    The foregoing analysis is based on the number of shares outstanding as of June 30, 1996, and excludes 7,175,676 shares of Common Stock reserved for issuance under the Company's stock option plans, under which options to purchase 4,076,918 shares were outstanding as of June 30, 1996, and 1,500,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. The analysis also excludes 5,135,080 shares of Common Stock reserved for issuance pursuant to the exercise of warrants outstanding as of June 30, 1996. See ``Management -- Stock Incentive Plan," ``-- Employee Stock Purchase Plan," ``Certain Transactions" and ``Description of Capital Stock." To the extent that options and warrants are exercised in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto and the discussion under ``Management's Discussion and Analysis of
Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1993, 1994 and 1995 and consolidated balance sheet data as of December 31, 1994 and 1995 are derived from financial statements, which have been audited by KPMG Peat Marwick LLP, independent auditors, included elsewhere in this Prospectus. The balance sheet data as of December 31, 1993 have been derived from audited financial statements not included in this Prospectus. The consolidated statement of operations data for the period from May 29, 1992 to December 31, 1992 and balance sheet data as of December 31, 1992 have been derived from unaudited financial statements that are not contained herein but which reflect, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation thereof. The statement of operations data for the six months ended June 30, 1995 and 1996 and the actual and pro forma balance sheet data as of June 30, 1996 have been derived from unaudited interim financial statements contained elsewhere herein and reflect, in management's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. These historical results are not necessarily indicative of the results to be expected in the future.

                                                         INCEPTION (MAY
                                                          29, 1992) TO                                       SIX MONTHS ENDED
                                                          DECEMBER 31,        YEAR ENDED DECEMBER 31,            JUNE 30,
                                                         ---------------  -------------------------------  --------------------
                                                              1992          1993       1994       1995       1995     1996 (1)
                                                         ---------------  ---------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...............................................     $     275     $     620  $  18,802  $  54,287  $  19,245  $  53,772
Cost of revenues.......................................            38         2,574     14,124     33,469     11,921     31,058
                                                                -----     ---------  ---------  ---------  ---------  ---------
  Gross profit (loss)..................................           237        (1,954)     4,678     20,818      7,324     22,714
                                                                -----     ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.............................           622         2,044      2,867      5,730      2,264      5,894
  Selling, general and administrative..................           266         2,509      5,051      9,660      3,962      7,901
  DSC litigation costs.................................        --               784      4,551      1,623        750     18,947
                                                                -----     ---------  ---------  ---------  ---------  ---------
    Total operating expenses...........................           888         5,337     12,469     17,013      6,976     32,742
                                                                -----     ---------  ---------  ---------  ---------  ---------
Operating income (loss)................................          (651)       (7,291)    (7,791)     3,805        348    (10,028)
Equity in loss of joint venture........................        --            --         --         (1,516)      (542)      (167)
Other income (expense), net............................           (25)       --             26        149         41         66
                                                                -----     ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes......................          (676)       (7,291)    (7,765)     2,438       (153)   (10,129)
Income taxes (benefit).................................        --            --         --             97          2     (8,588)
                                                                -----     ---------  ---------  ---------  ---------  ---------
Net income (loss)......................................     $    (676)    $  (7,291) $  (7,765) $   2,341  $    (155) $  (1,541)
                                                                -----     ---------  ---------  ---------  ---------  ---------
                                                                -----     ---------  ---------  ---------  ---------  ---------
Pro forma net income (loss) per share (2)..............                                         $    0.09  $   (0.01) $   (0.06)
                                                                                                ---------  ---------  ---------
                                                                                                ---------  ---------  ---------
Shares used in per share computations (2)..............                                            27,329     23,800     24,711

                                                                                                              JUNE 30, 1996
                                                                          DECEMBER 31,                    ----------------------
                                                        ------------------------------------------------                 PRO
                                                             1992          1993       1994       1995      ACTUAL     FORMA (3)
                                                        ---------------  ---------  ---------  ---------  ---------  -----------
                                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................     $  --         $     450  $   3,858  $  11,118  $  10,885      10,885
Working capital.......................................            77           466      6,809     18,770     23,720      23,720
Total assets..........................................           458         3,787     14,884     36,680     67,299      67,299
Redeemable convertible preferred stock................        --             9,152     23,546     37,777     39,317      --
Total stockholders' equity (deficit)..................          (661)       (7,952)   (15,706)   (15,765)    (8,241)     31,076

------------
(1) Includes a charge of $15.8 million in the quarter ended June 30, 1996 to reflect a cash payment of $3.0 million paid in June 1996, additional cash payments of $8.5 million (subject to reduction to present value in the event of prepayment) payable through 2001 and the issuance of 719,424 shares of Common Stock to DSC in settlement of outstanding litigation. See ``Business -- Legal Proceedings." Without this charge, operating income for the six months ended June 30, 1996 would have been $5.8 million.

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net income (loss) per share.

(3) Gives effect to the conversion of all outstanding shares of Preferred Stock into Common Stock, which will occur automatically upon the completion of the offering. See Notes 7 and 9 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER ``RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    AFC designs, develops, manufactures, markets and supports the UMC system, a cost-effective, multi-feature digital loop carrier system developed to serve small line-size markets. The Company's UMC system is designed to enable telephone companies, cable companies and other service providers to connect subscribers to the central office switch for voice and data communications over copper, fiber, coaxial cable and analog radio networks. The Company was incorporated in May 1992 and was in the initial startup and development phase through December 1993. The Company began shipping the UMC in January 1994 and, accordingly, has a limited operating history.

    The Company has incurred substantial expenditures related to the development, manufacturing startup and marketing of the UMC system. As a result of these expenditures, combined with $25.9 million of expenses and settlement amounts recorded in connection with certain litigation with DSC which was settled in June 1996, the Company had an accumulated deficit of $14.9 million as of June 30, 1996. Although the Company first achieved profitability in the second quarter of 1995, it recorded a net loss in the second quarter of 1996 due to charges associated with the settlement of litigation with DSC, and there can be no assurance that the Company will sustain or increase its profitability in the future.

    The Company currently derives substantially all of its revenues from the UMC system and expects that this concentration will continue in the foreseeable future. As a result, any decrease in the overall level of sales of, or the prices for, the UMC system due to product enhancements, introductions or announcements by the Company's competitors, a decline in the demand for the UMC system, product obsolescence or any other reason would have a material adverse effect on the Company's business, financial condition and results of operations. The Company derives a minor amount of revenue from license fees generated from the Company's various strategic relationships. Support revenues have been negligible since most systems shipped to date remain under the Company's initial two-year product warranty period.

    The Company sells its products worldwide, primarily through its direct sales force in the domestic market, and through distributors and agents in international markets. In April 1994, the Company and a third party entered into a joint venture, pursuant to which a Hong Kong-based subsidiary was formed, 49% of which was owned by the Company and the remaining 51% of which was owned by the third party. In April 1996, the Company acquired the third party's interest in the subsidiary. As a result of this acquisition, the Company began consolidating the results of the Hong Kong-based subsidiary's and of a China-based joint venture, 60% of which is owned by the subsidiary and 40% of which is owned by the joint venture partner. The change in accounting from the equity method to consolidation did not have a material impact on the Company's financial condition and results of operations. In August 1996, the Company and the joint venture partner agreed to liquidate the joint venture. The liquidation is expected to occur over the remainder of 1996 and is not expected to have a material impact on the Company's financial condition and results of operations. See Note 2 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in the Company's consolidated statements of operations:

                                                                                                   SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,             JUNE 30,
                                                               -------------------------------  ----------------------
                                                                 1993       1994       1995       1995      1996 (1)
                                                               ---------  ---------  ---------  ---------  -----------

Revenues.....................................................      100.0%     100.0%     100.0%     100.0%      100.0%
Cost of revenues.............................................      415.2       75.1       61.7       61.9        57.8
                                                               ---------  ---------  ---------  ---------       -----
  Gross profit (loss)........................................     (315.2)      24.9       38.3       38.1        42.2
                                                               ---------  ---------  ---------  ---------       -----
Operating expenses:
  Research and development...................................      329.7       15.2       10.6       11.8        11.0
  Selling, general and administrative........................      404.7       26.9       17.8       20.6        14.7
  DSC litigation costs.......................................      126.4       24.2        3.0        3.9        35.2
                                                               ---------  ---------  ---------  ---------       -----
    Total operating expenses.................................      860.8       66.3       31.3       36.2        60.9
                                                               ---------  ---------  ---------  ---------       -----
Operating income (loss)......................................   (1,176.0)     (41.4)       7.0        1.8       (18.6)
Equity in loss of joint venture..............................     --         --           (2.8)      (2.8)       (0.3)
Other income, net............................................     --            0.1        0.3        0.2         0.1
                                                               ---------  ---------  ---------  ---------       -----
Income (loss) before income taxes............................   (1,176.0)     (41.3)       4.5       (0.8)      (18.8)
Income taxes (benefit).......................................     --         --            0.2     --           (16.0)
                                                               ---------  ---------  ---------  ---------       -----
Net income (loss)............................................   (1,176.0)%     (41.3)%       4.3%      (0.8)%       (2.9)%
                                                               ---------  ---------  ---------  ---------       -----
                                                               ---------  ---------  ---------  ---------       -----

------------
(1) Includes a charge of $15.8 million in the quarter ended June 30, 1996 to reflect a cash payment of $3.0 million paid in June 1996, additional cash payments of $8.5 million (subject to reduction to present value in the event of prepayment) payable through 2001 and the issuance of 719,424 shares of Common Stock to DSC in settlement of outstanding litigation. See "Business -- Legal Proceedings." Without this charge, operating income as a percentage of revenues for the six months ended June 30, 1996 would have been 10.7%.

SIX MONTHS ENDED JUNE 30, 1995 AND 1996

    REVENUES. Revenues increased $34.5 million, or 179%, from $19.2 million in the first six months of 1995 to $53.8 million for the comparable period of 1996. This significant increase was primarily the result of expansion of the Company's customer base and the introduction of new features in the UMC system. International revenues increased $3.2 million, or 88%, from $3.6 million in the first six months of 1995 to $6.8 million for the comparable period of 1996, and represented 18.8% and 12.6% of total revenues during the respective periods. International revenues have fluctuated in absolute dollars and as a percentage of total revenues, and are expected to continue to fluctuate in future periods. ALLTEL Supply, Inc., an affiliate of ALLTEL, a major independent domestic telephone company, accounted for 17.9% and 15.6% of revenues in the first half of 1995 and 1996, respectively. No other customer accounted for 10% or more of revenues in either period. Although the Company's largest customers have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. There can be no assurance that the Company's principal customers will continue to purchase product from the Company at current levels, if at all. The loss of one or more major customers could have a material adverse effect on the Company's business, financial condition and results of operations.

    GROSS PROFIT. Gross profit is comprised of revenues less materials, manufacturing and warranty costs. Gross profit increased $15.4 million, or 210%, from $7.3 million in the first six months of 1995 to $22.7 million in the comparable period of 1996, and represented gross margins of 38.1% and 42.2% in such periods. The improvement in gross margins from 1995 to 1996 was due to lower product costs resulting from engineering design improvements and greater efficiencies achieved in purchasing and manufacturing activities associated with higher unit volumes. In the future, gross margins may fluctuate due to a wide variety of factors, including: the timing and size of orders which are received and can be shipped in a quarter; the availability of adequate supplies of key components and assemblies and the adequacy of manufacturing capacity; the Company's ability to introduce new products and technologies on a timely basis; the timing of new product introductions or announcements by the Company or its competitors; price competition; unit volume; customer mix; and the mix between domestic and international sales.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased $3.6 million, or 160%, from $2.3 million in the first six months of 1995 to $5.9 million in the same period in 1996. As a percentage of revenues, research and development expenses decreased from 11.8% in the first six months of 1995 to 11.0% in the comparable period of 1996, reflecting the increased revenue base. The increase in absolute dollars resulted primarily from the hiring of additional personnel and the use of outside services for certain additional development efforts in the first half of 1996. The number of employees in research and development increased from 49 as of June 30, 1995 to 98 as of June 30, 1996. The increase in research and development expenses was also attributable to higher costs for material and test equipment used to develop and test new products and features. The Company expects that research and development expenditures generally will continue to increase in absolute dollars to support the continued development of new features and product cost reduction efforts. All research and development costs have been expensed as incurred.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased $3.9 million, or 99%, from $4.0 million in the first six months of 1995 to $7.9 million in the comparable period of 1996. As a percentage of revenues, selling, general and administrative expenses fell from 20.6% of revenues in the first six months of 1995 to 14.7% of revenues in the comparable period of 1996. Employee costs in the sales and marketing area increased significantly from period to period reflecting the hiring of new employees and commissions earned by the Company's sales force as a result of higher revenue levels. Outside service costs also increased in 1996 due to costs of the third-party support organization that provides first-line technical assistance and post-sales support to the Company's customers and commissions paid to international sales representatives. The Company also increased its advertising and trade show participation in 1996. General and administrative expenses increased from the first six months of 1995 as compared with the same period in 1996 due to increases in the Company's administrative staff and higher travel costs associated with the Company's activities in its foreign operations. The Company anticipates incurring additional general and administrative expenses as a result of becoming a public company, and additional selling, general and administrative expenses as a result of anticipated expansion of its operations.

    DSC LITIGATION COSTS. Litigation expenses incurred in connection with the DSC litigation increased $18.2 million from $750,000 in the first six months of 1995 to $18.9 million in the comparable period of 1996. The increase was primarily attributable to the $15.8 million charge recorded in the second quarter of 1996 in connection with final settlement of the DSC litigation in such period. See "Business -- Legal Proceedings" and Note 9 of Notes to Consolidated Financial Statements.

    EQUITY IN LOSS OF JOINT VENTURE. During each quarter of 1995 and the first quarter of 1996, the Company made advances to a joint venture in which the Company had a 50% ownership interest. In April 1995, the Company made a loan of $1.0 million to the joint venture. During the first six months of 1995 and 1996, the Company recorded its proportionate share of the joint venture's losses to the extent of the loan and advances. As a result, the loan and intercompany receivables were reduced to zero on the Company's balance sheets as of December 31, 1995 and June 30, 1996. In the first quarter of 1996, the Company and the joint venture partner entered into discussions to dissolve the joint venture. Under the present draft of the agreement to dissolve the joint venture, the joint venture partner would receive a development license and certain market rights, principally in the cable television market, in exchange for which the
Company would receive royalties, OEM revenues on certain products, and reimbursement of all loans and advances made to the joint venture, which totaled approximately $1.7 million at June 30, 1996. If a definitive agreement is signed on these proposed terms, the Company will record the reimbursement of loans and advances as a gain in the period in which the agreement is signed.

    INCOME TAXES (BENEFIT). An income tax benefit of $8.6 million was recorded in the first six months of 1996 to reflect the benefit of the DSC litigation settlement and the decrease in the valuation allowance recorded against the Company's deferred tax assets. As of June 30, 1996, the Company has recorded no valuation allowance against its deferred tax assets because management believes such assets are realizable. In future periods, the Company anticipates it will record income taxes at an effective rate that approximates the combined federal and state statutory rate.

YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

    REVENUES. Revenues were $620,000, $18.8 million and $54.3 million in 1993, 1994 and 1995, respectively. Revenues in 1993 were primarily from license fees. The Company began shipping the UMC 1000 in January 1994. The revenue level achieved in 1994 reflected initial market acceptance of the Company's product by independent telephone companies in the United States, as well as sales to a distributor in Mexico. The 189% increase in revenues in 1995 compared with 1994 resulted from growth in system sales of the UMC to an expanded customer base. During 1994, shipments to PTI, a major independent domestic telephone company, accounted for approximately 27.0% of revenues. In 1995, the Company's largest customer, ALLTEL Supply, Inc., accounted for 15.7% of revenues. No other single customer accounted for 10% or more of revenues in 1994 or 1995. International revenues increased $3.6 million, or 99% from $3.6 million in 1994 to $7.2 million in 1995, and represented 19.2% and 13.2% of revenues in 1994 and 1995, respectively.

    GROSS PROFIT (LOSS). Gross profit increased to $4.7 million and $20.8 million in 1994 and 1995, respectively, and gross margins increased to 24.9% and 38.3% in 1994 and 1995, respectively. The Company had a gross loss of $2.0 million in 1993. Gross margins improved in 1994 and 1995 due to lower product costs resulting from engineering design improvements and greater efficiencies achieved in purchasing and manufacturing activities associated with higher unit volumes. Gross margins in 1993 included a reserve for excess and obsolete inventory and inventory adjustments resulting from the installation of an inventory and standard cost tracking system.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $2.0 million, $2.9 million and $5.7 million in 1993, 1994 and 1995, respectively. As a percentage of revenues, research and development expenses were 329.7%, 15.2% and 10.6% in 1993, 1994, and 1995, respectively. The Company increased its engineering staff to support continued product development and cost reductions during these periods from 24 to 38 to 63 employees at December 31, 1993, 1994 and 1995, respectively. The decrease in research and development expenses as a percentage of revenues from 1993 to 1995 was the result of the Company's rapid growth in revenues. All research and development costs have been expensed as incurred.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $2.5 million, $5.1 million and $9.7 million, in 1993, 1994 and 1995 respectively. As a percentage of revenues, selling, general and administrative expenses were 404.7%, 26.9% and 17.8% in 1993, 1994 and 1995, respectively, reflecting the increased revenue base. The increases in absolute dollars reflect the building of the Company's domestic and international direct sales team, investments in customer support and marketing, costs associated with trade shows and other marketing efforts, expansion of the Company's administrative staff and installation of information, manufacturing and financial control systems.

    DSC LITIGATION COSTS. DSC litigation costs were $784,000, $4.6 million and $1.6 million in 1993, 1994 and 1995, respectively. DSC litigation costs in 1993 and 1994 included reserves for a possible settlement of $500,000 and $2.0 million, respectively. See ``Business -- Legal Proceedings" and Note 9 of Notes to Consolidated Financial Statements.

    EQUITY IN LOSS OF JOINT VENTURE. During 1995, the Company made a loan of $1.0 million and other advances totaling approximately $516,000 to a joint venture in which the Company had a 50% ownership interest. In 1995, the Company recorded its proportionate share of the joint venture's losses to the extent of the loan and advances. As a result, the loan and intercompany receivables were reduced to zero on the Company's balance sheet as of December 31, 1995.

    OTHER INCOME, NET. Other income was $26,000 and $149,000 in 1994 and 1995, respectively, and consisted of interest income from the Company's cash investments, net of interest expense on stockholder loans in 1993 and 1994, and advances under the Company's bank line of credit in 1995.

    INCOME TAXES. Because of operating losses sustained in 1993 and 1994, the Company did not provide for income taxes in those periods, other than the minimum California state franchise tax. In fiscal 1995, the provision for income taxes was $97,000 and consisted of the federal alternative minimum tax and the California minimum state franchise tax. See Note 6 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

    The following tables present unaudited quarterly financial information for the four quarters of 1995 and the first two quarters of 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited financial statements contained herein and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                             QUARTER ENDED
                                                  -------------------------------------------------------------------
                                                   MAR. 31,    JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,    JUNE 30,
                                                     1995        1995       1995       1995       1996      1996 (1)
                                                  -----------  ---------  ---------  ---------  ---------  ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues........................................   $   7,456   $  11,789  $  15,548  $  19,494  $  24,121  $   29,651
Cost of revenues................................       4,633       7,288      9,837     11,711     14,101      16,957
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Gross profit....................................       2,823       4,501      5,711      7,783     10,020      12,694
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Operating expenses:
  Research and development......................       1,050       1,214      1,406      2,060      2,619       3,275
  Selling, general and administrative...........       1,681       2,281      2,471      3,227      3,545       4,356
  DSC litigation costs..........................         358         392        324        549        691      18,256
                                                  -----------  ---------  ---------  ---------  ---------  ----------
      Total operating expenses..................       3,089       3,887      4,201      5,836      6,855      25,887
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Operating income (loss).........................        (266)        614      1,510      1,947      3,165     (13,193)
Other income (expense):
  Equity in loss of joint venture...............        (202)       (340)      (526)      (448)      (167)     --
  Other income (expense), net...................          26          15         (4)       112         84         (18)
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Income (loss) before income taxes...............        (442)        289        980      1,611      3,082     (13,211)
Income taxes (benefit)..........................      --               2         39         56        910      (9,498)
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Net income (loss)...............................   $    (442)  $     287  $     941  $   1,555  $   2,172  $   (3,713)
                                                  -----------  ---------  ---------  ---------  ---------  ----------
                                                  -----------  ---------  ---------  ---------  ---------  ----------


                                                                      AS A PERCENTAGE OF REVENUES
                                                  -------------------------------------------------------------------
Revenues........................................       100.0%      100.0%     100.0%     100.0%     100.0%      100.0%
Costs of revenues...............................        62.1        61.8       63.3       60.1       58.5        57.2
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Gross profit....................................        37.9        38.2       36.7       39.9       41.5        42.8
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Operating expenses:
  Research and development......................        14.1        10.3        9.0       10.6       10.9        11.0
  Selling, general and administrative...........        22.5        19.3       15.9       16.6       14.7        14.7
  DSC litigation costs..........................         4.8         3.3        2.1        2.8        2.9        61.6
                                                  -----------  ---------  ---------  ---------  ---------  ----------
      Total operating expenses..................        41.4        33.0       27.0       29.9       28.4        87.3
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Operating income (loss).........................        (3.6)        5.2        9.7       10.0       13.1       (44.5)
Other income (expense):
  Equity in loss of joint venture...............        (2.7)       (2.9)      (3.4)      (2.3)      (0.7)     --
  Other income, net.............................         0.3         0.1     --            0.6        0.3        (0.1)
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Income (loss) before income taxes...............        (5.9)        2.5        6.3        8.3       12.8       (44.6)
Income taxes (benefits).........................      --          --            0.3        0.3        3.8       (32.0)
                                                  -----------  ---------  ---------  ---------  ---------  ----------
Net income (loss)...............................        (5.9)%       2.5%       6.0%       8.0%       9.0%      (12.5)%
                                                  -----------  ---------  ---------  ---------  ---------  ----------
                                                  -----------  ---------  ---------  ---------  ---------  ----------

------------
(1) Includes a charge of $15.8 million in the quarter ended June 30, 1996 to reflect a cash payment of $3.0 million paid in June 1996, additional cash payments of $8.5 million (subject to reduction to present value in the event of prepayment) payable through 2001 and the issuance of 719,424 shares of Common Stock to DSC in settlement of outstanding litigation. See "Business -- Legal Proceedings." Without this charge, operating income for the quarter ended June 30, 1996 would have been $2.6 million, and as a percentage of revenues would have been 8.8%.

    The Company's operating results have been, and will continue to be, affected by a wide variety of factors, some of which are outside of the Company's control, that could have a material adverse effect on revenues and results of operations during any particular period. These factors include: the timing and size of orders which are received and can be shipped in a quarter; the availability of adequate supplies of key components and assemblies and the adequacy of manufacturing capacity; the Company's ability to introduce new products and technologies on a timely basis; the timing of new product introductions or announcements by the Company or its competitors; price competition; unit volume; customer mix; and the mix between domestic and international sales.

    The UMC system is sold primarily to telephone companies that install the UMC system as part of their access networks. Additions to those networks represent complex engineering projects which can require from three to twelve months from project conceptualization to completion. The UMC system typically represents only a portion of a given project and, therefore, the timing of product shipment and revenue recognition is often difficult to forecast. In developing countries, delays and reductions in the planned project deployment can be caused by additional factors, including reductions in capital availability due to declines in the local economy, currency fluctuations, priority changes in the government's budget and delays in receiving government approval for deployment of the UMC system in the local loop. The Company's expenditures for research and development, marketing and sales, and general and administrative functions are based in part on future revenue projections and in the near term are relatively fixed. The Company may be unable to adjust spending in a timely manner in response to any unanticipated declines in revenues. Accordingly, any significant decline in demand for the UMC system relative to planned levels could have a material adverse effect on the business, financial condition and results of operations in that quarter or subsequent quarters. All of the above factors are difficult to forecast, and these or other factors could materially adversely affect the Company's business, financial condition and results of operations. As a result, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in the Company's operating results may cause volatility in the price of the Company's Common Stock. Further, it is likely that in some future quarter the Company's revenue or operating results will be below the expectations of public market analysts or investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected.

    The Company's customers normally install the equipment in outdoor locations. Shipments of the UMC system are subject to the effects of seasonality, with fewer installation projects scheduled for the winter months. Accordingly, the Company believes that over time this seasonality will cause its revenues in the quarter ended March 31 to be lower than revenues in the preceding quarter ended December 31.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operations since inception primarily through a series of preferred stock financings. From its incorporation through September 1995, the Company completed five private financings of equity securities providing aggregate net proceeds of approximately $38.1 million. In September 1995, the Company repurchased and retired approximately $4.2 million of its outstanding preferred stock.

    In April 1995, the Company made a loan of $1.0 million to a joint venture owned 50% by the Company which bears interest at a rate of 5.5%. Beginning in fiscal 1995, the Company recorded its proportionate share of the joint venture's losses to the extent of the loan balance and advances made to the joint venture. As a result, the loan and advances to the joint venture were written off as of December 31, 1995. In the first quarter of fiscal 1996, the Company and the joint venture partner entered into discussions to dissolve the joint venture. Under the present draft of the agreement to dissolve the joint venture, the Company's joint venture partner would receive a development license and certain market rights, principally in the cable television market, in exchange for which the Company would receive royalties, OEM revenues on certain products, and reimbursement of all loans and advances made to the joint venture, which totaled approximately $1.7 million as of June 30, 1996. If a definitive agreement is signed on these proposed terms, the Company will record the reimbursement of loans and advances as a gain in the period in which the agreement is signed.

    In April 1996, the Company purchased all of the stock outstanding in a 49%-owned subsidiary that had not previously been owned by the Company in exchange for 220,000 shares of the Company's Series F Preferred Stock and approximately $939,000 in cash.

    In June 1996, as part of the DSC litigation settlement, the Company paid $3.0 million in cash and issued 719,424 shares of Common Stock to DSC. In July 1996, the Company borrowed approximately $7.1 million under a six-month term loan with Bank of the West. The proceeds from the loan were used to pay the remaining obligations under the DSC litigation settlement. The loan bears interest at a rate of 5.75% and has a $4.0 million compensating balance requirement. The loan is due in January 1997. The Company expects to repay the loan from the proceeds received from this offering. See ``Use of Proceeds," ``Business -- Legal Proceedings," and Note 9 of Notes to Consolidated Financial Statements.

    In December 1995, the Company's bank line was increased from $5.0 million to $12.0 million. The bank line expires in November 1996. Under this line, the Company is able to borrow up to $12.0 million at an interest rate of prime plus 0.5%. The amount available to the Company for borrowing under the line is based upon the balance of eligible domestic accounts receivable at the time of borrowing. As part of the bank line, the bank may issue letters of credit up to $10.0 million and foreign exchange contracts up to $5.0 million. The bank line requires the Company to comply with certain financial covenants. As of December 31, 1995 and 1994, no borrowings were outstanding under the bank line. As of June 30, 1996, a total of $9.7 million was outstanding under the line, and $564,000 was reserved for forward exchange contracts and letters of credit supporting bid and performance bonds on certain international transactions. The Company also has lease lines totaling $4.5 million to be used for equipment and furniture purchases. Approximately $1.2 million remained available under the lease lines as of June 30, 1996.

    Cash and cash equivalents totaled $10.9 million as of June 30, 1996. Included in cash and cash equivalents was approximately $150,000 held as collateral for bonds on certain contracts. Net cash used by operating activities totaled $7.0 million, $10.6 million and $971,000 for 1993, 1994 and 1995, respectively. For the six months ended June 30, 1996, net cash used by operating activities was $7.2 million, primarily due to increases in accounts receivable and inventory to support the higher sales levels.

    The Company anticipates that the proceeds from this offering, together with existing sources of liquidity and cash anticipated to be provided by operations, will satisfy the Company's working capital requirements through the next twelve months.

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER ``RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "GLOSSARY OF TERMS" ON PAGE 64 FOR DEFINITIONS OF VARIOUS ACRONYMS AND TECHNICAL TERMS USED IN THIS PROSPECTUS.

COMPANY OVERVIEW

    Advanced Fibre Communications, Inc. designs, develops, manufactures, markets and supports the UMC system, a cost-effective, multi-feature digital loop carrier system developed to serve small line-size markets. The Company's UMC system is designed to enable telephone companies, cable companies and other service providers to connect subscribers to the central office switch for voice and data communications over copper, fiber, coax and analog radio networks. The Company believes that the UMC system is the only digital loop carrier that can operate simultaneously over a variety of transmission media. The UMC system meets the service needs of domestic and international subscribers including POTS, UVG and high speed digital data service. ISDN capability is currently in beta testing and the Company believes the UMC system will be capable of providing ADU and SDU service in the near future. Through a relationship with Tellabs Operations, Inc. (``Tellabs"), AFC has developed the capability to deliver these same services over cable TV networks.

    The UMC system has been sold to more than 350 independent telephone companies in the United States, is being initially deployed by Ameritech and GTE, and is in laboratory or field trials at the following RBOCs: Pacific Bell, BellSouth and U.S. West. The Company has also sold the UMC system to telephone companies in France, Hong Kong, Mexico, the Netherlands Antilles, the Dominican Republic and China. The UMC system is distributed and serviced worldwide through a direct sales force in the United States and through distributors and agents in international markets. See ``-- Markets and Customers" and "-- Proprietary Rights and Licenses."

INDUSTRY BACKGROUND

    Much of the existing local loop, which connects the subscriber to the central office switch, was designed to provide analog voice communications, or POTS, over copper. As a transmission medium, copper suffers from significant signal degradation, particularly when transmitting signals beyond 10,000 feet. In addition, the traditional copper infrastructure was designed to support low speed telecommunications services and offers relatively poor transmission quality, especially in data communications applications. Before the 1970s, various solutions were implemented to address these concerns; however, these solutions were generally costly to maintain and resulted in complex architectures. In the early 1970s, to decrease the cost and complexity of extending service beyond 10,000 feet from the central office, telephone companies began to deploy digital loop carriers (``DLCs"), which convert analog signals into digital bit streams for transmission to and from the central office. The resulting improved signal quality enabled telephone companies to increase transmission distances from the central office to the customer.

    Advancements in digital technology have enabled central office switches to increase by tenfold the number of lines served. While these advancements have permitted greater centralization of switch resources, they have also resulted in increased distances between the central office and the subscribers. Rapid deployment of DLCs was necessary to effectively transmit signals over these greater distances. However, the copper infrastructures supported by traditional DLCs lacked the bandwidth for additional lines and the transmission quality for high speed telecommunications. In response to these limitations as well as the deterioration of the existing copper infrastructure, telephone companies began installing fiber in high density urban markets in the late 1980s. Next generation DLCs (``NGDLCs") were designed and introduced to the market in the early 1990s to support telecommunications services over fiber-only networks in densely populated urban markets with 600 to 2,000 lines within the serviceable area of the NGDLC (``large line-size markets"). NGDLCs address certain of the limitations inherent in DLCs. However, NGDLCs have high installation costs and complex, support-intensive characteristics and are optimized for fiber-only networks and large line-size markets.

    Although urban markets have experienced the greatest initial demand for additional lines and high-speed telecommunications services, the Company believes that demand for these services is increasing in rural and suburban markets as well. The Company also believes, however, that telecommunications service providers in suburban and rural markets generally do not have the resources to completely replace existing copper networks and therefore must upgrade to fiber in incremental steps. These incremental infrastructure upgrades result in hybrid networks containing both copper and fiber transmission lines. In addition, worldwide demand for POTS and, to a lesser extent, high speed telecommunications services, is creating the need for significant infrastructure investments to increase the effective capacity of existing copper, replace deteriorating copper and provide services in new areas. As telecommunications service providers upgrade to fiber technology, deploy new networks and plan for future subscriber services, they must determine how to ensure a seamless, cost-effective connection between copper and fiber within the local loop.

THE AFC SOLUTION

    The Company has developed the UMC system to provide cost-effective, multi-feature local loop systems for the small line-size market, incorporating a modular architecture that supports copper, fiber and coax and the evolution from one transmission media to another. The Company believes that the UMC system is the only digital loop carrier that can operate simultaneously over a variety of transmission media. The UMC system is easily scalable from six to 672 lines through the addition of plug-in components. Utilizing a single platform and a variety of line cards supporting specific services, the UMC system is capable of providing a range of voice and data services. In addition, the UMC system can be installed in a variety of network configurations to support the varying geographic distribution of subscriber bases. The Company has designed the UMC system to require a minimum number of common control units to support transmission over a variety of media and the delivery of more advanced services and features by telephone companies. Thus, the UMC system offers a cost-effective solution for the small line-size market with a wide variety of features and advanced services.

AFC'S STRATEGY

    AFC's   objective  is  to   be  the  leading   provider  of  cost-effective,
multi-feature local loop systems for small line-size markets worldwide. The key elements of its strategy to achieve this objective include:

    TARGET DOMESTIC SMALL LINE-SIZE MARKETS. The Company sells the UMC system principally through its direct sales force into domestic small line-size markets. These markets, which are generally located in rural and suburban areas, are served by independent telephone companies and by the RBOCs. The Company intends to expand its direct sales force and augment its marketing and customer support efforts to further penetrate its existing customer base of 350 independent telephone companies and penetrate the balance of the approximately 1,300 independent telephone companies. In addition, with the recent satisfactory completion of a Bellcore technical audit, the Company intends to expand into the RBOC market by offering the UMC system as a solution to the small line-size system requirements of the RBOCs.

    PENETRATE INTERNATIONAL MARKETS. The Company markets the UMC system internationally through local distributors and agents, through strategic relationships, and directly to local service providers. The Company intends to enhance its existing international operations with greater sales and marketing resources to pursue market opportunities in countries currently undergoing initial infrastructure deployment or upgrades which demand flexible and cost-effective systems.

    PROVIDE COST-EFFECTIVE SOLUTIONS. The UMC system enhances the transmission quality and capacity of existing copper facilities, enabling telephone companies to maximize the performance of the existing copper infrastructure while permitting a cost-effective and easily configurable upgrade solution as infrastructure is modernized or demands for more advanced communication services increase. The Company believes that the UMC system is the only digital loop carrier that can operate seamlessly over hybrid networks including copper, fiber and analog radio. The UMC system can also serve as a platform for providing high speed data transmission and other advanced digital services such as video teleconferencing. The Company has designed the UMC system to require a minimum number of common control units to support transmission over a variety of media and the delivery of more advanced services and features by telephone companies. The Company's engineering and manufacturing efforts are directed toward preserving and enhancing the cost-effectiveness of the UMC system as new features and designs are released.

    EXTEND TECHNOLOGY LEADERSHIP. The UMC system contains a proprietary software and backplane design and modular architecture, which enable telephone companies to more easily support the varying geographic distribution of subscriber bases by employing multiple configurations which may be distributed over any combination of transmission media (including copper, fiber, coax and analog radio). The proprietary backplane design currently supports a variety of voice and data services, and the Company is developing improvements to support higher bandwidth applications. The Company is engaged in ongoing research and development to leverage its technical expertise and to adapt its technology to new markets and applications.

    DEVELOP STRATEGIC RELATIONSHIPS. The Company has entered into certain strategic relationships in order to broaden the manufacturing and distribution of the UMC system into developing international markets, such as China and India, and to leverage the UMC technology for applications in markets not directly targeted by the Company, such as the provision of telephone services over existing cable TV systems. The Company intends to invest in existing strategic relationships and to seek additional relationships to gain manufacturing and distribution leverage, to access advanced technologies and to broaden the acceptance of the UMC system.

TECHNOLOGY AND PRODUCT ARCHITECTURE

    The UMC architecture is based upon a modular software and hardware product platform that can be configured and adapted to the particular requirements of the customer. Each line card, transceiver and common control unit contains proprietary application specific integrated circuits ("ASICs") that incorporate the digital cross-connect function, eliminating the need for a separate digital cross-connect within the assembly. This design improves efficiency, allowing the Company to deliver the common control required by telephone companies with fewer assemblies than most NGDLCs.

    A basic UMC system consists of two terminals. Each terminal contains a power supply, a central processing unit ("CPU"), a transceiver and a line card providing subscriber service, such as analog voice service. The Local Exchange Terminal (``LET"), located next to the local exchange switch in the central office, contains a central processing unit and transmits and receives the telephone signal from the Remote Service Terminal (``RST") mounted close to the subscriber group in a weatherproof housing. The RST receives analog signals from the telephone instruments of subscribers, transforms them into digitally encoded, time divisioned multiplexed bit streams, and transports them across either copper, fiber or radio transmission media to a central office. There, the LET either decodes the signal and converts it back into an analog signal for connection into the telephone network, or connects the digital signal directly into the network.

    The base UMC system permits telephone companies to offer basic analog voice service to six subscribers and is priced at approximately $4,000, excluding the cabinet. The base UMC system can be expanded to accommodate additional subscribers, to provide advanced services and to operate over different or multiple transmission media. The UMC system can be configured to accommodate up to 120 subscribers through the addition of line cards and up to 672 subscribers through the addition of channel bank assemblies. During the second quarter of 1996, UMC systems with capacities of 120 and 240 lines of POTS sold for average prices, including the cabinet, of approximately $25,000 and $44,000, respectively.

    In addition, the UMC architecture enables telephone companies to more easily support the varying geographic distribution of subscriber bases by employing multiple configurations which may be distributed over any combination of various transmission media, including copper, fiber and coax. A sample installation is depicted below:

                  [Diagram of sample UMC system installation.]

        The UMC system consists of the following modules, which may be configured according to the needs of the Company's customers:

        CHANNEL BANK ASSEMBLY. The channel bank assembly is used at both the remote and central office location, employing a 98 megabit backplane and a flexible slot architecture which supports system expansion (via a fiber connection between channel bank assemblies) to 672 subscribers, as well as a variety of configurations to match the geographic distribution of the subscribers served.

        COMMON CONTROL UNITS. Common control units include the central processing unit, power supplies at both the central office and remote location, connection units for expansion of the system from 120 subscriber lines to 672 subscriber lines and a metallic test unit for network testing from the central switching office.

        TRANSCEIVERS.   Transceivers used for providing the transport of the
    signal between the subscriber and the central office switch are available in fiber, E1, T1 and analog radio versions.

        LINE  CARDS.   Line  cards are  designed to  provide voice  and data
    transmissions in either analog or digital form for both domestic and international requirements.

        SOFTWARE.   The UMC proprietary system  software is menu driven with
    self-configurable plug and play orientation, providing detailed system monitoring, alarm information, card inventory and security.

        CABINET. The UMC cabinet is available in configurations supporting subscriber levels of 48, 120, 240 or 672. The cabinet is a weather resistant, field installable unit and includes power supplies, battery backup, lightning protection and cross-connect capabilities.

MARKETS AND CUSTOMERS

    To date, the UMC system has been deployed primarily in the U.S. rural and suburban markets served by independent telephone companies. While the Company believes this market has substantial revenue potential and intends to continue to pursue customers in the U.S. small line-size market, the Company has also begun to pursue other potential markets and customers for the UMC system, such as the RBOCs, international telecommunications service providers and competitive access providers.

    DOMESTIC SMALL LINE-SIZE MARKET

    The domestic small line-size markets for telecommunications services are generally located in rural and suburban areas and are served by approximately 1,300 independent telephone companies and the seven RBOCs. The independent telephone companies range from rural companies with as few as 125 subscribers to GTE, with approximately 17 million subscribers. The independent companies in general do not require telephone equipment suppliers to satisfy Bellcore testing, and typically do not require specific design changes in the product in order for the equipment to be deployed. As a result, the Company was able to deploy the UMC system rapidly to independent telephone companies and to build customer acceptance of the UMC system quickly. In addition, independent telephone companies typically have smaller budgets for telephone equipment than the RBOCs and demand easily scalable and configurable cost-effective solutions. The UMC system's ability to improve analog transmission and increase the capacity of existing networks, together with its ability to operate simultaneously over a variety of transmission media, enables telephone companies to maximize the performance of existing copper infrastructure while permitting a cost-effective and easily configurable upgrade solution as infrastructure is modernized or demands for more advanced communication services increase. Thus, the Company believes that the UMC system provides an attractive solution for the independent telephone companies in small line-size markets. Moreover, since the UMC system has recently completed a Bellcore technical audit, the Company intends to expand into the RBOC market by offering the UMC system as a solution for the small line-size system requirements of the RBOCs.

    The Company has segmented and prioritized the independent telephone company market into the following: (i) small independents that use consulting engineering firms to provide network design for service expansion and modernization; (ii) medium-size independents that perform the network design internally; and (iii) large independents, such as GTE, that have engineering committees that approve equipment for standardization and may require testing and equipment modifications to meet their specific network requirements. The Company has targeted each of these segments as sources of potential customers and to date over 350 independents have purchased the Company's products.

    The following table lists the independent telephone companies that have purchased at least $200,000 of equipment from the Company since July 1995:

3 Rivers Telephone Co-Op
Ace Telephone Association
ALLTEL
Arvig Telephone
Benton Cooperative Telephone Company
Big Bend Telephone
Blackfoot Telephone Co-Op
Blue Earth Valley Telephone Company
Bridgewater Telephone
Central Texas Telephone Co-Op
Central Utah Telephone
Century Telephone
Champlain Valley Telecommunications Co-Op
Chequamegon Telephone Co-Op
Cimarron Telephone
Citizens Telephone
Classic Telephone
Clay County Rural Telephone
Cross Telephone
Crosslake Telephone & Cable
Custer Telephone Co-Op
Dickey Rural Telephone
Ellensburg Telephone
Farmers Telephone Co-Op
Franklin Telephone
Frontier Communications
Geneseo Telephone
Golden West Telecommunications
Granite State Telephone
GTE
Guadalupe Valley Telephone Co-Op
Hancock Rural Telephone
Hill Country Telephone Co-Op
Illinois Consolidated Telephone Company
JBN Telephone
Lakedale Telephone
Lincoln Telephone & Telegraph
Lincolnville Telephone
Mankato Citizens Telephone
Midplains Telephone
Nemont Telephone Co-Op
North Pittsburg Telephone
Northland Telephone
Pioneer Telephone Association
Pioneer Telephone Co-Op
Planters Telephone Co-Op
Pond Branch Telephone
Ponderosa Telephone
Prairie Grove Telephone
Project Telephone
PTI Communications
Pulaski-White Telephone
Roanoke & Botetourt Telephone
Roanoke Telephone
RT Communications
Rural Telephone Service
S&A Telephone
St. Joseph Telecommunications
Sioux Valley Telephone
Skyline Telephone
South Central Rural Telephone
Spring Valley Telephone
TDS Telcom
Twin Valley-Ulen Telephone
Valley Telephone Co-Op
West Carolina Rural Telephone Co-Op
West River Telecommunications

    INTERNATIONAL MARKETS

    The international telephone market is segmented into developing countries requiring basic telecommunication services, or POTS, and developed countries which, in addition to POTS, have requirements for more advanced telecommunication services and which have barriers to entry in the form of standards or unique domestic network specifications. In most of these international markets, a single telephone company, which is typically highly regulated and government-owned, provides service throughout the country. Typically, these companies are striving to install technology that offers the opportunity in the future for advanced services, with ease of installation and servicing at an attractive price. In addition, they are striving to optimize existing facilities, which typically consist of copper, for a growing subscriber base. The Company is pursuing selected opportunities to develop these markets primarily through direct contacts with local distributors and through its strategic relationships, where the market also requires local manufacturing to address high import tariffs and where the Company benefits from a local partner that can assist customer relationships.

    As part of its international strategy, the Company is primarily focused on the substantial market opportunity which the Company believes exists in developing countries currently undergoing infrastructure deployment. Telecommunications companies in these markets demand flexible and cost-effective systems. The Company has sold UMC systems to telephone companies in China, Mexico, the Netherlands Antilles and the Dominican Republic. In China, the UMC system has been installed in several customer sites and the Company's joint venture has begun pilot production of the UMC system in Hangzhou, China for the China market. In Mexico, the Company was selected as one of two vendors for Telefonos de Mexico's rural telephone program. AFC has shipped approximately $2.7 million of equipment to Telefonos de Mexico through June 30, 1996 and anticipates continued shipments through 1997. In South Africa, the UMC system has completed field trials and received type approval, and the Company has recently received its first order which is scheduled for delivery in the second half of 1996.

    Telecommunications companies in more developed countries require that products have modifications and design specifications that meet local standardization guidelines. To date, the Company has successfully met these standards requirements in, and is currently shipping products to, both France and Hong Kong. The Company was awarded a contract with France Telecom for a multiplexer subscriber system. Deliveries under this contract began in April 1996. The Company was also awarded a three-year contract with Hongkong Telecommunications Limited to deploy the UMC system. Although neither of these contracts require the customer to purchase any specific amount of product from the Company, the Company believes that these customers present a significant opportunity to the Company.

    AFC and Harris Corporation, a stockholder of the Company, entered into an agreement to form a joint venture to manufacture, distribute and support the UMC system in India. The joint venture included formation of a holding company in Mauritius, owned 51% by AFC and 49% by Harris, which in turn intends to form a joint venture in India with local Indian partners following receipt of certain government approvals. To date, the parties have identified and selected two Indian companies that will collectively own 34% of the Indian venture to be located in Delhi. In addition, as a means to protect its licensed technology in India, AFC formed a 100% foreign-owned subsidiary in India, AFC India Private (Ltd.), which holds the rights to license the UMC technology in India for manufacturing in the local market. To date, the joint venture activities have included testing and obtaining type approval for the UMC system. The joint venture partners expect to receive type approval in 1996 and will actively pursue sales opportunities for the UMC system.

    The UMC system has received or is currently undergoing type approval qualification in a number of countries, including Hungary, Indonesia, the Philippines and Russia. There can be no assurance that the UMC system will receive type approval in these or other countries or that receipt of type approval will lead to product sales. In addition, the Company currently has outstanding responses to bid requests from telephone companies in India, Panama and Brazil. The Company's bid responses have been accepted in certain cases and rejected in others in the past, and there can be no assurance that currently outstanding or future bid responses will be accepted and, even if accepted, there can be no assurance that such acceptance will lead to significant sales.

    FUTURE MARKET OPPORTUNITIES

    REGIONAL BELL OPERATING COMPANIES (RBOCS). The seven RBOCs make up the largest segment of the U.S. telecommunications equipment market and serve over 80% of all U.S. telephone customers, primarily in urban areas. All of these companies have stringent testing and approval requirements, known as Bellcore testing, that must be met before products can be installed in their networks. Bellcore testing requires significant investments in resources to achieve compliance. In addition, the RBOCs require that the equipment undergo one or more field trials to demonstrate that the equipment meets the standards and satisfies their service and network requirements. The UMC system recently completed a Bellcore technical audit, and the Company intends to submit new features for Bellcore testing as they are released. Through June 1996, the Company has delivered $2.3 million of equipment to Ameritech pursuant to a purchase agreement. Although this agreement does not require Ameritech to purchase any specific amount of product from the Company, the Company believes that Ameritech presents a significant opportunity to the Company. In addition, the UMC system is in laboratory or field trials at the following RBOCs: Pacific Bell, BellSouth and U.S. West.

    COMPETITIVE ACCESS PROVIDERS. Deregulation has allowed non-regulated telephone companies to provide local telephone services. Through better pricing, faster installation and better customer service, these companies, known as competitive access providers, hope to attract customers away from the RBOCs and independent telephone companies. These companies historically have focused on high density downtown business customers. As these carriers diversify their sales efforts to include smaller businesses and office parks, an increasing number will require smaller systems. The companies active in this market segment are attractive targets for the Company because the UMC system has the capability to cost-effectively provide a full range of communication services. The Company intends to address this market primarily through its strategic relationship with Tellabs. AFC intends to serve this market both over traditional transmission media as well as over coax media.

    CABLE-BASED TELEPHONY. AFC and Tellabs, a stockholder of the Company, entered into a general partnership in 1994 to design, develop, manufacture and distribute a new product line derived from the UMC system. This product is designed to allow telephone services to be provided over existing cable TV systems as well as other transmission media. AFC contributed a non-exclusive license to use the UMC technology, Tellabs contributed cash to the joint venture, and each received defined marketing rights for the developed technology. In early 1996, upon review of the development of the market for this product, the Company concluded that the market for transmitting voice and data over cable systems would develop at a slower pace than originally anticipated. In the interest of directing its resources towards more immediate market opportunities, AFC entered into negotiations with Tellabs in the first quarter of 1996 to change the relationship between the parties. The new relationship under discussion is intended to provide AFC with royalties and OEM revenues from Tellabs on its sales into its markets and in return AFC expects to work on selected developments of the UMC technology for Tellabs' markets on a development contract basis. AFC would retain all rights in its technology as well as the market rights previously defined. The Company and Tellabs are currently continuing discussions.

SALES, MARKETING AND CUSTOMER SUPPORT

    The Company markets the UMC system worldwide directly to telephone companies and indirectly through OEMs, distributors and joint ventures to accommodate specific markets and customer support requirements. The Company's sales force consists of two groups, one that focuses on U.S. and Canadian telephone companies and one that focuses on international markets.

    The Company's North American sales force focuses on developing relationships with independent telephone companies in the U.S. and Canada and on understanding their network deployment strategies and cost requirements. As of June 30, 1996, the Company's domestic sales organization consisted of thirteen direct salespersons, a domestic sales vice president, and technical support personnel. The Company has sales personnel located in Pittsburgh, Minneapolis, Atlanta, Denver, Dallas, Chicago and Seattle. The Company also has sales personnel dedicated to specific customer accounts, such as GTE and Ameritech. In addition to direct calls on the telephone companies, sales to customers often involve marketing through consulting engineers who are retained by small independent telephone companies for engineering, specification and installation services.

    The Company employs an international direct sales force consisting of three salespersons and one vice president. The primary tasks of the international sales force are to market the UMC system directly to international telephone companies and to select, manage, and train local distributors. Sales to international customers are primarily fulfilled through the Company's distributors and agents. The Company currently has an office in Hong Kong.

    The AFC sales organization receives support from the Company's marketing department, which is responsible, among other things, for product marketing, advertising and marketing communications. The marketing department works closely with the planning and engineering departments of telephone companies in order to provide product proposals that are optimal in terms of both performance and cost for a specific network configuration.

    The Company's customer support organization is responsible for servicing the Company's products and assisting the Company's sales personnel. In addition to its own field technical service engineers, the Company uses Point-to-Point Communications, Inc. (``Point-to-Point"), a third-party support organization, which provides first-line support for the Company's customers through a toll-free number open 24 hours per day, 365 days per year, and provides installation services on a subcontract basis for the Company. Although to date the Company believes Point-to-Point has provided satisfactory customer assistance, there can be no assurance that Point-to-Point will be able to provide the level of customer support demanded by existing or potential customers. The Company maintains a training organization which is dedicated to developing training curriculums and materials that are made available to the customer either through a student training or a train the trainer program. Internationally, the Company provides customer support either directly or through authorized distributors or joint venture partners. The Company's products generally have a warranty period of 24 months.

RESEARCH AND DEVELOPMENT

    The Company's research and development efforts have been focused on developing local loop products with advanced features for small line-size markets. The Company has developed a modular software and hardware platform that can be configured and adapted to particular customer requirements. In addition, development efforts include extensive attention to ease of installation and use by the customer as evidenced in the menu driven software approach as well as the compact and efficient hardware design demonstrated in its PCBAs. The Company's research and development personnel work closely with sales and marketing personnel to ensure development efforts are targeted at customer needs. In addition, the Company's Advanced Development Team, led by co-founders Jim Hoeck and John Webley, focuses on developing new strategic enhancements to the UMC system, such as a higher bandwidth backplane.

    The current focus of the Company's research and development efforts is directed at new releases of the UMC system addressing market demands for new features and services. These efforts include developing new transceivers incorporating HDSL capabilities, new customer features such as ISDN and new interfaces such as TR303. The Company is also incorporating MLT remote testing capabilities into the product in support of the RBOC market. In addition, future releases are expected to include capabilities to support broader star configurations, SONET OC3 transceivers and multi-point support for the coax transceiver version of the product. Finally, the engineering team also concentrates its attention on numerous projects in the areas of cost and quality improvements in the UMC system.

    In 1995 and the six months ended June 30, 1996, the Company's research and development expenditures were $5.7 million and $5.9 million, respectively, which represented 10.6% and 11.0%, respectively, of total revenues in such periods. In 1993 and 1994, the Company's research and development expenditures were $2.0 million and $2.9 million, respectively. The Company considers its research and development efforts to be vital to its future success and anticipates that research and development expenditures as a percentage of revenues will remain significant for the foreseeable future. As of June 30, 1996, the Company's research and development staff consisted of 98 employees.

MANUFACTURING

    Manufacturing, system integration and certain testing operations are performed at the Company's headquarters in Petaluma, California. The Company's manufacturing operations consist primarily of assembling finished goods from components and custom-made subassemblies (primarily printed circuit boards) purchased from third parties. The Company monitors quality at each stage of the production process, including the selection of component suppliers, warehouse procedures, the assembly of finished goods and final testing, packaging and shipping. The Company also performs functional, environmental and systems testing and quality assurance procedures on the subassemblies which are incorporated into the UMC system and with respect to the final products themselves.

    The Company relies on a limited number of independent contractors that manufacture the subassemblies to the Company's specifications for use in the Company's products. In particular, the Company relies on: (i) Flextronics International Ltd. and Tanon Manufacturing, Inc. (a division of Electronic Associates, Inc.) to manufacture the Company's printed circuit board assemblies;
(ii)  Paragon, Inc.  to manufacture backplanes  and channel  bank assemblies and
(iii) Sonoma Metal Products, Inc. and Cowden Metal San Jose, Inc. to manufacture the outside cabinets. The Company believes that it has good relations with each of its suppliers. As the demand for the UMC system has increased, the Company has begun a program to identify, and potentially qualify at a future date, additional suppliers to manufacture key product subassemblies. While the Company believes that the subassemblies manufactured by any of the suppliers could be procured from alternate suppliers, in the event that the Company's subcontractors were to experience financial, operational, production, or quality assurance difficulties that resulted in a reduction or interruption in supply to the Company or otherwise failed to meet the Company's manufacturing requirements, the Company's business, financial condition and results of operations would be adversely affected until the Company established sufficient manufacturing supply from alternative sources. There can be no assurance that the Company's current or alternative manufacturers will be able to meet the Company's future requirements or that such manufacturing services will continue to be available to the Company at favorable prices.

    Certain components used in the Company's products, including the Company's proprietary ASICs, codecs, certain surface mount technology components and other components, are only available from a single source or limited number of suppliers. Some of the Company's sole-source suppliers are companies which from time to time allocate parts to telephone equipment manufacturers due to market demand for the telecommunication equipment. Many of the Company's competitors are much larger and may be able to obtain priority allocations from these shared suppliers, thereby limiting or making unreliable the sources of supply for these components. The Company encountered supply delays for codecs in the second quarter of 1994 which resulted in delayed shipments of the UMC system, and there can be no assurance that similar shortages will not occur in the future or will not result in the Company having to pay a higher price for components. If the Company is unable to obtain sufficient quantities of these or any other components, delays or reductions in manufacturing or product shipments could occur which would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The market for equipment for local telecommunications networks is extremely competitive. The Company's competitors range from small companies, both domestic and international, to large multinational corporations. The Company's competitors include Alcatel Alsthom Compagnie Generale d'Electricite, DSC, ECI Telecom, Ltd., E/O Networks, Fujitsu America, Inc., Hitron Technology, Inc., Lucent Technologies, Inc., NEC America, Inc., Northern Telecom Ltd., Opnet Technologies Co. Ltd., RELTEC Corporation, Seiscor Technologies Inc., Siemens Corporation, Teledata Communications, Ltd. and Vidar-SMS Co. Ltd. Many of these competitors have more extensive financial, marketing and technical resources than the Company and enjoy superior name recognition in the market. In addition, the Company has entered into agreements with ITRI to jointly develop products based on the UMC system. ITRI is a Taiwanese government-sponsored research and development organization in the telecommunications field. Such agreements grant ITRI and certain of its member companies certain rights to manufacture and sell the ETSI version of the UMC system outside of North America. Such entities currently compete with the Company in international markets, primarily in China. In addition, upon termination of the agreements with ITRI in 2002, ITRI will have a worldwide, non-exclusive, royalty-free, irrevocable license to use the ETSI version of the UMC technology and, consequently, such member companies will be able to compete with the Company worldwide at such time. There is an ongoing dispute subject to litigation between the Company and ITRI and such member companies as to whether, among other things, ITRI possesses the right to grant such rights to manufacture and sell the ETSI version of the UMC system to new member companies. Depending on the outcome of this dispute, the Company may face competition from new member companies for the ETSI version of the UMC system. Such companies may possess substantially greater financial, marketing and technical resources than the Company. The Company may also face competition from new market entrants. The principal competitive factors in the segment of the telecommunications equipment industry in which the Company operates are total cost of solution, product quality and performance, scalability, flexibility of configuration and range of system capabilities available. The Company believes that it competes favorably with respect to these factors, and that the ability of the UMC system to offer voice and data communications over a variety of transmission media in a cost-effective package provides a competitive advantage in the small line-size market. There can be no assurance that the Company will be able to compete successfully in the future.

COMPLIANCE WITH REGULATORY AND INDUSTRY STANDARDS


    The UMC system is required to comply with a large number of voice and data regulations and standards, which vary domestically versus internationally and may vary by the specific international market to which the Company sells its products. The standards in the United States are determined by the FCC, by Underwriters Laboratories, by independent telephone companies and by Bellcore. The UMC technology is certified by Underwriters Laboratories. In international markets, the Company's products must comply with recommendations by the Consultative Committee on International Telegraph and Telephony and with requirements established by the individual regional carriers which specify how equipment that is connected to their local networks must operate. In addition, the Company's products must comply with standards issued by the European Telecommunications Standards Institute. These standards are implemented and enforced by the Telecommunications Regulatory Authority of each European nation. Standards for new services continue to evolve, and the Company will be required to modify its products or develop and support new versions of its products to meet these standards. The failure of the Company's products to comply, or delays in meeting compliance, with the evolving standards both in its domestic and international markets could have a material adverse affect on the Company's business, financial condition and results of operations.



    In addition, the Company will need to ensure that its products are easily integrated with the carriers' network management systems. The RBOCs, which represent a large segment of the U.S. telecommunications market, in many cases require that equipment integrated into their networks be tested by Bellcore, indicating that the products are interoperable with the operations, administration, maintenance and provisioning systems used by the RBOCs to manage their networks. Bellcore testing requires significant investments in resources to achieve compliance. The UMC system recently completed a Bellcore technical audit and was found to meet applicable requirements. The failure to maintain such compliance and/or to obtain it on new features released in the future could have a material adverse affect on the Company's ability to sell the UMC system to the RBOCs, which represent a large segment of the telecommunications market.


    The Company has not received ISO certification, which certifies that design and manufacturing processes adhere to certain established standards. Many telecommunications service providers particularly in international markets, will not purchase products from suppliers that have not received ISO certification. Accordingly, until it is able to obtain ISO certification, the Company may be precluded from selling its products to these service providers and its ability to compete with other suppliers of communications equipment may be adversely affected. The Company intends to initiate the formal process of applying for ISO-9001 certification during the first quarter of 1997. ISO-9001 addresses quality assurance in design, development, production, installation and service. There can be no assurance as to when or if the Company will receive such certification. The failure to obtain such certification may preclude the Company from selling the UMC system in certain markets.

    The U.S. Congress recently passed new regulations that affect telecommunications services, including changes to pricing, access by competitive suppliers and many other broad changes to the data and telecommunications networks and services. These changes will have a major impact on the pricing of existing services, and may affect the deployment of future services. These changes could cause greater consolidation in the telecommunications industry, which in turn could disrupt existing customer relationships and have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any regulatory changes will not have a material adverse effect on the demand for the UMC system. Uncertainty regarding future policies combined with emerging new competition may also affect the demand for telecommunications products such as the UMC system.

PROPRIETARY RIGHTS AND LICENSES

    The Company attempts to protect its technology through a combination of copyrights, trade secret laws and contractual obligations. The Company does not presently hold any patents for its existing products and has no patent applications pending. There can be no assurance that the Company's intellectual property protection measures will be sufficient to prevent misappropriation of the Company's technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of many foreign countries do not protect the Company's intellectual property rights to the same extent as the laws of the United States. The failure of the Company to protect its proprietary information could have a material adverse effect on the Company's business, financial condition and results of operations.

    The increasing dependence of the telecommunications industry on proprietary technology has resulted in frequent litigation based on allegations of the infringement of patents and other intellectual property. The Company recently settled litigation with DSC under which DSC had claimed proprietary rights in the UMC technology. See ``-- Legal Proceedings." In the future the Company may be subject to additional litigation to defend against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. Future litigation also may be necessary to enforce and protect trade secrets and other intellectual property rights owned by the Company. Any such litigation could be costly and cause diversion of management's attention either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determination in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties, or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms.

    In September 1992, AFC entered into agreements (the "ITRI Agreements") with the Industrial Technology Research Institute ("ITRI") to jointly develop products based on the ETSI version of the UMC system. ITRI is a Taiwanese government-sponsored research and development organization in the telecommunications field. Under the ITRI Agreements, ITRI has the exclusive right in Taiwan to use and develop the ETSI version of the UMC technology, and to manufacture such version of the UMC system through the member companies, but does not have the right to manufacture and sell the Company's proprietary ASICs except in circumstances where AFC has failed to provide the ASICs as required. The ASIC designs were placed in escrow in order to be available to ITRI and the member companies should the right to manufacture ASICs become effective. ITRI and the member companies also have a non-exclusive right to sell or lease the ETSI version of the UMC system in all countries outside of North America. The ITRI Agreements require ITRI to pay the Company a royalty on sales or leases of the UMC system made through September 2002, at which time the license becomes fully-paid, and ITRI will have a worldwide, non-exclusive, royalty free, irrevocable license to use the ETSI version of the UMC technology. ITRI's member companies currently compete with the Company in international markets, primarily in China. The Company is currently involved in litigation with ITRI and certain of its member companies arising out of disputes over, among other things, payment of royalties and the supply of ASICs. See ``-- Competition" and "-- Legal Proceedings -- ITRI."

LEGAL PROCEEDINGS

    ITRI


    In 1995, a dispute arose among the Company, ITRI and certain of ITRI's member companies (the "Member Companies") in which the Company claimed that ITRI and the Member Companies were, among other things, failing to pay royalties when due. In reliance upon certain provisions of the ITRI Agreements, in April 1996, the Company ceased delivering to the Member Companies certain proprietary ASICs used in the manufacture of the UMC system. Pursuant to agreements with ITRI reached in 1994, design documentation for these ASICs are held in a trust account, with directions that the designs can be made available to ITRI on the occurrence of specified conditions. On July 9, 1996, the trustee-custodian of the ASIC designs filed suit against the Company in the United States District Court, Eastern District of New York, alleging that the Company had wrongfully discontinued the sale of the ASICs to the Member Companies. Among other things, the complaint seeks unspecified damages on behalf of the trustee, and a determination that the trustee can release the ASIC designs to ITRI. On July 31, 1996, the Company filed a counterclaim against the trustee claiming, among other things, that the trustee improperly disclosed the design documentation to third parties.

    On July 30, 1996, the Company filed suit against ITRI and others in the United States District Court, Northern District of California, for breach of the ITRI Agreements, breach of covenants of good faith, trade secret misappropriation, tortious interference, and related claims. The complaint alleges that ITRI breached the ITRI Agreements, among other things, by failing to collect royalties owed to the Company, by developing UMC-based products not shared with the Company, by transferring UMC technology to an unauthorized company, and by misappropriating the Company's trade secrets and that the ITRI Agreements have been terminated. The Company seeks damages, punitive damages, and declaratory and injunctive relief. On September 13, 1996, ITRI filed a demand for arbitration of the dispute and claimed, among other things, that the Company has breached the ITRI Agreements and is liable for unspecified royalties and punitive damages, and claiming proprietary rights in certain UMC technology. On September 30, 1996, the Company amended the complaint in its suit against ITRI to add the Member Companies and another company as parties to the suit.



    On August 27, 1996, the Member Companies filed suit against the Company in United States District Court, Northern District of California, alleging breach of contract and unfair competition based on the Company's discontinuation of ASIC sales to the Member Companies. The complaint filed by the Member Companies alleges that the Company lacked justification to discontinue the sale of ASICs and that its failure to sell ASICs to the Member Companies constituted unfair competition. The complaint seeks court-ordered arbitration, unspecified damages, punitive damages and an injunction requiring further sales of the ASICs to the Member Companies. On September 6, 1996, the court granted a temporary restraining order pursuant to which the Company will be required to supply the Member Companies with a specified number of ASICs during the ensuing two month period on the terms and conditions set forth in the ITRI Agreements. The court's order was granted as an interim measure to preserve the status quo pending adjudication on the merits. The Company believes that compliance with the court's order will not have a material adverse effect on the Company's business, financial condition and results of operations. On September 16, 1996, the Company filed counterclaims seeking declaratory and injunctive relief and damages against Member Companies for, among other things, breach of contract, fraud and misappropriation of trade secrets. On September 23, 1996, the Member Companies filed a demand for arbitration of the dispute and claimed, among other things, actual damages in excess of $60 million, legal fees and expenses and punitive damages.



    The Company believes that it has meritorious defenses to the claims asserted by ITRI and the Member Companies and it intends to defend the litigation vigorously. Moreover, the Company believes that the Member Companies' damages claim is without merit. The Company further believes that its claims against ITRI and the Member Companies are meritorious and the Company intends to vigorously pursue such claims. However, due to the nature of the claims and because the proceedings are in the discovery stage, the Company cannot determine the total expense or possible loss, if any, that may ultimately be incurred either in the context of a trial, arbitration or as a result of a negotiated settlement. Regardless of the ultimate outcome of the proceedings, it could result in significant diversion of time by the Company's management. After consideration of the nature of the claims and the facts relating to the proceedings, the Company believes that the resolution of this matter will not have a material adverse effect on the Company's business, financial condition and results of operations; however, the results of these proceedings, including any potential settlement, are uncertain and there can be no assurance to that effect. See "Risk Factors -- Competition" and "-- Risks Associated with Pending Litigation."


    DSC


    From July 1993 until June 1996 the Company was involved in litigation with DSC. DSC had alleged, among other things, that the UMC technology contained or was derived from trade secrets and other proprietary technology of DSC. The parties entered into a Settlement Agreement and Mutual Releases dated as of June 24, 1996 (the ``Settlement Agreement"), pursuant to which the litigation was terminated. Under the terms of the Settlement Agreement, the Company paid DSC $3.0 million in June 1996, agreed to pay DSC up to an additional $8.5 million (subject to reduction to present value in the event of prepayment) through 2001 and agreed to issue certain shares of Common Stock to DSC. Of the shares issuable under the Settlement Agreement, 719,424 shares were issued in June 1996, subject to certain adjustments. In addition, under the terms of the Settlement Agreement, AFC maintains all rights to the UMC technology free and clear of any claim by DSC. In July 1996, the Company borrowed approximately $7.1 million (representing the present value of the $8.5 million obligation) under a six-month term loan and repaid its remaining obligations under the Settlement Agreement. See "Selected Consolidated Financial Data," ``Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 7 and 9 of Notes to Consolidated Financial Statements. The Company provided indemnification to certain stockholders in connection with the settlement of the DSC litigation. See "Certain Transactions."

    OTHER

    On June 20, 1995, two investment limited partnerships, Equity-Linked Investors, L.P. and Equity-Linked Investors, L.P. II (the ``Plaintiffs"), filed a complaint against the Company in the United States District Court for the Southern District of New York. The Plaintiffs' complaint contains claims for breach of contract, promissory estoppel, and specific performance related to an alleged subordinated debt financing agreement. The Plaintiffs are affiliated with Desai Capital Management Incorporated (``Desai"). From March to June 1995, the Company was involved in negotiations with Desai regarding a proposed subordinated debt financing of the Company. On June 13, 1995, the Company's Board of Directors disapproved the proposed transaction. According to the Plaintiff's complaint, the Company had a binding commitment to proceed with the proposed financing. The complaint alleges that the Company committed to accept a $10 million to $15 million loan from the Plaintiffs in exchange for interest payments and warrants to purchase 350,000 shares of the Company's Series E Preferred Stock at $12.50 per share (not taking into account a two-for-one stock split in September 1995 and the further two-for-one stock split to be effected in August 1996). The complaint alleges damages of ``at least the difference between their exercisable $12.50 per share price on 350,000 shares and the per share price of stock sold in any initial public offering."

    On July 12, 1995, and September 8, 1995, the Company filed motions to dismiss the case for lack of federal jurisdiction and failure to state a claim. The Company's motions to dismiss the case remain pending and undecided. There has been no discovery in the case, and no trial date is set.

    The  Company   denies  the   allegations  of   the  Plaintiffs'   complaint,
specifically denies that there was any contract, and intends to contest the claims vigorously.

EMPLOYEES

    As of June 30, 1996, AFC had 315 full-time employees, including 53 in marketing, sales and support services, 98 in research and development, 121 in operations and 43 in general administrative positions. Substantially all of AFC's employees are based at the Company's headquarters in Petaluma, California. None of the Company's employees are represented by a labor union. The Company believes its relationships with its employees are good and has never experienced a strike or work stoppage.

PROPERTIES

    The Company's administrative, sales and marketing, and product development headquarters are located in Petaluma, California, where the Company leases approximately 75,000 square feet under leases expiring beginning in March 2005. The Company recently completed lease negotiations for approximately 90,000 square feet of additional space in two buildings, which is scheduled for occupancy in the latter half of 1996 and early 1997. The Company believes its facilities are adequate for its current needs and for its needs in the foreseeable future.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The executive officers, key employees and directors of the Company, and their respective ages as of June 30, 1996, are as follows:

NAME                                                  AGE      POSITION
------------------------------------------------      ---      ------------------------------------------------
EXECUTIVE OFFICERS
Donald Green....................................          65   Chairman of the Board and Chief Executive
                                                               Officer
Carl J. Grivner.................................          42   President and Chief Operating Officer and
                                                               Director
Karen Godfrey...................................          42   Corporate Controller and Assistant Secretary
Glenn Lillich...................................          49   Vice President, Domestic Sales and Marketing
Dan E. Steimle..................................          48   Vice President, Chief Financial Officer,
                                                               Treasurer and Secretary
KEY EMPLOYEES
James Hoeck.....................................          35   Vice President, Advanced Development
John Webley.....................................          38   Vice President, Advanced Development
David Arnold....................................          46   Vice President, Engineering Development
Michael Hatfield................................          33   Vice President, International and Product
                                                               Management
Peter Kilkus....................................          51   Vice President, Quality
Greg Steele.....................................          35   Vice President, Operations
OUTSIDE DIRECTORS
B.J. Cassin (1).................................          62   Director
Clifford H. Higgerson (1) (2)...................          56   Director
Brian Jackman (2)...............................          55   Director
Dan Rasdal (1)..................................          62   Director

---------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.


    DONALD GREEN was a co-founder of the Company and has been the Company's Chairman of the Board and Chief Executive Officer since May 1992. He founded Optilink Corporation ("Optilink") in 1987 to develop a fiber NGDLC system called the Litespan 2000. Mr. Green was the President and Chief Executive Officer of Optilink from 1987 until its acquisition by DSC in 1990. From 1990 until the founding of the Company, Mr. Green was Vice President and General Manager of the Access Products division of DSC. Prior to founding Optilink, Mr. Green served for 17 years as Chief Executive Officer of Digital Telephone Systems, a company he founded in 1969 to develop, manufacture and market the D960 Digital Loop Carrier system. Prior to founding Digital Telephone Systems, Mr. Green served as Project Engineer and, subsequently, Vice President of Engineering for Lynch Communication Inc., a telecommunications company ("Lynch"), as well as Design Engineer for RCA Standard Telephone Cables (UK), a telecommunications company. Mr. Green began his career with British Telecom, a telecommunications company, and is a graduate of the British Institute of Electrical Engineers.


    CARL J. GRIVNER has been the Company's President and Chief Operating Officer since December 1995 and a Director since May 1996. From July 1995 to December 1995 he was the Company's Chief Operating Officer. From September 1994 to July 1995, he was President of Enhanced Business Services of Ameritech, an RBOC. From 1986 to September 1994, Mr. Grivner held various general management positions at Ameritech, including President of Ameritech's Advertising Services (Yellow Pages) Unit. From 1977 to 1986, he held a variety of technical and marketing positions at International Business Machines, Inc. Mr. Grivner holds a Bachelor of Arts degree in Biology from Lycoming College and an advanced degree from the University of Pennsylvania, Wharton School of Business.

    KAREN GODFREY has been the Company's Corporate Controller since May 1994 and its Assistant Secretary since February 1995. From September 1992 to May 1994, Ms. Godfrey was self-employed as a financial management consultant. Ms. Godfrey was the Chief Financial Officer of Fortune's Almanac, Inc., a catalog company, from September 1991 to September 1992 and the Chief Financial Officer and Vice President of Operations of Paracomp, Inc., a software company, from 1989 to September 1991. Ms. Godfrey held various financial management positions with WordStar International Corporation, a software company, from 1984 to 1989, including Corporate Controller. Ms. Godfrey started her professional career with KPMG Peat Marwick. She is a C.P.A. and holds a Bachelor of Science degree in Accountancy from the University of Illinois, Champaign-Urbana.

    GLENN LILLICH has been the Company's Vice President, Domestic Sales and Marketing since June 1996. From February 1993 to June 1996, Mr. Lillich was the Company's Vice President, Sales. From January 1992 to December 1992, he served as the Western Region Director of Sales for the Telecom Division of Stratus
Company, a manufacturer of computer systems. Mr. Lillich held various sales positions at DSC from 1984 to December 1991, most recently as Vice President, Sales; GTE Telenet Systems Corporation, a manufacturer of packet switch hardware, from 1980 to 1983; and Northern Telecom Systems Corporation, a manufacturer and distributor of data processing systems, from 1978 to 1979. Mr. Lillich holds a Bachelor of Science degree in Accounting from Ohio State University and an MBA in Behavioral Management from Pepperdine University.

    DAN E. STEIMLE has been the Company's Vice President and Chief Financial Officer since December 1993. He has also been the Company's Secretary and Treasurer since July 1995. He was the Senior Vice President for Operations, Chief Financial Officer and Treasurer for The Santa Cruz Operations, Inc., a software company, from 1991 until joining AFC. Mr. Steimle served as Corporate Director of Business Development at Mentor Graphics Corporation, a company supplying engineering design software, from 1989 to September 1991 and held various financial positions at Cipher Data Products, Inc., a manufacturer of computer peripherals, from 1982 to 1989, including Corporate Vice President, Chief Financial Officer and Treasurer. Mr. Steimle holds a Bachelor of Science degree in Accounting from Ohio State University and an MBA in Marketing and Management from the University of Cincinnati. Mr. Steimle is also a director of Mitek Systems, Inc., a software company.

    JAMES HOECK was a co-founder of the Company and served as Vice President, Engineering from inception through January 1995 when he became Vice President, Advanced Development. In November 1990, he co-founded Quadrium Research Corporation, a design consulting company ("Quadrium"), and served as its President until May 1992. Previously, Mr. Hoeck served as a manager of firmware at Optilink and as a member of the technical staff at Teradyne, Inc., a test and measurement equipment company. Mr. Hoeck holds a Bachelor of Science degree in Electrical Engineering from Northwestern University.

    JOHN WEBLEY was a co-founder of the Company and served as Vice President, Engineering from inception through January 1995 when he became Vice President, Advanced Development. In November 1990, he co-founded Quadrium with Mr. Hoeck, and served as its Vice President until June 1992. Previously, Mr. Webley served as manager of systems interface hardware at Optilink, as a member of the technical staff at Rockwell International, a defense contractor, as a senior engineer at Lynch and as a network systems engineer for the Department of Telecommunications in Cape Town, South Africa. Mr. Webley holds a Bachelor of Science degree in Electrical Engineering, an Hon. B.Sc. and a Master of Science degree in Electrical Engineering from the University of Stellenbosch, South Africa.

    DAVID ARNOLD has been the Company's Vice President, Engineering Development since April 1996. From November 1993 to November 1995, he was senior director of telephony products research at Ericsson Raynet, a provider of telecommunications equipment. From 1989 to November 1993, he served as engineering director for Alcatel Network Systems, a provider of telecommunications equipment. Previously, from

1978 to 1983, Mr. Arnold held a variety of engineering positions at Digital Equipment Corporation, a provider of computer and data processing equipment. Mr. Arnold holds a Bachelor of Science degree in Computer Science from the University of California, Berkeley.

    MICHAEL HATFIELD has been the Company's Vice President, International and Product Management since June 1996. From September 1992 to June 1996 he was Vice President, Marketing. From July 1992 to September 1992, he served as the director of marketing for the synchronization products division of Telecom Solutions, Inc., a telecommunications company. Previously, Mr. Hatfield held various marketing positions at DSC from 1987 to July 1992. Mr. Hatfield holds a Bachelor of Science degree in Electrical Engineering from the Rose-Hulman Institute of Technology and an MBA in Finance from Indiana University.

    PETER KILKUS has been the Company's Vice President, Quality Assurance since March 1995. From 1990 to March 1995, he served as the Senior Director, Quality Assurance, for DSC. From 1988 to 1990, he held various positions at Optilink, most recently as Vice President; Operations. Mr. Kilkus holds an MA in Physics from the University of California, Santa Barbara and a Bachelor of Arts degree in Physics from St. Mary's University of Minnesota.

    GREG STEELE has been the Company's Vice President, Operations since April 1995. Prior to joining the Company, from 1990 to November 1994, Mr. Steele held various positions at DSC, including director of account marketing and senior manager of manufacturing from 1990 to April 1993. Previously, from 1984 to 1990, Mr. Steele held several manufacturing positions at Texas Instruments. Mr. Steele holds a Bachelor of Science degree in Industrial Engineering from Oregon State University.

    B.J. CASSIN has been a director of the Company since January 1993. Since 1979, he has been a private venture capitalist. Previously, he co-founded Xidex Corporation, a manufacturer of data storage media, in 1969, and served as Vice President, Marketing. He is currently a director of six private companies.

    CLIFFORD H. HIGGERSON has been a director of the Company since January 1993. Mr. Higgerson has been a general partner of Vanguard Ventures Partners, a venture capital firm and a stockholder of the Company, since July 1991 and managing partner of Communications Ventures, a venture capital firm, since 1987. Mr. Higgerson is also a director of Digital Microwave Corporation and eight private companies.

    BRIAN JACKMAN has been a director of the Company since October 1993. Mr. Jackman has been the Executive Vice President of Tellabs, Inc., a telecommunications equipment company and a stockholder of the Company, and the President of Tellabs Operations Inc., a subsidiary of Tellabs, Inc., since 1993. From 1990 to 1993, Mr. Jackman was the Executive Vice President of Business Operations of Tellabs. From 1989 to 1990, he was the Senior Vice President/General Manager of the data communications division of Tellabs, Inc. Mr. Jackman is also a director of Tellabs, Inc. and Universal Electronics, Inc.

    DAN RASDAL has been a director of the Company since January 1993. Mr. Rasdal has been Chairman of the Board of SymmetriComm, Inc., a telecommunications company, since July 1989, and the President and Chief Executive Officer of SymmetriComm since 1985.

    The current directors have been elected pursuant to the terms of the Company's certificate of incorporation and a voting agreement among certain stockholders of the Company, whereby holders of Series A and Series B Preferred Stock of the Company have the right to elect three directors in the aggregate and the parties to the voting agreement agreed to vote for a director designated in accordance with the voting agreement. Such arrangements will terminate upon closing of this offering.

    Upon closing of the offering, the Company's certificate of incorporation will provide for a classified Board of Directors composed of seven directors. Accordingly, the terms of the office of the Board of Directors will be divided into three classes. Class I will expire at the annual meeting of the stockholders to be held in 1997; Class II will expire at the annual meeting of the stockholders to be held in 1998; and Class III will expire at the annual meeting of the stockholders to be held in 1999. At each annual meeting of the stockholders, beginning with the 1997 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. Carl Grivner and Clifford Higgerson will be designated as Class I directors. B.J. Cassin and Brian Jackman will be designated as Class II directors. Donald Green and Dan Rasdal will be designated as Class III directors. A seventh director will be nominated as soon as practicable upon the closing of this offering. To the extent there is an increase in the number of directors, additional directorships resulting therefrom will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

    Each executive officer and key employee serves at the discretion of the Board of Directors. The Company does not have any existing employment agreements with any executive officer or key employee. There are no family relationships among any of the directors, executive officers and key employees of the Company.

BOARD COMMITTEES

    The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. The Audit Committee, currently consisting of Messrs. Cassin, Higgerson and Rasdal, meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. The Compensation Committee, currently consisting of Messrs. Higgerson and Jackman, reviews and approves the Company's compensation arrangements for key employees and administers the 1996 Stock Incentive Plan and the Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

    Non-employee Board members will not receive any cash fees for their service on the Board or any Board committee, but they will be entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. In addition, non-employee Board members will receive stock options pursuant to the automatic option grant program in effect under the Company's 1996 Stock Incentive Plan. See `` -- Stock Incentive Plan" for further information concerning this program.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. This provision is intended to allow the Company's directors the benefit of Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including breach of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments or dividends or unlawful stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. As a result, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are not available. In addition, the Company's bylaws provide that the Company shall indemnify its executive officers and directors to the fullest extent provided by Delaware law. The bylaws also authorize the use of indemnification agreements, and the Company has entered into such agreements with each of its directors and executive officers. Prospective investors should be aware that the effect of such indemnification provisions may be to shift to the Company liabilities which may otherwise have been payable by individual directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be provided to the Company's executive officers and directors, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

    The Company intends to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND OTHER COMPENSATION. The following table sets forth the compensation earned by the Company's Chief Executive Officer, three executive officers who were serving as such at the end of 1995 and one former executive officer (the ``Named Executive Officers"), each of whose aggregate compensation for the year ended December 31, 1995 was in excess of $100,000 for services rendered in all capacities to the Company for such fiscal year.

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                      -------------
                                                                        NUMBER OF
                                               ANNUAL COMPENSATION     SECURITIES
                                              ----------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                     SALARY      BONUS        OPTIONS     COMPENSATION
--------------------------------------------  ----------  ----------  -------------  -------------
Donald Green (1) ...........................  $  185,000  $  115,625       25,000         --
 Chairman of the Board and Chief Executive
 Officer
Carl J. Grivner (2) ........................     102,115      48,894      212,000      $  14,690(3)
 President and Chief Operating Officer
Glenn Lillich ..............................     160,000      54,400       12,000         --
 Vice President, Domestic Sales and
 Marketing
Dan E. Steimle .............................     160,000      54,400       12,000         --
 Vice President, Chief Financial Officer,
 Treasurer and Secretary
Carlos Baradello (4) .......................     153,846      65,000       129,000        166,013 (3)
 Vice President, Engineering Development

---------
(1) On May 31, 1995, Mr. Green purchased 167,200 shares of Common Stock from the Company in exchange for a note payable in the amount of $52,250, the fair market value of such shares on such date, pursuant to a compensation agreement approved by the Board of Directors. The Company has the right to repurchase such shares at the original purchase price per share upon Mr. Green's cessation of service prior to vesting in such shares and a right of first refusal in connection with transfers of such shares prior to the Company's initial public offering. See ``Certain Transactions."

(2) Mr. Grivner joined the Company in July 1995 at an annual base salary of $225,000.

(3) Represents relocation expenses paid by the Company.

(4) Mr. Baradello resigned from the Company effective May 1996.

    In 1996, the Company instituted a bonus program pursuant to which bonuses will be paid to executive officers based on Company performance targets. The aggregate bonuses to be paid under this program are limited to 15% of the Company's income before income taxes.

    STOCK OPTION GRANTS TO NAMED EXECUTIVE OFFICERS. The following table sets forth certain information regarding stock option grants made to each of the Named Executive Officers in 1995. No stock appreciation rights were granted to the Named Executive Officers during such year.

                                                      INDIVIDUAL GRANTS (1)                    POTENTIAL REALIZABLE
                                     --------------------------------------------------------    VALUE AT ASSUMED
                                      NUMBER OF                                                ANNUAL RATES OF STOCK
                                     SECURITIES     PERCENT OF                                  PRICE APPRECIATION
                                     UNDERLYING    TOTAL GRANTED     PER SHARE                  FOR OPTION TERM (2)
                                       OPTIONS    TO EMPLOYEES IN    EXERCISE     EXPIRATION   ---------------------
NAME                                   GRANTED      FISCAL YEAR    BASE PRICE(3)     DATE         5%         10%
-----------------------------------  -----------  ---------------  -------------  -----------  ---------  ----------
Donald Green.......................      25,000            2.0%      $  1.50        12/12/05   $  23,584  $   59,765
Carl J. Grivner....................     200,000           15.7          0.625       08/15/05      78,612     199,218
                                         12,000            0.9          1.50        12/12/05      11,320      28,687
Glenn Lillich......................      12,000            0.9          1.50        12/12/05      11,320      28,687
Dan E. Steimle.....................      12,000            0.9          1.50        12/12/05      11,320      28,687
Carlos Baradello...................     120,000            9.4          0.3125      01/18/05      23,584      59,765
                                          9,000            0.7          1.50        12/12/05       8,490      21,516

---------
(1) Each option is immediately exercisable for all the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, in the event the optionee terminates employment prior to vesting in those shares. Twenty percent of the option shares will vest upon optionee's completion of one year of service measured from the vesting date, and the balance will vest in successive equal monthly installments over the next 48 months of service thereafter. All the option shares will immediately vest in the event the Company is acquired by merger or asset sale, unless the options are assumed by the acquiring entity.

(2) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations based upon stock price appreciation at the assumed 5% and 10% compounded annual rates (as applied to the estimated fair market value of the option shares on the date of grant, not the current fair market value of those shares) and are not intended to forecast any actual or potential future appreciation, if any, in the value of the Company's stock price. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the Common Stock as well as the option holder's continued employment through the vesting period. The potential realizable value calculation assumes that the option holder waits until the end of the option term to exercise the option.

(3) The exercise price for the shares of Common Stock subject to option grants made under the Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

    On June 25, 1996, non-qualified stock options exercisable for 184,902 shares of Common Stock, with a per share exercise price of $12.50, were granted to Mr. Green. Such options vest ratably on a monthly basis over a two year period from the date of the grant.

    OPTION EXERCISES AND HOLDINGS. The following table sets forth certain information with respect to the Named Executive Officers concerning their option holdings for 1995. No options were exercised by the Named Executive Officers in 1995, and no stock appreciation rights were exercised or were outstanding at the end of such year.

                                        NUMBER OF SECURITIES
                                       UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                              OPTIONS                IN-THE-MONEY OPTIONS
                                      AT DECEMBER 31, 1995 (1)     AT DECEMBER 31, 1995 (2)
                                     --------------------------  ----------------------------
NAME                                 EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------  -----------  -------------  -------------  -------------
Donald Green.......................      41,334         63,666    $    60,968    $    57,032
Carl J. Grivner....................      --            212,000        --             175,000
Glenn Lillich......................     110,932        137,068        160,175        170,675
Dan E. Steimle.....................      77,334        134,666        111,768        171,732
Carlos Baradello...................      --            129,000        --             142,500

---------
(1) Although each option is immediately exercisable for all the option shares, any shares purchased under the option are subject to repurchase by the Company, at the exercise price paid per share, in the event the optionee terminates employment prior to vesting in those shares. Twenty percent of the option shares will vest upon optionee's completion of one year of service measured from the vesting date, and the balance will vest in successive equal monthly installments over the next 48 months of service thereafter. All the option shares will immediately vest in the event the Company is acquired by merger or asset sale, unless the options are assumed by the acquiring entity. Accordingly, the table reflects such option shares as to which the repurchase right has lapsed under the "exercisable" column and such option shares subject to the repurchase right under the "unexercisable" column.

(2) Based on the fair market value of the Company's Common Stock at December 31, 1995 ($1.50 per share as determined by the Board of Directors) less the exercise price payable for such shares.

    Mr. Steimle exercised options for 160,000 shares of Common Stock in June 1996 at an exercise price of $0.025 per share.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

    The Compensation Committee as Plan Administrator of the 1996 Stock Incentive Plan has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers or any unvested shares actually held by those individuals under the 1996 Stock Incentive Plan, in the event the Company is acquired by merger or asset sale or there is a hostile change in control effected by a successful tender or exchange offer for more than 50% of the Company's outstanding voting securities or a change in the majority of the Board as a result of one or more contested elections for Board membership. Alternatively, the Compensation Committee may condition such accelerated vesting upon the individual's termination of service within a designated period following the acquisition or hostile change in control. See `` -- Stock Incentive Plan."

STOCK INCENTIVE PLAN

    The Company's 1996 Stock Incentive Plan (the ``1996 Plan") is intended to serve as the successor equity incentive program to the Company's 1993 Stock Option/Stock Issuance Plan (the ``Predecessor Plan"). The 1996 Plan was adopted by the Board of Directors on July 12, 1996 and approved by the stockholders in August 1996. A total of 7,175,676 shares of Common Stock have initially been authorized for issuance under the 1996 Plan. This initial share reserve is comprised of (i) the shares which remained available for issuance under the Predecessor Plan, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of 1,000,000 shares. As of June 30, 1996, there were options to purchase 4,076,918 shares under the Predecessor Plan. In addition, the share reserve will automatically be increased on the first trading day of each calendar year, beginning with the 1997 calendar year, by an amount equal to 3% of the number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. However, in no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 400,000 shares in the aggregate per calendar year. The 1996 Plan is administered by the Compensation Committee of the Board of Directors (the ``Plan Administrator").

    Outstanding options under the Predecessor Plan will be incorporated into the 1996 Plan upon the closing of this offering, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1996 Plan.

    The   1996  Plan  is   divided  into  five   separate  components:  (i)  the
Discretionary Option Grant Program, under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date; (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services; (iii) the Salary Investment Option Grant Program under which, if activated by the Plan Administrator for a given year, executive officers and other highly compensated employees may elect to apply a portion of their base salary for such year to the acquisition of special below-market stock option grants; (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date; and (v) the Director Fee Option Grant Program, if activated by the Plan Administrator for a given year, pursuant to which the non-employee
Board members may apply all or a portion of the annual retainer fee, if any, otherwise payable to them in cash each year to the acquisition of special below-market option grants.

    The Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under the Discretionary Option Grant, Salary Investment Option Grant or Stock Issuance Programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. Generally, options will be immediately exercisable for all the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, in the event the optionee terminates employment prior to vesting in those shares. The administration of the Automatic Option Grant and Director Fee Option Grant Programs will be self-executing in accordance with the express provisions of each such program.

    The exercise price for the shares of Common Stock subject to option grants made under the Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

    In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed eighteen
(18) months) following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned or (ii) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members. The Plan Administrator will also have the discretion to provide for the automatic acceleration of outstanding options and the lapse of any outstanding repurchase rights upon (i) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board members or (ii) the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed eighteen
(18) months) following such a hostile change in control. Options currently outstanding under the Predecessor Plan will accelerate upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the acquiring entity, but such options are not subject to acceleration upon the termination of the optionee's service following an acquisition in which those options are assumed or a hostile change in control of the Company.

    Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights under the Predecessor Plan.

    The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the officer will be granted, as soon as practical following the start of the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the amount of salary invested in that option. The option will vest in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

    Under the Automatic Option Grant Program, each individual who first joins the Board after June 30, 1996 as a non-employee Board member will receive an option grant for 20,000 shares of Common Stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each annual meeting of stockholders, beginning with the 1997 annual meeting, each individual who is to continue to serve as a non-employee Board will receive an option grant to purchase 6,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company and whether or not such individual first joined the Board after June 30, 1996, provided that such individual has served as a non-employee Board member for at least six months.

    Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in the shares. Each automatic option grant will vest in a series of installments over the optionee's period of Board service as follows: one-third of the option shares upon completion of one year of Board service, and the balance in twenty-four
(24) successive equal monthly installments upon the optionee's completion of each additional month of Board service thereafter. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

    Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member would have the opportunity to apply all or a portion of the annual retainer fee, if any, otherwise payable in cash to the acquisition of a below-market option grant. The option grant would automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of installments over the optionee's period of Board service as follows: one half of the option shares will become exercisable upon the optionee's completion of six
(6) months of Board service during the calendar year of the option grant and the balance will become exercisable in six (6) successive equal monthly installments upon his or her completion of each additional month of Board service in such calendar year. However, the option will become immediately exercisable for all the option shares upon certain changes in the ownership or control of the Company.

    The Board may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on June 30, 2006, unless sooner terminated by the Board.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the ``Purchase Plan") was adopted by the Board of Directors on July 12, 1996 and approved by the stockholders in August 1996. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 1,500,000 shares of Common Stock has been established for this purpose.

    The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the Underwriting Agreement is executed in connection with this Offering and will end on the last business day in July 1998.

    All individuals employed by the Company (or any current or future participating subsidiary) will be eligible to participate in the Purchase Plan if they are regularly scheduled to work more than twenty (20) hours per week for more than five (5) calendar months per year.

    Individuals who are eligible employees on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (February 1 or August 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

    Payroll deductions may not exceed 10% of the participant's base salary for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (January 31 and July 31 each year, with the first such purchase date to occur on January 31, 1997) at a purchase price per share not less than eighty-five percent (85%) of the LOWER of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or
(ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,500 shares on any one semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end, and a new twenty-four (24)-month offering period will begin, based on the lower fair market value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors established a Compensation Committee in May 1994. During the last fiscal year, Messrs. Higgerson and Jackman served as members of the Compensation Committee. Neither of these individuals has served at any time as an officer or employee of the Company. Prior to the establishment of the Compensation Committee, all decisions relating to executive compensation were made by the Company's Board of Directors. For a description of the transactions between the Company and members of the Compensation Committee and entities affiliated with such members, see "Certain Transactions." No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

    Since its inception, the Company has issued and sold, in private placement transactions, shares of Preferred Stock and warrants to purchase Common Stock to the Company's executive officers, directors and/or greater than 5% stockholders as follows:

                                                         COMMON      COMMON      COMMON      COMMON
                                                       EQUIVALENT  EQUIVALENT  EQUIVALENT  EQUIVALENT
                                                       SHARES OF   SHARES OF   SHARES OF   SHARES OF
                                                        SERIES A    SERIES B    SERIES C    SERIES D       COMMON
                                                       PREFERRED   PREFERRED   PREFERRED   PREFERRED        STOCK
INVESTOR (1)                                           STOCK (2)   STOCK (3)   STOCK (4)   STOCK (5)      WARRANTS
-----------------------------------------------------  ----------  ----------  ----------  ----------  ---------------
B.J. Cassin..........................................   1,285,458     175,029     109,656      --          339,908(6)
Coral Partners II....................................      43,862       6,838   1,353,462     208,487    1,234,280(7)
Donald Green.........................................     681,552      --          --          --          294,044(8)
Harris Corporation...................................      --          --         877,248      87,725      800,000(9)
Dan E. Steimle.......................................      --          --           5,483      --            5,000(10)
St. Paul Venture Capital, Inc........................   1,485,720     231,602     439,655     263,174      831,880(11)
Tellabs, Inc. (12)...................................      --       1,141,322      13,176   1,403,597    1,352,836(13)
Vanguard IV, L.P. (14)...............................   1,485,720     231,602     351,956      87,725      779,464(15)

---------
 (1) Shares held by all affiliated persons and entities have been aggregated. See "Principal Stockholders" for more detail on shares held by these purchasers.

 (2) Shares of Series A Preferred Stock were issued in January and April 1993 at an effective common equivalent per share price of $0.45597.

 (3) Shares of Series B Preferred Stock were issued in October 1993 at an effective common equivalent per share price of $2.27985.

 (4) Shares of Series C Preferred Stock were issued in March and May 1994 at an effective common equivalent per share price of $2.27985.

 (5) Shares of Series D Preferred Stock were issued in October 1994 at an effective common equivalent per share price of $2.84982.

 (6) 80,292 of these Common Stock Warrants were exercised in February 1995, at the following exercise prices: 6,472 at $0.025 per share and 73,820 at $0.125 per share. The remaining 259,616 warrants have an exercise price of $1.165 per share.

 (7) These Common Stock Warrants have an exercise price of $1.165 per share.

 (8) These Common Stock Warrants have the following exercise prices: 255,316 at $0.025 per share and 38,728 at $0.125 per share.

 (9) These Common Stock Warrants have an exercise price of $1.165 per share.

(10) These Common Stock Warrants were exercised in July 1995 at an exercise price of $1.165 per share.

(11) These Common Stock Warrants have the following exercise prices: 6,472 at $0.025 per share, 63,260 at $0.125 per share, 150,000 at $0.25 per share and
    612,148 at $1.165 per share.

(12) Brian Jackman, an affiliate of Tellabs, is a director of the Company.

(13) 1,042,836 of these Common Stock Warrants were exercised in May 1995 at an exercise price of $1.165 per share. The remaining 310,000 warrants have the following exercise prices: 300,000 at $0.25 per share and 10,000 at $1.165 per share.

(14) Clifford H. Higgerson, an affiliate of Vanguard, is a director of the Company.

(15) These Common Stock Warrants have the following exercise prices: 6,472 at $0.025 per share, 70,820 at $0.125 per share, 150,000 at $0.25 per share and
    552,172 at $1.165 per share.

    The foregoing table has been adjusted to reflect the conversion of each outstanding share of Series A, Series B, Series C and Series D Preferred Stock of the Company into 1.09656 shares of Common Stock upon closing of this offering. Each holder of such shares of Common Stock issued upon conversion of Preferred Stock is entitled to certain registration rights. See ``Description of Capital Stock -- Registration Rights."

    In connection with the issuance and sale of Preferred Stock, the Company entered into an indemnity agreement with its Preferred Stock investors (other than investors of Series F Preferred Stock) pursuant to which the Company agreed to indemnify such investors from the financial dilution they may experience as a result of the costs and potential liabilities of the Company arising in connection with the DSC litigation. In connection with the settlement of the litigation with DSC, the Company entered into an Amended and Restated Indemnity Agreement (the "Amended Indemnity Agreement") with such investors. Pursuant to the Amended Indemnity Agreement, the indemnification was limited to the costs and expenses of the litigation and was effected by amending the Company's Articles of Incorporation in August 1996 to adjust the rate at which each series of Preferred Stock (other than Series F) converts into Common Stock. The rate at which each share of Series A, Series B, Series C and Series D Preferred Stock was adjusted so that each of such shares will convert into 1.09656 shares of Common Stock and each share of Series E Preferred Stock will convert into
1.02529 shares of Common Stock. Such conversion into Common Stock will automatically occur upon the consummation of the offering. Upon amendment of the Articles of Incorporation in August 1996, the Amended Indemnity Agreement was terminated and no further indemnification obligation remains. See Note 9 of Notes to Consolidated Financial Statements.

    In October 1995, the Company loaned to Carl Grivner, the President and Chief Operating Officer of the Company, the sum of $100,000 to assist him in relocating to Northern California. Such loan bears interest at the rate of 6.37% per annum, with accrued interest due and payable annually on July 19 of each year, and the principal of such loan is due and payable in three equal installments on July 19 of 1996, 1997 and 1998. As of June 30, 1996, the entire principal balance of this loan remains outstanding.

    In May 1995, the Company issued an aggregate of 563,600 shares of Common Stock at $0.3125 per share to certain key employees pursuant to compensation agreements approved by the Company's Board of Directors. In connection with such issuance, each such employee paid for the restricted stock by issuing a secured note payable to the Company. The Company has the right to repurchase such stock at the original purchase price per share upon the purchaser's cessation of service prior to vesting in such shares. The repurchase right lapses with respect to the shares, and each purchaser vests in his shares, as follows: 20% of the shares upon completion of one year of service measured from the date of issuance, and the balance of the shares in a series of equal successive monthly installments upon the purchaser's completion of each of the next 48 months of service thereafter. Such stock is also subject to the Company's right of first refusal, which is exercisable in the event the purchaser decides to sell or otherwise transfer any of the shares purchased prior to the initial public offering of Common Stock. Donald Green, the Company's Chief Executive Officer, purchased 167,200 shares of Common Stock and issued a note payable to the Company in the amount of $52,250. The note is secured by shares of Preferred Stock owned by Mr. Green. Such note bears interest at the rate of 6.5% per annum with the entire principal balance of the note, together with all accrued or unpaid interest, due and payable on December 13, 2000.

    AFC and Harris, a stockholder of the Company, entered into an agreement in 1995 to form a joint venture to manufacture, distribute and support the UMC system in India. The joint venture includes formation of a holding company in Mauritius, owned 51% by AFC and 49% by Harris, which in turn intends to form a joint venture in India with local Indian partners following receipt of certain government approvals. To date, the parties have identified and selected two Indian companies that will collectively own 34% of the Indian venture to be located in Delhi. See "Business -- Markets and Customers."

    AFC and Tellabs, a stockholder of the Company, entered into a general partnership in 1994 to design, develop, manufacture and distribute a new product line derived from the UMC system. AFC contributed a non-exclusive license to use the UMC technology, Tellabs contributed cash to the joint venture, and each received defined marketing rights for the developed technology. See "Business -- Markets and Customers."

    The  Company has granted  options to certain of  its directors and executive
officers.  See   ``Management  --   Executive  Compensation"   and   ``Principal
Stockholders."

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1996 and as adjusted to reflect the sale of shares of Common Stock offered hereby by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each executive officer of the Company, (iii) each director of the Company, and
(iv) all directors and executive officers of the Company as a group. The following table has been adjusted to reflect the conversion of each outstanding share of Series A, Series B, Series C and Series D Preferred Stock into 1.09656 shares of Common Stock, each outstanding share of Series E Preferred Stock into
1.02529 shares of Common Stock, and each outstanding share of Series F Preferred Stock into 1 share of Common Stock.

                                                                                PERCENT OF TOTAL SHARES
                                                       NUMBER OF SHARES         BENEFICIALLY OWNED (1)
                                                         BENEFICIALLY     -----------------------------------
NAME                                                         OWNED         BEFORE OFFERING    AFTER OFFERING
-----------------------------------------------------  -----------------  -----------------  ----------------
Tellabs, Inc. (2) ...................................        3,889,966            15.5%             13.1%
 4951 Indiana Avenue
 Lisle, IL 60532
Coral Partners II (3) ...............................        3,341,431            12.7%             10.9%
 60 South Sixth Street, Suite 3510
 Minneapolis, MN 55402
St. Paul Venture Capital, Inc. (4)...................        3,252,031            12.7%             10.8%
 8500 Normandale Lake Blvd., Suite 1940
 Bloomington, MN 55437
Vanguard IV, L.P. (5) ...............................        2,958,398            11.6%              9.8%
 525 University Avenue
 Palo Alto, CA 94301
Harris Corporation (6) ..............................        1,764,973             6.9%              5.9%
 DTS Division
 300 Bel Marin Keys Blvd.
 Novato, CA 94944-1188
B.J. Cassin (7)......................................        1,343,915             5.4%              4.6%
Donald Green (8).....................................        2,046,534             8.1%              6.8%
Carl J. Grivner (9)..................................          218,000               *                 *
Clifford H. Higgerson (10)...........................        2,958,398            11.6%              9.8%
Brian Jackman (11)...................................        3,910,932            15.6%             13.2%
Dan Rasdal (12)......................................           63,000               *                 *
Glenn Lillich (13)...................................          268,000             1.1%                *
Dan E. Steimle (14)..................................          255,407             1.0%                *
Carlos Baradello (15)................................           60,000               *                 *
All executive officers and directors as a group (10
 persons) (16).......................................       11,225,772            41.2%             35.4%

---------
 *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable within 60 days are deemed to be outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 300,000 shares which may be acquired upon exercise of a warrant.

 (3) Includes 1,445,716 shares which may be acquired upon exercise of warrants. Also includes 2,193 shares held by Yuval Almog, 5,263 shares held in an IRA by Dain Bosworth, Inc. as a custodian for the benefit of Yuval Almog and 2,000 shares which may be acquired upon exercise of a warrant by Mr. Almog. Also includes 2,193 shares held by Peter McNerney, 2,000 shares which may be acquired upon exercise of a warrant by Mr. McNerney, 1,228 shares held by Linda Watchmaker, and 800 shares which may be acquired upon exercise of a warrant by Ms. Watchmaker. Messrs. Almog and McNerney and Ms. Watchmaker are the general partners of Coral Management Partners II, which is the general partner of Coral Partners II, and may be deemed to be the beneficial owners of such shares. Mr. Almog, Mr. McNerney and Ms. Watchmaker disclaim beneficial ownership of such shares.

 (4) St. Paul Venture Capital, Inc. is a wholly owned subsidiary of St. Paul Fire and Marine Insurance Company, which is the record owner of the shares. Includes 831,880 shares which may be acquired upon exercise of warrants.

 (5) Includes 779,464 shares which may be acquired upon exercise of warrants.

 (6) Includes 800,000 shares which may be acquired upon exercise of a warrant.

 (7) Includes 256,433 shares held by Mr. Cassin as a conservator for Robert Cassin, 43,380 of which shares may be acquired upon exercise of a warrant. The remaining shares are held in trust by B.J. Cassin and Isabel B. Cassin, Trustees of the Cassin Family Trust U/D/T, dated January 31, 1996.

 (8) Includes 289,902 shares issuable upon exercise of options held by Mr. Green, 67,408 of which shares will be vested as of 60 days from June 30, 1996. Also includes 294,044 shares which may be acquired by Mr. Green upon exercise of warrants, and 24,248 shares which may be acquired upon exercise of a warrant, held in an IRA by Cowen & Company as a custodian for the benefit of Mr. Green. Excludes shares held by Mr. Green's adult children.

 (9) Includes 212,000 shares issuable upon exercise of options held by Mr. Grivner, 43,334 of which shares will be vested as of 60 days from June 30, 1996. Also includes 6,000 shares which may be acquired upon exercise of a warrant.


(10) Includes 2,958,398 shares held by Vanguard IV, L.P., 779,464 of which shares may be acquired upon exercise of warrants. Mr. Higgerson is a general partner of Vanguard Venture Partners, L.P., which is the general partner of Vanguard IV, L.P. and may be deemed to be the beneficial owner of such shares owned by Vanguard IV, L.P. Mr. Higgerson disclaims beneficial ownership of such shares.


(11) Includes 3,889,966 shares held by Tellabs, Inc., 300,000 of which shares may be acquired upon exercise of a warrant. Mr. Jackman is the Executive Vice President of Tellabs, Inc. and the President of Tellabs Operations, Inc. and may be deemed to be the beneficial owner of such shares owned by Tellabs. Mr. Jackman disclaims beneficial ownership of such shares. Also includes 10,000 shares which may be acquired by Mr. Jackman upon exercise of a warrant.

(12) Includes 63,000 shares issuable upon exercise of options held by Mr. Rasdal, 33,600 of which shares will be vested as of 60 days from June 30, 1996.

(13) Includes 248,000 shares issuable upon exercise of options held by Mr. Lillich, 142,400 of which shares will be vested as of 60 days from June 30, 1996. Also includes 20,000 shares which may be acquired upon exercise of a warrant.

(14) Includes 69,334 shares subject to a right of repurchase by the Company. Includes 52,000 shares issuable upon exercise of options held by Mr. Steimle, 13,334 of which shares will be vested as of 60 days from June 30, 1996; 4,800 shares held in an IRA by Alex. Brown & Sons as a custodian for the benefit of Mr. Steimle; and 4,000 shares held in an IRA by Alex. Brown & Sons as a custodian for the benefit of Jessica Steimle.

(15) Includes 18,000 shares which may be acquired upon exercise of a warrant.

(16) Includes 69,334 shares subject to a right of repurchase by the Company. Includes 950,102 shares issuable upon exercise of options, 338,810 of which shares will be vested as of 60 days from June 30, 1996, and 1,495,136 shares which may be acquired upon exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares Preferred Stock, par value $0.01 per share.

COMMON STOCK

    As of June 30, 1996, there were 24,786,947 shares of Common Stock outstanding, held of record by 138 stockholders. There will be 29,286,947 shares, of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby, assuming no exercise after June 30, 1996 of outstanding stock options and warrants (29,961,947 if the over-allotment option granted to the Underwriters by the Company is exercised in full). Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors is authorized, without further vote or action by holders of Common Stock, to issue 5,000,000 shares of Preferred Stock in one or more series and to designate the rights, preferences, limitations, restrictions of and upon shares of each series, including voting, redemption and conversion rights. The Board of Directors may also designate dividend rights and preferences in liquidation. It is not possible to state the effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of such a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock or impairing the liquidation rights of such shares without further action by holders of Common Stock. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management, which could thereby depress the market price of the Company's Common Stock.

WARRANTS

    As of June 30, 1996, the Company had issued warrants to purchase an aggregate of 5,135,080 shares of Common Stock with the following per share exercise prices: 541,048 at $0.025; 209,344 at $0.125; 600,000 at $0.25;
3,754,620 at $1.165; and 30,068 at $7.00. These warrants contain net exercise provisions and expire at various dates between January 1, 1998 and September 30, 2000. See ``Certain Transactions."

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW

    Section 203 (``Section 203") of the Delaware General Corporation Law (``DGCL") is applicable to corporate takeovers of Delaware corporations. Subject to certain exceptions set forth therein, Section 203 provides that a corporation shall not engage in any business combination with any ``interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in
Section 203, an interested stockholder is generally defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption. The Company's certificate of incorporation and the bylaws do not exclude the Company from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of the Company, which could depress the market price of the Common Stock and which could deprive the stockholders of opportunities to realize a premium on shares of the Common Stock held by them.

    CHARTER AND BYLAW PROVISIONS

    The Company's certificate of incorporation and bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The certificate of incorporation and the bylaws provide for a classified Board of Directors and permit the Board to create new directorships and to elect new directors to serve for the full term of the class of director in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one- third of the Board members each year, with each director serving a three-year term. The Board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Stockholders may remove a director or the entire Board, and such removal requires the affirmative vote of two- thirds of the outstanding voting stock. The Company's certificate of incorporation provides that stockholders may not take action by written consent but only at a stockholders' meeting, and that special meetings of the stockholders of the Company may only be called by the Chairman of the Board or a majority of the Board.

    The Company's certificate of incorporation provides that, in addition to the requirements of the DGCL, any ``Business Combination" (as defined in the certificate of incorporation) requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the Company's then outstanding capital stock, voting together as a class, unless two-thirds of the directors (excluding certain directors affiliated with persons interested in the Business Combination) approve the proposed transaction.

    A ``Business Combination," as defined in the Company's certificate of incorporation, includes (i) a merger or consolidation of the Company or any of its subsidiaries with an ``Interested Stockholder" (as defined in the certificate of incorporation) or any other corporation which is, or after such transaction would be, an ``Affiliate" or ``Associate" (as such terms are defined in the Securities Exchange Act of 1934) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets of the Company or any subsidiary that constitute five percent or more of the total assets of the Company; (iii) the issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to, or proposed by on behalf of, an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property that constitute five percent or more of the total assets of the Company; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company or any spin-off or split-up of any kind of the Company or any subsidiary, proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; or (v) any reclassification, recapitalization, or merger or consolidation of the Company with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the Company or any of its subsidiaries that is beneficially owned by any Interested Stockholder or an Affiliate or Associate of any Interested Stockholder.

    The Company's certificate of incorporation defines an ``Interested Stockholder" as (i) an individual, corporation or other entity (a ``person") which is or was at any time within the two-year period preceding the date of the transaction in question, the beneficial owner of 15% or more of the outstanding voting securities of the Company; (ii) an Associate or Affiliate of the Company who within the two-year period preceding the date of the transaction in question was the beneficial owner of 15% or more of the outstanding voting securities of the Company; or (iii) under certain circumstances, an assignee of any of the foregoing persons. A person is a ``beneficial owner" of any stock of the Company
(a) which such person or any of its Affiliates and Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

    The foregoing provisions of the certificate of incorporation and bylaws of the Company may deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and could thereby deprive the stockholders of opportunities to realize a premium on their Common Stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of the Company or a business combination with the Company to negotiate terms acceptable to the Board of Directors. Such provisions of the Company's certificate of incorporation and bylaws can be changed or amended only by the affirmative vote of the holders of at least two-thirds of the Company's then outstanding voting stock.

REGISTRATION RIGHTS

    Following this offering, the holders of approximately 20,679,023 shares of Common Stock and warrants to purchase approximately 5,135,080 shares of Common Stock or their assignees (the ``Holders"), will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and the Holders, if the Company proposes to register any of its securities under the Securities Act, the Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, upon the request of the Holders of at least 50% of the registrable securities at any time after January 1, 1997, the Holders may require the Company on not more than one occasion to file a registration statement under the Securities Act with respect to such shares, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Holders may require the Company to register all or a portion of their shares with registration rights on Form S-3 when such form becomes available to the Company, on not more than three occasions, subject to certain conditions and limitations. If the Holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. Moreover, if the Company were to include in a Company initiated registration shares held by the Holders pursuant to exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise additional capital.

TRANSFER AGENT AND REGISTRAR

    The Company has appointed The First National Bank of Boston as its transfer agent and registrar of the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the lapse of such restrictions could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


    Upon completion of this offering, the Company will have outstanding 29,286,947 shares of Common Stock, assuming no exercise after June 30, 1996 of outstanding options or warrants. Of these shares, the 4,500,000 shares sold in this offering will be freely tradeable without restriction under the Securities Act, unless purchased by ``affiliates" of the Company as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act ("Rule 144"). The remaining 24,786,947 shares of Common Stock existing are ``restricted shares" as defined in Rule 144. Such restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 145 or 701 of the Securities Act. As a result of contractual restrictions described below and the provisions of Rules 144, 145 and 701, additional shares will be available for sale in the public market as follows:
(i) other than 4,500,000 shares sold in this offering, no share will be eligible for immediate sale on the date of this Prospectus, (ii) 19,403,743 shares will be eligible for sale upon expiration of lock-up agreements (as described below) 180 days after the date of this Prospectus, subject in certain cases to applicable Rule 144 volume limitations, and (iii) the remaining 5,383,204 shares will be eligible for sale thereafter upon expiration of their respective two-year holding period. As of June 30, 1996 there were outstanding warrants to purchase 5,135,080 shares of Common Stock. These warrants contain net exercise provisions. Accordingly, any shares issued upon net exercise will be eligible for sale immediately upon expiration of lock-up agreements pursuant to Rule 144.


    Each officer and director of the Company and certain stockholders and warrantholders of the Company have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated, in its sole discretion at any time and without notice, may release any or all shares from these lock-up agreements and permit holders of the shares to resell all or any portion of their shares at any time prior to the expiration of the 180-day lock-up period.

    In addition, certain stockholders of the Company and all optionholders of the Company have agreed not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock for a period of 180 days after the offering without the prior written consent of the Company. The Company has agreed not to release any of the shares subject to such lock-up agreements without the prior written consent of Morgan Stanley & Co. Incorporated.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 282,869 shares immediately after this offering); of (ii) the average weekly trading volume of the Common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to stock options granted by the Company before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and, beginning 90 days after the date of this Prospectus (unless subject to the contractual restrictions described above), may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.


    Shortly after this offering, the Company intends to file a registration statement under the Securities Act covering 8,675,676 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan and 1996 Stock Incentive Plan. Such registration statement will automatically become effective upon filing. Accordingly, any vested shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately upon effectiveness of such registration statement, subject to the following contractual restrictions. Of such shares, 4,076,918 shares subject to stock options outstanding under the 1996 Stock Incentive Plan are subject to lock-up agreements and will be eligible for sale upon expiration of such lock-up agreements 180 days after the date of this Prospectus. In addition, the Company has agreed to restrict the transfer of the remaining 3,098,758 shares that are issued pursuant to exercise of options granted under the 1996 Stock Incentive Plan for a period of 180 days after the date of this Prospectus. The remaining 1,500,000 shares subject to options under the Employee Stock Purchase Plan will be eligible for sale upon exercise and upon filing of the registration statement.


    In addition, after this offering, the holders of approximately 20,679,023 shares of Common Stock and warrants to purchase approximately 5,135,080 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See ``Description of Capital Stock -- Registration Rights."

                                  UNDERWRITERS

    Under the terms and subject to conditions contained in an Underwriting Agreement, the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cowen & Company and Hambrecht & Quist LLC are acting as U.S. Representatives (the ``U.S. Underwriters"), have severally agreed to purchase, and the Company has agreed to sell to them, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Merrill Lynch International, Cowen & Company and Hambrecht & Quist LLC are acting as International Representatives (the ``International Underwriters"), have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of Common Stock set forth opposite their respective names below:


                                                                                             NUMBER OF
                                           NAME                                              OF SHARES
-------------------------------------------------------------------------------------------  ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated........................................................     712,500
  Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...................................................................     712,500
  Cowen & Company..........................................................................     712,500
  Hambrecht & Quist LLC....................................................................     712,500
  Alex. Brown & Sons Incorporated..........................................................     100,000
  The Chicago Corporation..................................................................      50,000
  Dain Bosworth Incorporated...............................................................      50,000
  Donaldson, Lufkin & Jenrette Securities Corporation......................................     100,000
  EVEREN Securities, Inc...................................................................      50,000
  Fahnestock & Co. Inc.....................................................................      50,000
  Furman Selz LLC..........................................................................      50,000
  McDonald & Company Securities, Inc.......................................................      50,000
  Needham & Company, Inc...................................................................      50,000
  Nutmeg Securities, Ltd...................................................................      50,000
  Parker/Hunter Incorporated...............................................................      50,000
  Brad Peery Inc...........................................................................      50,000
  Pennsylvania Merchant Group Ltd..........................................................      50,000
  Raymond James & Associates, Inc..........................................................      50,000
  Smith Barney Inc.........................................................................     100,000
  Soundview Financial Group, Inc...........................................................      50,000
                                                                                             ----------
        Subtotal...........................................................................   3,800,000
                                                                                             ----------
International Underwriters:
  Morgan Stanley & Co. International Limited...............................................     175,000
  Merrill Lynch International..............................................................     175,000
  Cowen & Company..........................................................................     175,000
  Hambrecht & Quist LLC....................................................................     175,000
                                                                                             ----------
        Subtotal...........................................................................     700,000
                                                                                             ----------
            Total..........................................................................   4,500,000
                                                                                             ----------
                                                                                             ----------


    The U.S. Underwriters and the International Underwriters are collectively referred to as the ``Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are taken.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any of the U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any of the U.S. Shares or distribute this Prospectus outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any of the International Shares (as defined below) for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any of the International Shares or distribute this Prospectus in the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, ``United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside of the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is not otherwise a United States or Canadian Person, and ``United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction. All shares of Common Stock to be offered by the U.S. Underwriters and International Underwriters under the Underwriting Agreement are referred to herein as the ``U.S. Shares" and the ``International Shares," respectively.

    Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency settlement of any shares of Common Stock so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of such shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold and will not offer or sell, directly or indirectly, any of such shares in Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares a notice to the foregoing effect.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented that (i) it has not offered or sold and prior to the expiration of the period of six months from the date of closing will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the ``Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to such shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of such shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any shares of Common Stock acquired in connection with this offering, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan. Each International Underwriter has further agreed to send to any dealer who purchases from it any of such shares of Common Stock a notice stating in substance that such dealer may not offer or sell any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer to whom it sells any of such shares a notice to the foregoing effect.


    The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess of $1.05 a share under the initial public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 a share to other Underwriters or to certain other dealers.



    The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 675,000 additional shares of Common Stock at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby.


    The Representatives of the Underwriters have informed the Company that the Underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered hereby.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, subject to certain limited exceptions.

    See ``Shares Eligible for Future Sale" for a description of certain arrangements by which all officers, directors and stockholders of the Company have agreed not to sell or otherwise dispose of the Common Stock of the Company for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated.


    The Underwriters have reserved for sale, at the initial public offering price, up to 260,000 shares of the Common Stock offered hereby for certain individuals who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.


PRICING OF THE OFFERING


    Prior to this offering, there has been no public market for the Company's Common Stock. The initial public offering price was determined by negotiations among the Company and the Representatives of the

Underwriters. Among the factors considered in determining the initial public offering price were the future prospects of the Company and its industry in general; sales, earnings and certain other financial and operating information of the Company in recent periods; and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.


                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

    The financial statements of Advanced Access Labs as of December 30, 1994 and December 29, 1995 and for the period April 11, 1994 (inception) through December 30, 1994 and for the year ended December 29, 1995, have been included herein and in the Registration Statement in reliance on the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company  has filed  with  the Securities  and Exchange  Commission  (the
``Commission") a registration statement on Form S-1 (together with all amendments and exhibits thereto, the ``Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected or copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                               GLOSSARY OF TERMS

Analog.......................................  A form of transmission employing a continuous electrical signal (rather than a pulsed or
                                               digital system) that varies in frequency and
                                               amplitude.
Application Specific Integrated Circuit        A broad term that refers to custom or semi-
 (ASIC)......................................  custom integrated circuits.
Asynchronous Data Channel Service (ADU)......  A low speed asynchronous data interface for rates up to 38.4 Kbps.
Backplane Design.............................  The design of the circuit board that interconnects a wide variety of service
                                               types. The interconnection of the traces on
                                               the backplane defines the performance and
                                               flexibility of the system.
Bandwidth....................................  A relative range of frequencies that carry a signal without distortion on a transmission
                                               medium.
Bellcore.....................................  Bell Communications Research. A standards body funded by the telecommunications
                                               industry that proposes new network
                                               architectures and performs validation testing
                                               and analysis.
Beta Testing.................................  A step in the engineering cycle prior to full manufacturing release.
Central Office...............................  A term commonly used to describe the location of the switching equipment that is used to
                                               re-direct telephone calls.
Central Office Switch........................  Used synonomously with Central Office.
Central Processing Unit (CPU)................  The circuit pack that contains the main operating software for the system. It is
                                               responsible for co-ordination of all system
                                               level functionality.
Channel Bank.................................  A multiplexer that puts many slow speed voice or data conversations onto one high speed
                                               link and controls the flow of the
                                               conversations.
Coaxial......................................  A type of electrical cable in which one conductor is wrapped around another and
                                               insulates the inner conductor.
Codec........................................  Electronic circuitry employed to digitize analog signals and to convert the digital
                                               signals back into analog form.
Digital......................................  The representation of information as discrete value (i.e., 1s and 0s). These digital values
                                               can be processed, manipulated, exchanged or
                                               stored by electronic systems.
Digital Loop Carrier (DLC)...................  A device used to concentrate susbscriber telephone circuits onto one or more high
                                               speed digital loops in a carrier's central
                                               office by converting analog signals into
                                               digital bit streams.

E1 Transceivers..............................  A transmitter and receiver (transceiver) for sending digital data at 2.04 Mbps over
                                               twisted pair cabling.
Frequency....................................  The number of identical cycles per second, measured in hertz, of a periodic oscillation
                                               or wave in radio propagation.
Hertz........................................  One cycle per second. The unit for measuring frequency signals.
High Speed Digital Subscriber Line (HDSL)....  A technology that enables high speed transmission of data over copper wires.
                                               Utilization of this technology requires
                                               minimal changes to existing copper phone
                                               lines.
Integrated Services Digital Network (ISDN)...  An internationally accepted standard for voice, data and signaling that makes all
                                               transmission circuits end-to-end digital and
                                               defines a standard out-of-band signaling
                                               system.
ISO-9001.....................................  ISO is the International Standards
                                               Organisation responsible for drafting quality
                                               procedures. 9001 is the quality procedure for
                                               manufacturing.
Large Line-Size Market.......................  Market with 600 to 2,000 lines within the serviceable area of the NGDLC, generally in
                                               urban areas.
Line Cards...................................  A term commonly used to refer to service interfaces that terminate on plug-in circuit
                                               packs.
Local Exchange Terminal (LET)................  The term the Company uses to describe the terminal that is housed in the Central
                                               Office. Exchange is the international word
                                               for switch.
Local Loop...................................  A term used to describe the copper cables that connect a customer's phone to the
                                               Central Office.
MLT Remote Testing Capabilities..............  MLT or mechanized loop testing is a technique the telephone companies use to test a
                                               customer's telephone line. When a DLC is
                                               used, special interfaces must be developed to
                                               provide this test interface.
Next Generation Digital Loop Carrier           The next generation of DLC's, designed and
 (NGDLC).....................................  introduced in the market in the early 1990s to support telecommunications services over
                                               fiber-only networks in densely populated
                                               urban markets with 600 to 2,000 lines within
                                               the serviceable area of the NGDLC.
PCBA.........................................  Printed Circuit Board Assembly.
Plain Old Telephone Service (POTS)...........  Basic telephone service with no enhanced features such as call waiting, conference
                                               calling or call forwarding.
Printed Circuit Boards.......................  A fiberglass laminated board with etched copper traces.
RBOC.........................................  Regional Bell Operating Company.

Remote Service Terminal (RST)................  A term the Company uses to describe its outside enclosures located at or near the
                                               customers that are being served from it.
Small Line-Size Market.......................  Market with less than 600 lines within the serviceable area of the DLC, generally in
                                               rural and suburban areas.
Synchronous Data Channel Service (SDU).......  A low speed data interface for rates less than 64 Kbps.
Synchronous Optical Network (SONET)..........  A standard designed to establish a digital hierarchical network that enables the
                                               transmission of data over a consistent
                                               transport scheme at speeds up to 2.4 Gbps.
SONET OC3 Transceivers.......................  An optical bi-directional circuit pack operating at the SONET OC3 rate (155.52 Mbps)
                                               that meets the SONET requirements for
                                               inter-operability.
T1 Transceivers..............................  A transmitter and receiver (transceiver) for sending digital data at 1.544 Mbps over
                                               twisted pair cabling.
Universal Voice Grade Service (UVG)..........  A multipurpose circuit pack that fulfills a variety of interface requirements for modems,
                                               etc.

                         INDEX TO FINANCIAL STATEMENTS
                      ADVANCED FIBRE COMMUNICATIONS, INC.

                                                                                                               PAGE
                                                                                                             ---------

Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995, and June 30, 1996............................        F-3

Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995, and for the six
 months ended June 30, 1995 and 1996.......................................................................        F-4

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit for the years
 ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1996........................        F-5

Consolidated Statements of Cash Flow for the years ended December 31, 1993, 1994 and 1995, and for the six
 months ended June 30, 1995 and 1996.......................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                              ADVANCED ACCESS LABS

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Certified Public Accountants.........................................................  F-17

Balance Sheets as of December 30, 1994 and December 29, 1995...............................................  F-18

Statements of Operations for the periods ended December 30, 1994 and December 29, 1995.....................  F-19

Statement of Partners' Equity (Deficit) for the period from April 11, 1994 (inception) through December 30,
 1994 and the year ended December 29, 1995.................................................................  F-20

Statement of Cash Flows for the periods ended December 30, 1994 and December 29, 1995......................  F-21

Notes to Financial Statements..............................................................................  F-22

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Advanced Fibre Communications, Inc.:

    We have audited the accompanying consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Francisco, California
March 22, 1996, except for
 Notes 7, 8 and 9, which
 are as of August 15, 1996

                      ADVANCED FIBRE COMMUNICATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                  JUNE 30, 1996
                                                                            DECEMBER 31,      ----------------------
                                                                        --------------------                 PRO
                                                                          1994       1995      ACTUAL       FORMA
                                                                        ---------  ---------  ---------  -----------
                                                                                                   (UNAUDITED)
                                                                                                          (NOTE 1)
Current assets:
  Cash and cash equivalents, including restricted cash of $319,
   $1,730, and $150 in 1994, 1995, and 1996, respectively.............  $   3,858  $  11,118  $  10,885   $  10,885
  Accounts receivable.................................................      5,192     10,993     20,996      20,996
  Inventories.........................................................      4,620     10,149     19,328      19,328
  Deferred income taxes...............................................     --         --          7,953       7,953
  Prepaid expenses....................................................        120        132        212         212
                                                                        ---------  ---------  ---------  -----------
    Total current assets..............................................     13,790     32,392     59,374      59,374
Property and equipment, net...........................................      1,042      1,828      3,610       3,610
Other assets..........................................................         52      2,460      4,315       4,315
                                                                        ---------  ---------  ---------  -----------
      Total assets....................................................  $  14,884  $  36,680  $  67,299   $  67,299
                                                                        ---------  ---------  ---------  -----------
                                                                        ---------  ---------  ---------  -----------

                              LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                                           STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank borrowings.....................................................  $  --      $  --      $   9,700   $  16,806
  Accounts payable....................................................      2,605      7,121     11,346      11,346
  Accrued liabilities.................................................      4,376      6,501     14,608       7,502
                                                                        ---------  ---------  ---------  -----------
    Total current liabilities.........................................      6,981     13,622     35,654      35,654
Long-term liabilities.................................................         63      1,046        569         569
Redeemable convertible preferred stock, $0.01 par value; actual --
 16,832,908, 35,345,816, and 35,565,816 shares authorized in 1994,
 1995, and 1996, respectively; 15,432,908, 17,011,204, and 17,231,204 shares issued and outstanding in 1994, 1995, and 1996, respectively;
 pro forma -- no shares authorized, issued, or outstanding............     23,546     37,777     39,317      --
Commitments and contingencies.........................................
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value; pro forma -- 5,000,000 shares
   authorized; no shares issued and outstanding.......................     --         --         --          --
  Common stock, $0.01 par value; actual -- 60,000,000, 84,654,184, and
   84,654,184 shares authorized in 1994, 1995, and 1996, respectively;
   3,092,724, 5,015,168, and 6,069,484 shares issued and outstanding in 1994, 1995, and 1996, respectively; pro forma -- 100,000,000
   shares authorized; 24,786,947 shares issued and outstanding........         31         50         61         248
  Additional paid-in capital..........................................         (5)    (2,248)     6,806      45,936
  Notes receivable from stockholders..................................     --           (176)      (176)       (176)
  Accumulated deficit.................................................    (15,732)   (13,391)   (14,932)    (14,932)
                                                                        ---------  ---------  ---------  -----------
    Total stockholders' equity (deficit)..............................    (15,706)   (15,765)    (8,241)     31,076
                                                                        ---------  ---------  ---------  -----------
      Total liabilities, redeemable convertible preferred stock, and
       stockholders' equity (deficit).................................  $  14,884  $  36,680  $  67,299   $  67,299
                                                                        ---------  ---------  ---------  -----------
                                                                        ---------  ---------  ---------  -----------

                See accompanying notes to financial statements.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,            JUNE 30,
                                                            -------------------------------  ---------------------
                                                              1993       1994       1995       1995        1996
                                                            ---------  ---------  ---------  ---------  ----------
                                                                                                  (UNAUDITED)
Revenues..................................................  $     620  $  18,802  $  54,287  $  19,245  $   53,772
Cost of revenues..........................................      2,574     14,124     33,469     11,921      31,058
                                                            ---------  ---------  ---------  ---------  ----------
    Gross profit (loss)...................................     (1,954)     4,678     20,818      7,324      22,714
                                                            ---------  ---------  ---------  ---------  ----------
Operating expenses:
  Research and development................................      2,044      2,867      5,730      2,264       5,894
  Selling, general, and administrative....................      2,509      5,051      9,660      3,962       7,901
  DSC litigation costs....................................        784      4,551      1,623        750      18,947
                                                            ---------  ---------  ---------  ---------  ----------
    Total operating expenses..............................      5,337     12,469     17,013      6,976      32,742
                                                            ---------  ---------  ---------  ---------  ----------
    Operating income (loss)...............................     (7,291)    (7,791)     3,805        348     (10,028)
Other income (expense):
  Equity in loss of joint venture.........................     --         --         (1,516)      (542)       (167)
  Other income, net.......................................     --             26        149         41          66
                                                            ---------  ---------  ---------  ---------  ----------
  Income (loss) before income taxes.......................     (7,291)    (7,765)     2,438       (153)    (10,129)
Income taxes (benefit)....................................     --         --             97          2      (8,588)
                                                            ---------  ---------  ---------  ---------  ----------
    Net income (loss).....................................  $  (7,291) $  (7,765) $   2,341  $    (155) $   (1,541)
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Pro forma net income (loss) per share.....................                        $    0.09  $   (0.01) $    (0.06)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Shares used in per share computations.....................                           27,329     23,800      24,711
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

                See accompanying notes to financial statements.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF REDEEMABLE
             CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                 YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    REDEEMABLE CONVERTIBLE
                                       PREFERRED STOCK           COMMON STOCK       ADDITIONAL
                                    ----------------------  ----------------------    PAID-IN    NOTES RECEIVABLE   ACCUMULATED
                                     SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL    FROM STOCKHOLDERS    DEFICIT
                                    ---------  -----------  ---------  -----------  -----------  -----------------  ------------
Balances as of December 31,
 1992.............................     --       $  --       3,000,000   $      30    $     (15)      $  --           $     (676)
Conversion of notes payable to
 preferred stock..................  2,041,200       1,020      --          --           --              --               --
Issuance of preferred stock.......  6,070,888       3,035      --          --           --              --               --
Conversion of notes payable to
 preferred stock..................    400,000       1,000      --          --           --              --               --
Issuance of preferred stock.......  1,640,820       4,090      --          --           --              --               --
Exercise of common stock
 warrants.........................     --          --           6,472      --           --              --               --
Net loss..........................     --          --          --          --           --              --               (7,291)
                                    ---------  -----------  ---------         ---   -----------          -----      ------------
Balances as of December 31,
 1993.............................  10,152,908      9,145   3,006,472          30          (15)         --               (7,967)
Issuance of preferred stock.......  3,000,000       7,436      --          --           --              --               --
Conversion of notes payable to
 preferred stock..................    200,000         500      --          --           --              --               --
Issuance of preferred stock.......  2,080,000       6,465      --          --           --              --               --
Exercise of common stock
 warrants.........................     --          --          64,472           1            7          --               --
Exercise of common stock
 options..........................     --          --          21,780      --                3          --               --
Net loss..........................     --          --          --          --           --              --               (7,765)
                                    ---------  -----------  ---------         ---   -----------          -----      ------------
Balances as of December 31,
 1994.............................  15,432,908     23,546   3,092,724          31           (5)         --              (15,732)
Issuance of preferred stock.......  2,193,540      14,539      --          --           --              --               --
Repurchase of preferred stock.....   (615,244)       (308)     --          --           (3,848)         --               --
Sale of common stock for notes
 receivable.......................     --          --         563,600           6          170            (176)          --
Exercise of common stock
 warrants.........................     --          --       1,305,192          13        1,424          --               --
Exercise of common stock
 options..........................     --          --          53,652      --               11          --               --
Net income........................     --          --          --          --           --              --                2,341
                                    ---------  -----------  ---------         ---   -----------          -----      ------------
Balances as of December 31,
 1995.............................  17,011,204     37,777   5,015,168          50       (2,248)           (176)         (13,391)
Issuance of preferred stock
 (unaudited)......................    220,000       1,540      --          --           --              --               --
Issuance of common stock in
 settlement of litigation
 (unaudited)......................     --          --         719,424           7        8,986          --               --
Exercise of common stock warrants
 (unaudited)......................     --          --          86,000           1           46          --               --
Exercise of common stock options
 (unaudited)......................     --          --         248,892           3           22          --               --
Net income (unaudited)............     --          --          --          --           --              --               (1,541)
                                    ---------  -----------  ---------         ---   -----------          -----      ------------
Balances as of June 30, 1996
 (unaudited)......................  17,231,204  $  39,317   6,069,484   $      61    $   6,806       $    (176)      $  (14,932)
                                    ---------  -----------  ---------         ---   -----------          -----      ------------
                                    ---------  -----------  ---------         ---   -----------          -----      ------------


                                        TOTAL
                                    STOCKHOLDERS'
                                       DEFICIT
                                    -------------
Balances as of December 31,
 1992.............................    $    (661)
Conversion of notes payable to
 preferred stock..................       --
Issuance of preferred stock.......       --
Conversion of notes payable to
 preferred stock..................       --
Issuance of preferred stock.......       --
Exercise of common stock
 warrants.........................       --
Net loss..........................       (7,291)
                                    -------------
Balances as of December 31,
 1993.............................       (7,952)
Issuance of preferred stock.......       --
Conversion of notes payable to
 preferred stock..................       --
Issuance of preferred stock.......       --
Exercise of common stock
 warrants.........................            8
Exercise of common stock
 options..........................            3
Net loss..........................       (7,765)
                                    -------------
Balances as of December 31,
 1994.............................      (15,706)
Issuance of preferred stock.......       --
Repurchase of preferred stock.....       (3,848)
Sale of common stock for notes
 receivable.......................       --
Exercise of common stock
 warrants.........................        1,437
Exercise of common stock
 options..........................           11
Net income........................        2,341
                                    -------------
Balances as of December 31,
 1995.............................      (15,765)
Issuance of preferred stock
 (unaudited)......................       --
Issuance of common stock in
 settlement of litigation
 (unaudited)......................        8,993
Exercise of common stock warrants
 (unaudited)......................           47
Exercise of common stock options
 (unaudited)......................           25
Net income (unaudited)............       (1,541)
                                    -------------
Balances as of June 30, 1996
 (unaudited)......................    $  (8,241)
                                    -------------
                                    -------------

                See accompanying notes to financial statements.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1993       1994       1995       1995       1996
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $  (7,291) $  (7,765) $   2,341  $    (155) $  (1,541)
  Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
    Noncash portion of litigation settlement................     --         --         --         --         12,807
    Deferred income taxes...................................     --         --         --         --         (8,588)
    Depreciation and amortization...........................        111        199        547        136        321
    Equity in loss of joint venture.........................     --         --          1,516        542        167
    Changes in operating assets and liabilities:
      Accounts receivable...................................       (377)    (4,815)    (5,802)    (5,197)    (9,648)
      Inventories...........................................     (1,883)    (2,513)    (5,529)    (1,642)    (7,690)
      Prepaid expenses and other assets.....................        (54)      (109)      (169)        71       (274)
      Accounts payable......................................      1,270      1,266      4,516      2,657      4,029
      Accrued liabilities...................................      1,124      3,215      1,626        439      3,226
      Long-term liabilities.................................         94        (30)       (17)       (17)        22
                                                              ---------  ---------  ---------  ---------  ---------
        Net cash used in operating activities...............     (7,006)   (10,552)      (971)    (3,166)    (7,169)
                                                              ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Acquisition of technology license.........................     --         --         (1,000)    --         --
  Purchase of property and equipment........................       (676)      (452)    (1,084)      (328)    (1,886)
  Advances to joint venture.................................     --         --         (1,516)      (542)      (167)
  Business acquisition, net of cash acquired................     --         --         --         --           (783)
                                                              ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities...............       (676)      (452)    (3,600)      (870)    (2,836)
                                                              ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from bank borrowings.............................     --         --          1,550        550      9,700
  Repayment of bank borrowings..............................     --         --         (1,550)    --         --
  Proceeds from stockholder loans...........................      1,000      1,000     --         --         --
  Repayment of stockholder loans............................     --           (500)    --         --         --
  Proceeds from issuance of redeemable convertible preferred
   stock....................................................      7,132     13,901     14,539     --         --
  Repurchase of redeemable convertible preferred stock......     --         --         (4,156)    --         --
  Proceeds from exercise of common stock options and
   warrants.................................................     --             11      1,448      1,234         72
                                                              ---------  ---------  ---------  ---------  ---------
        Net cash provided by financing activities...........      8,132     14,412     11,831      1,784      9,772
                                                              ---------  ---------  ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents............        450      3,408      7,260     (2,252)      (233)
Cash and cash equivalents, beginning of period..............     --            450      3,858      3,858     11,118
                                                              ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period....................  $     450  $   3,858  $  11,118  $   1,606  $  10,885
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Noncash financing and investing activities:
  Conversion of notes payable to redeemable convertible
   preferred stock..........................................  $   2,021  $     500     --         --         --
  Issuance of preferred stock for business acquisition......     --         --         --         --      $   1,540
  Issuance of common stock for notes receivable.............     --         --      $     176  $     176     --
  Deferred portion of technology license fee................     --         --      $   1,500     --         --

                See accompanying notes to financial statements.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    Advanced Fibre Communications, Inc. (the "Company") operates in one business segment and designs, develops, manufactures, markets, and supports the Universal Modular Carrier 1000-TM- (the "UMC" system), a cost-effective, multi-feature digital loop carrier system developed to serve small line-size markets. The Company's UMC system is designed to enable telephone companies, cable companies, and other service providers to connect subscribers to the central office switch for voice and data communications over copper, fiber, coax and analog radio networks.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. The Company's investments in 50% or less owned joint ventures are accounted for under the equity method.

    INTERIM FINANCIAL INFORMATION

    The accompanying consolidated balance sheet as of June 30, 1996, the consolidated statements of operations and cash flows for the six months ended June 30, 1995 and 1996, and the consolidated statement of redeemable convertible preferred stock and stockholders' deficit for the six months ended June 30, 1996 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the periods presented. The consolidated results of operations for the six months ended June 30, 1996, are not necessarily indicative of the results for any future period.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are generally invested in money market funds, are classified as available-for-sale securities and their cost approximates their market value. Included in cash and cash equivalents is $319,000, $833,000, and $150,000 as of December 31, 1994 and 1995, and June 30, 1996, respectively, held in escrow as collateral for bonds on certain contracts. Also included in cash and cash equivalents as of December 31, 1995, is $897,000 held in escrow related to sales to a particular customer pending resolution of the litigation described in Note 9. This escrow released upon the settlement of the litigation described in Note 9.

    INVENTORIES

    Inventories are valued at the lower of first-in, first-out cost or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives, generally five to seven years, of the related assets.

    REVENUE RECOGNITION

    Revenue is generally recognized when products are shipped. Product returns and uncollectible accounts have been insignificant to date.

    WARRANTY

    The Company provides for estimated warranty costs at the time of sale.

    INCOME TAXES

    The Company accounts for income taxes using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized.

    PRO FORMA NET INCOME (LOSS) PER SHARE

    Pro forma net income (loss) per share is computed using the weighted average number of shares of common stock and redeemable convertible preferred stock, on an as-if converted basis outstanding and common equivalent shares from options and warrants to purchase common stock using the treasury stock method, when dilutive. In accordance with certain Securities and Exchange Commission Staff Accounting Bulletins, such computations included all common and common equivalent shares issued within the 12 months preceding the initial public offering ("IPO") date as if they were outstanding for all prior periods presented using the treasury stock method and the estimated IPO price.

    CONCENTRATION OF CREDIT RISK

    Financial instruments potentially exposing the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents are deposited in a single regional bank. The Company manufactures and sells its products principally to telephone companies. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company does not generally require collateral.

    USE OF ESTIMATES

    The Company has made a number of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    PRO FORMA BALANCE SHEET

    Upon closing of the Company's proposed IPO, all outstanding shares of redeemable convertible preferred stock will be converted into 18,717,463 shares of common stock. The pro forma consolidated balance sheet as of June 30, 1996 reflects this conversion and also gives effect to the July 1996 bank borrowings and the payment of the remaining obligations under the DSC Communications Corporation ("DSC") litigation settlement (See Notes 7 and 9).

    FISCAL PERIODS

    The Company operates on 13-week fiscal quarters ending on the last Saturday of the last week of each fiscal period. For presentation purposes only, its fiscal periods are shown as ending on the last day of the respective fiscal period.

(2) JOINT VENTURES

    ADVANCED ACCESS LABS

    During fiscal 1994, the Company entered into a joint venture partnership, Advanced Access Labs, with a stockholder. The joint venture designed and developed a product to allow telephone services to be provided over existing cable TV coaxial systems as well as other transmission media. The Company contributed the right to use its technology in exchange for a 50% ownership in the joint venture partnership. During 1995, the Company loaned $1,000,000 to the joint venture. In addition, during 1995, and the six months ended June 30, 1996, the Company made other net advances to the joint venture totaling $516,000 and $167,000, respectively. The Company has recorded its proportionate share of the joint venture's losses to the

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(2) JOINT VENTURES -- (CONTINUED)
extent of the Company's loans and advances therein. As a consequence, the Company's loans and advances to the joint venture have been reduced to zero. During the first quarter of 1996, the Company and the joint venture partner entered into discussions to dissolve the joint venture. The joint venture partner would receive a development license and certain market rights, principally in the cable television market, in exchange for which the Company would receive royalties and reimbursement of all loans and advances made to the joint venture to date, which totaled $1,683,000 as of June 30, 1996. If a definitive agreement is signed on these proposed terms, then the Company will record the reimbursement of loans and advances as a gain.

    Condensed financial information of Advanced Access Labs is summarized below (in thousands):

                                                                  DECEMBER 31,            JUNE 30,
                                                              --------------------  --------------------
                                                                1994       1995       1995       1996
                                                              ---------  ---------  ---------  ---------
                                                                                        (UNAUDITED)
Total current assets........................................  $     313  $     800  $     939  $     635
Noncurrent assets...........................................      1,975      1,791      1,907      1,601
Current liabilities.........................................        318      4,646      2,476      5,616
Partner's equity (deficit)..................................      1,970     (2,055)      (369)    (3,380)
Net loss....................................................      2,030      4,025      1,601      1,325

    In addition, the Company provided engineering and administrative support to the joint venture for which it received reimbursement of $577,000 during 1994.

    AFTEK HONG KONG

    On April 11, 1996, the Company acquired all of the outstanding shares of AFTEK Hong Kong, of which the Company had previously been a 49% stockholder. AFTEK Hong Kong is a holding company that owns 60% of a joint venture that is licensed to manufacture and sell the Company's telecommunications equipment in China. Total consideration consisted of the following (in thousands):

Issuance of Series F preferred stock........................................  $   1,540
Cash paid to retire note payable............................................        939
Acquisition costs incurred..................................................         79
                                                                              ---------
                                                                              $   2,558
                                                                              ---------
                                                                              ---------

    The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $932,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 5 years.

    Historical results of AFTEK  Hong Kong and pro  forma results of  operations
giving   effect  to  the  acquisition  have  not  been  presented  because  such information is immaterial in relation to the Company's results of operations.

    During 1995 and the six months ended June 30, 1996, the Company had $2,020,000 and $260,000, respectively, of sales to AFTEK Hong Kong.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(3) INVENTORIES
    The major components of inventories are as follows (in thousands):

                                                                            DECEMBER 31,
                                                                        --------------------
                                                                          1994       1995
                                                                        ---------  ---------   JUNE 30,
                                                                                                 1996
                                                                                              -----------
                                                                                              (UNAUDITED)
Raw materials.........................................................  $   3,459  $   5,155   $   9,716
Work-in-progress......................................................        236        899         874
Finished goods........................................................        925      4,095       8,738
                                                                        ---------  ---------  -----------
                                                                        $   4,620  $  10,149   $  19,328
                                                                        ---------  ---------  -----------
                                                                        ---------  ---------  -----------

(4) PROPERTY AND EQUIPMENT
    A summary of property and equipment follows (in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1994       1995
                                                                         ---------  ---------   JUNE 30,
                                                                                                  1996
                                                                                               -----------
                                                                                               (UNAUDITED)
Furniture and fixtures.................................................  $     226  $     375   $     649
Computer and office equipment..........................................        708      1,204       2,183
Engineering equipment..................................................        427        865       1,715
                                                                         ---------  ---------  -----------
                                                                             1,361      2,444       4,547
Less accumulated depreciation..........................................        319        616         937
                                                                         ---------  ---------  -----------
    Net property and equipment.........................................  $   1,042  $   1,828   $   3,610
                                                                         ---------  ---------  -----------
                                                                         ---------  ---------  -----------

(5) ACCRUED LIABILITIES
    A summary of accrued liabilities follows (in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1994       1995
                                                                         ---------  ---------   JUNE 30,
                                                                                                  1996
                                                                                               -----------
                                                                                               (UNAUDITED)
DSC litigation costs...................................................  $   2,766  $   2,674   $   8,218
Warranty...............................................................        285        852       2,214
Other..................................................................      1,325      2,975       4,176
                                                                         ---------  ---------  -----------
                                                                         $   4,376  $   6,501   $  14,608
                                                                         ---------  ---------  -----------
                                                                         ---------  ---------  -----------

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(6) INCOME TAXES
    A   summary  of  the  components  of  income  taxes  (benefit)  follows  (in thousands):

                                                                            CURRENT     DEFERRED     TOTAL
                                                                          -----------  ----------  ---------
Six months ended June 30, 1996 (unaudited):
  Federal...............................................................   $  --       $   (6,974) $  (6,974)
  State.................................................................                   (1,614)    (1,614)
                                                                                 ---   ----------  ---------
                                                                           $  --       $   (8,588) $  (8,588)
                                                                                 ---   ----------  ---------
                                                                                 ---   ----------  ---------
Year ended December 31, 1995:
  Federal...............................................................   $      82   $   --      $      82
  State.................................................................          15       --             15
                                                                                 ---   ----------  ---------
                                                                           $      97   $   --      $      97
                                                                                 ---   ----------  ---------
                                                                                 ---   ----------  ---------

    Income taxes (benefit) differs from the amount computed by applying the U.S. federal statutory rate of 34% to income (loss) before income taxes as follows (in thousands):

                                                                                               SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,      ENDED JUNE
                                                              -------------------------------      30,
                                                                1993       1994       1995        1996
                                                              ---------  ---------  ---------  -----------
                                                                                               (UNAUDITED)
Income taxes (benefit) at statutory rate....................  $  (2,479) $  (2,640) $     829   $  (3,444)
Current losses and temporary differences for which no
 benefit was recognized.....................................      2,479      2,640     --          --
Alternative minimum tax.....................................     --         --             82      --
State taxes net of federal benefit..........................     --         --             15        (629)
Change in valuation allowance...............................     --         --           (847)     (4,687)
Other.......................................................     --         --             18         172
                                                              ---------  ---------  ---------  -----------
                                                              $  --         --      $      97   $  (8,588)
                                                              ---------  ---------  ---------  -----------
                                                              ---------  ---------  ---------  -----------

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(6) INCOME TAXES -- (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                                           DECEMBER 31,
                                                                       --------------------   JUNE 30,
                                                                         1994       1995        1996
                                                                       ---------  ---------  -----------
                                                                                             (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforwards...................................  $   4,099  $   3,316   $   5,493
  DSC settlement costs...............................................     --         --           1,267
  Allowances and accruals............................................      1,789      1,914       1,824
  Research tax credit carryforwards..................................        374     --          --
  Other..............................................................         52          6           4
                                                                       ---------  ---------  -----------
                                                                           6,314      5,236       8,588
                                                                       ---------  ---------  -----------
Deferred tax liability -- investment in joint venture................     --           (549)     --
                                                                       ---------  ---------  -----------
                                                                           6,314      4,687       8,588
Less valuation allowance.............................................     (6,314)    (4,687)     --
                                                                       ---------  ---------  -----------
Net deferred tax asset...............................................  $  --      $  --       $   8,588
                                                                       ---------  ---------  -----------
                                                                       ---------  ---------  -----------

    As of December 31, 1995, the Company had net operating loss carryforwards of approximately $9,000,000 and $3,800,000 for federal and California income tax purposes, respectively. The difference in the net operating loss carryforwards between tax jurisdictions results primarily from a 50% limitation on carryforwards for California purposes. Federal net operating loss carryforwards expire from 2007 through 2010. California net operating loss carryforwards expire from 1998 through 2000.

    Federal and state tax laws impose restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. All net operating loss carryforwards are subject to limitation as a result of these restrictions; however, the ownership change restrictions are not expected to impair the Company's ability to utilize the affected carryforward items.

(7) BANK BORROWINGS
    The Company has a revolving line of credit with a bank providing for borrowings up to $12,000,000 at an interest rate of prime plus 0.5%. Borrowings under the line are secured by the Company's accounts receivable. The line of credit expires on November 15, 1996. The line of credit contains covenants that require the Company to maintain certain financial ratios. As of June 30, 1996, the Company was in compliance with the covenants contained in the agreement. As of December 31, 1994 and 1995, no borrowings were outstanding under the line of credit. As of June 30, 1996, $9,700,000 was outstanding and $1,736,000 remained available under the line of credit.

    In July 1996, the Company borrowed approximately $7.1 million under a six-month term loan. The proceeds from the loan were used to pay the remaining obligations under the DSC litigation settlement (See Note 9). The loan bears interest at 5.75% and has a $4.0 million compensating balance requirement.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(8)
    REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

    REDEEMABLE CONVERTIBLE PREFERRED STOCK

    As of December 31, 1994 and 1995, and June 30,1996, redeemable convertible preferred stock consisted of the following:

                                                                   SHARES ISSUED AND OUTSTANDING
                                                              ----------------------------------------
                                                                     DECEMBER 31,
                                                   SHARES     --------------------------
                    SERIES                       AUTHORIZED       1994          1995
                    ------                      ------------  ------------  ------------    JUNE 30,
                                                                                              1996
                                                                                          ------------
                                                                                          (UNAUDITED)
A.............................................    16,224,176     8,112,088     7,496,844     7,496,844
B.............................................     4,081,640     2,040,820     2,040,820     2,040,820
C.............................................     6,400,000     3,200,000     3,200,000     3,200,000
D.............................................     4,160,000     2,080,000     2,080,000     2,080,000
E.............................................     4,480,000       --          2,193,540     2,193,540
F.............................................       220,000       --            --            220,000
                                                ------------  ------------  ------------  ------------
                                                  35,565,816    15,432,908    17,011,204    17,231,204
                                                ------------  ------------  ------------  ------------
                                                ------------  ------------  ------------  ------------

    Redeemable convertible preferred stock has a liquidation preference equal to the issue price and is entitled to dividends (if declared) in priority to common stock on a noncumulative basis and is subject to a voting agreement. Redeemable convertible preferred stock is convertible into common stock using a conversion price formula and is redeemable by the Company, at the option of the Board of Directors, or at the request of the holders, on or after January 1, 2000.

    Each year, beginning in 1995, the Company is obligated to indemnify the holders of redeemable convertible preferred stock, except for holders of Series F preferred stock, for any costs, expenses, damages, or liabilities resulting from the litigation described in Note 9. This indemnification is effected using a formula that adjusts the conversion price of each redeemable convertible preferred stock series. As of June 30, 1996, the number of shares convertible after giving effect to the formula were 8,220,739, 2,237,878, 3,508,988, 2,280,844, and 2,249,014 for Series A, B, C, D, and E, respectively. Series F redeemable convertible preferred stock had no indemnification provision.

    In 1993, $1,000,000 was loaned to the Company by stockholders of the Company. These loans were subsequently converted to Series A convertible preferred stock.

    In 1994, $1,000,000 was loaned to the Company by stockholders of the Company. Loans totaling $500,000 were converted to Series C preferred stock and $500,000 was repaid using proceeds from the issuance of preferred stock.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)
    COMMON STOCK WARRANTS

    Warrants to purchase shares of common stock were issued to investors as part of the preferred stock agreements. The warrants expire beginning in 1998 and ending in 2000 and are summarized as follows:

                                                                                           EXERCISE
                                                                            NUMBER          PRICE
                                                                           OF SHARES      PER SHARE
                                                                          -----------  ----------------
Warrants outstanding as of December 31, 1993............................      941,156  $  0.03 --  0.13
  Issued................................................................    5,619,520     0.25 --  1.17
  Exercised.............................................................      (64,472)       0.03
                                                                          -----------
Warrants outstanding as of December 31, 1994............................    6,496,204     0.03 --  1.17
  Issued................................................................       30,068        7.00
  Exercised.............................................................   (1,305,192)    0.03 --  1.17
                                                                          -----------
Warrants outstanding as of December 31, 1995............................    5,221,080     0.03 --  7.00
  Issued................................................................      --              --
  Exercised.............................................................      (86,000)    0.03 --  1.17
                                                                          -----------
Warrants outstanding as of June 30, 1996................................    5,135,080     0.03 --  7.00
                                                                          -----------
                                                                          -----------

    COMMON STOCK OPTIONS

    Under the Company's 1993 Stock Option/Stock Issuance Plan (the "Plan"), options to purchase up to an aggregate of 6,500,000 shares of common stock may be granted to key employees, directors, and consultants. The Plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All incentive stock options to date have been granted at the fair market value of the stock as determined by the Board of Directors (the "Board"). Options under the Plan are exercisable immediately, but when exercised shares issued are subject to repurchase by the Company at the exercise price. The Company's right to repurchase expires as to 20% after the first year and ratably thereafter over each of the next 48 months, subject to continued employment. The options expire 10 years from the date of grant and are normally canceled three months after termination of employment. The Board administers the Plan.

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)
    The following summarizes activity in the Plan:

                                                                                          EXERCISE
                                                             AVAILABLE     NUMBER          PRICE
                                                             FOR GRANT    OF SHARES      PER SHARE
                                                            -----------  -----------  ----------------

Options outstanding as of December 31, 1993...............    1,792,000    1,608,000  $  0.03 --  0.25
  Granted.................................................   (1,238,080)   1,238,080     0.25 --  0.32
  Exercised...............................................      --           (21,780)    0.03 --  0.25
  Canceled................................................       90,020      (90,020)    0.03 --  0.25
                                                            -----------  -----------
Options outstanding as of December 31, 1994...............      643,940    2,734,280     0.03 --  0.32
  Authorized..............................................    1,600,000      --              --
  Granted.................................................   (1,274,036)   1,274,036     0.32 --  1.50
  Exercised...............................................      --           (53,652)    0.03 --  0.25
  Canceled................................................       64,648      (64,648)    0.03 --  0.32
                                                            -----------  -----------
Options outstanding as of December 31, 1995...............    1,034,552    3,890,016     0.03 --  1.50
  Authorized (unaudited)..................................    1,500,000      --                     --
  Granted (unaudited).....................................     (622,582)     622,582     0.32 -- 12.50
  Exercised (unaudited)...................................      --          (248,892)    0.03 --  0.32
  Canceled (unaudited)....................................      186,788     (186,788)    0.03 --  1.50
                                                            -----------  -----------
Options outstanding as of June 30, 1996 (unaudited).......    2,098,758    4,076,918     0.03 -- 12.50
                                                            -----------  -----------
                                                            -----------  -----------
Exercisable as of December 31, 1995.......................                 1,189,402     0.03 --  1.50
                                                                         -----------
                                                                         -----------

    In July and August 1996, the Board granted options to purchase 269,700 shares of common stock under the Plan to certain employees of the Company. The options vest over a five-year period and have exercise prices ranging from $1.50 to $12.00 per share.

    STOCK SPLIT AND REINCORPORATION

    In September 1995, the Company's Board of Directors approved a two-for-one stock split and reincorporation of the Company in the state of Delaware. In August 1996, the Company's Board of Directors approved a further two-for-one stock split. The accompanying financial statements and notes have been restated to give effect to the stock splits and reincorporation.

(9) COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases office space and certain equipment under operating leases. Future minimum payments under operating leases with an initial term of more than one year as of December 31, 1995 are summarized as follows (in thousands):

1996.......................................................................  $   1,455
1997.......................................................................      1,657
1998.......................................................................      1,413
1999.......................................................................      1,046
Thereafter.................................................................      5,106
                                                                             ---------
Total minimum lease payments...............................................  $  10,677
                                                                             ---------
                                                                             ---------

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

(9) COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
    Total rent expense for all operating leases was $182,000, $462,000, $887,000, and $1,019,000 for the years ended December 31, 1993, 1994, and 1995, and the six months ended June 30, 1996, respectively.

    LITIGATION

    From July 1993 until June 1996 the Company was involved in litigation with DSC. DSC alleged, among other things, that the Company's UMC technology contained or was derived from trade secrets and other proprietary technology of DSC. The parties entered into a Settlement Agreement and Mutual Releases dated as of June 24, 1996 (the "Settlement Agreement"), pursuant to which the litigation was terminated. Under the terms of the Settlement Agreement, the Company paid DSC $3,000,000 in June 1996, agreed to pay DSC up to an additional $8,500,000 through 2001, and issued 719,424 shares of common stock to DSC (see
Note 7). The settlement amount was recorded during the first six months of 1996 as a charge of $15,807,000. Under the terms of the Settlement Agreement, AFC maintains all rights to the UMC technology free and clear of any claim by DSC.

    EMPLOYEE BENEFITS

    The Company has a 401(k) plan under which employees may contribute a portion of their compensation on a tax deferred basis to the plan. The Company, at its discretion, may contribute to the plan on a matching basis up to a maximum of $5,000 per employee per year. The Company is the plan administrator. During 1995 and the first six months of 1996, the Company contributed $133,000 and $216,000 to the plan.

(10)COMPANY INFORMATION AND CERTAIN CONCENTRATIONS
    During 1995 and the first six months of 1996, one customer accounted for approximately 16% of revenues in each period. During 1994, a different customer accounted for 27% of revenues. During fiscal 1993, a different customer accounted for 20% of revenues. Export sales were 19%, 13%, and 13% during 1994, 1995 and the six months ended June 30, 1996, respectively.

    The Company currently derives substantially all of its revenue from the UMC, and expects that this concentration will continue for the foreseeable future. As a result, any factor adversely affecting the demand for, or pricing of, the UMC could have a material adverse effect on the Company's business and results of operations.

    The Company's manufacturing operations consist of the final assembly of out-sourced parts and components, followed by testing. Although the Company's product designs employ primarily industry standard hardware, certain components are only available through limited sources of supply. The Company's proprietary integrated circuits, codec components, and some surface mount technology components and other components are available from limited sources. If the Company cannot obtain essential components as required, the Company may be unable to meet demand for its products, thereby adversely affecting its operating results. In addition, scarcity of such components could result in cost increases that adversely affect the Company's gross margin.

    The Company's printed circuit board assemblies and channel bank assemblies are provided by a limited number of outside turnkey suppliers. In the event operations of these turnkey suppliers are impaired or they are unable to support the manufacturing requirements of the Company, the Company's operating results could be adversely affected.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Joint Venture Partners
Advanced Access Labs

    We have audited the accompanying balance sheets of Advanced Access Labs (a California partnership) as of December 30, 1994 and December 29, 1995, and the related statements of operations, partners' equity (deficit), and cash flows for the period April 11, 1994 (inception) through December 30, 1994 and for the year ended December 29, 1995. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Access Labs as of December 30, 1994 and December 29, 1995, and the results of its operations and its cash flows for the period April 11, 1994 (inception) through December 30, 1994 and for the year ended December 29, 1995, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP
San Francisco, California
January 18, 1996 (except for Note G,
  as to which the date is April 3, 1996)

                              ADVANCED ACCESS LABS
                                  BALANCE SHEETS

                                     ASSETS

                                                                                      DECEMBER 30,   DECEMBER 29,
                                                                                          1994           1995
                                                                                      -------------  -------------
Current assets:
  Cash and cash equivalents.........................................................  $     313,143  $     800,287
                                                                                      -------------  -------------
    Total current assets............................................................        313,143        800,287
Property and equipment, net of accumulated depreciation of $13,854 and $58,481......        180,553        490,886
Investment..........................................................................         90,000       --
Intangibles, net of accumulated amortization of $300,000 and $700,000...............      1,700,000      1,300,000
Deposits............................................................................          4,190       --
                                                                                      -------------  -------------
      Total assets..................................................................  $   2,287,886  $   2,591,173
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                    LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..........................................  $      83,780  $     151,485
  Payable to Advanced Fibre Communications, Inc.....................................          7,738        516,480
  Payable to Tellabs................................................................        226,156      2,977,720
  Loan payable to Advanced Fibre Communications, Inc................................       --            1,000,000
                                                                                      -------------  -------------
    Total current liabilities.......................................................        317,674      4,645,685
Partners' equity (deficit):
  Partners' contributions...........................................................      4,000,000      4,000,000
  Accumulated deficit...............................................................     (2,029,788)    (6,054,512)
                                                                                      -------------  -------------
    Partners' equity (deficit)......................................................      1,970,212     (2,054,512)
                                                                                      -------------  -------------
      Total liabilities and partners' equity (deficit)..............................  $   2,287,886  $   2,591,173
                                                                                      -------------  -------------
                                                                                      -------------  -------------

        The accompanying notes are an integral part of these statements.

                              ADVANCED ACCESS LABS
                            STATEMENTS OF OPERATIONS

                                                                              APRIL 11, 1994
                                                                                (INCEPTION)
                                                                                  THROUGH          YEAR ENDED
                                                                             DECEMBER 30, 1994  DECEMBER 29, 1995
                                                                             -----------------  -----------------
Product sales..............................................................    $    --            $     244,500
Costs and expenses:
  Cost of goods sold.......................................................         --                  150,002
  Research and development.................................................        2,037,670          3,902,438
  General and administrative...............................................           17,137            200,456
  Other (income) expenses..................................................          (25,019)            16,328
                                                                             -----------------  -----------------
    Total costs and expenses...............................................        2,029,788          4,269,224
                                                                             -----------------  -----------------
    Net loss...............................................................    $   2,029,788      $   4,024,724
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------

        The accompanying notes are an integral part of these statements.

                              ADVANCED ACCESS LABS

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)

              APRIL 11, 1994 (INCEPTION) THROUGH DECEMBER 30, 1994
                                      AND
                          YEAR ENDED DECEMBER 29, 1995

                                                                         PARTNERS'     ACCUMULATED
                                                                        CONTRIBUTION     DEFICIT         TOTAL
                                                                        ------------  -------------  -------------
Cash contribution.....................................................  $  2,000,000  $    --        $   2,000,000
Contribution of use of technology.....................................     2,000,000       --            2,000,000
Net loss for the period...............................................       --          (2,029,788)    (2,029,788)
                                                                        ------------  -------------  -------------
Balance at December 30, 1994..........................................     4,000,000     (2,029,788)     1,970,212
Net loss for the year.................................................       --          (4,024,724)    (4,024,724)
                                                                        ------------  -------------  -------------
Balance at December 29, 1995..........................................  $  4,000,000  $  (6,054,512) $  (2,054,512)
                                                                        ------------  -------------  -------------
                                                                        ------------  -------------  -------------

         The accompanying notes are an integral part of this statement.

                              ADVANCED ACCESS LABS
                            STATEMENTS OF CASH FLOWS

                                                                              APRIL 11, 1994
                                                                                (INCEPTION)
                                                                                  THROUGH          YEAR ENDED
                                                                             DECEMBER 30, 1994  DECEMBER 29, 1995
                                                                             -----------------  -----------------
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities:
  Net loss.................................................................    $  (2,029,788)     $  (4,024,724)
  Adjustment to reconcile net loss to net cash used in operating activities:
    Amortization of intangibles............................................          300,000            400,000
    Depreciation...........................................................           13,854             44,627
    Distribution of investment to employees of joint venture partners......         --                   90,000
    Change in assets and liabilities:
      Deposits.............................................................           (4,190)             4,190
      Accounts payable and accrued liabilities.............................           83,780             67,705
      Payable to Advanced Fibre Communications, Inc........................            7,738            508,742
      Payable to Tellabs...................................................          226,156          2,751,564
                                                                             -----------------  -----------------
        Net cash used in operating activities..............................       (1,402,450)          (157,896)
Cash flows from investing activities:
  Purchase of property and equipment.......................................         (194,407)          (354,960)
  Purchase of investment...................................................          (90,000)          --
                                                                             -----------------  -----------------
        Net cash used in investing activities..............................         (284,407)          (354,960)
Cash flows from financing activities:
  Proceeds from issuance of note...........................................         --                1,000,000
  Partners' cash contributions.............................................        2,000,000           --
                                                                             -----------------  -----------------
        Net cash provided by financing activities..........................        2,000,000          1,000,000
                                                                             -----------------  -----------------
Net increase in cash and cash equivalents..................................          313,143            487,144
Cash and cash equivalents, beginning of period.............................         --                  313,143
                                                                             -----------------  -----------------
Cash and cash equivalents at end of year...................................    $     313,143      $     800,287
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------

        The accompanying notes are an integral part of these statements.

                              ADVANCED ACCESS LABS
                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 30, 1994 AND DECEMBER 29, 1995

NOTE A -- BUSINESS AND SUMMARY OF ACCOUNTING POLICIES
    Advanced Access Labs (the "Joint Venture") is a partnership by and between Advanced Fibre Communications, Inc. and Tellabs Operations, Inc. The Joint Venture is engaged in the design and development of a product line which will allow telephone services to be provided over existing cable television installed coaxial systems as well as other transmission media.

    A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

    BASIS OF PRESENTATION

    The Joint Venture was in the development stage as of December 30, 1994, and for the period April 11, 1994 (inception) through December 30, 1994. Accordingly, its prior financial statements were presented as a development stage company. In 1995, the Joint Venture commenced sales of its initial products; accordingly, the Joint Venture is no longer considered to be a development stage company.

    CASH AND CASH EQUIVALENTS

    The Joint Venture considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Joint Venture's cash balances are maintained in one financial institution located in California, which at times may exceed federally insured limits. The Joint Venture has not experienced any losses in such account and believes it is not exposed to any significant risk on cash and cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment is depreciated utilizing the straight-line method over 7 years.

    INTANGIBLES

    Intangibles represent the value assigned to the contribution by one of the venture partners of the right to use certain technology in the Joint Venture's research and development activities. This intangible is being amortized based on the straight-line method over the estimated period (5 years) which the technology will be utilized in continuing research and development activities. Amortization of this intangible is included as research and development expenses in the statement of operations.

    RESEARCH AND DEVELOPMENT

    The Joint Venture conducts research and development in the design and development of a product line which will allow telephone services to be provided over existing cable television installed coaxial systems as well as other transmission media. All research and development costs are expensed.

    INCOME TAXES

    No provision has been made for federal or state income taxes (or credits) since such items are the responsibility of the partners.

    PROFITS, LOSSES AND DISTRIBUTIONS

    Profits  and  losses  are  allocated   equally  among  the  partners.   Cash
distributions of excess cash, if any, will be made equally to the partners in accordance with the terms of the Joint Venture and Partnership Agreement.

    USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              ADVANCED ACCESS LABS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                    DECEMBER 30, 1994 AND DECEMBER 29, 1995

NOTE B -- PROPERTY AND EQUIPMENT
    Property and equipment are comprised of the following:

                                                                   DECEMBER 30,  DECEMBER 29,
                                                                       1994          1995
                                                                   ------------  ------------
Furniture and fixtures...........................................   $   14,591    $   22,351
Computer equipment...............................................       71,011       221,198
Other equipment..................................................      108,805       281,729
Leasehold improvements...........................................       --            24,089
                                                                   ------------  ------------
                                                                       194,407       549,367
Less: accumulated depreciation...................................      (13,854)      (58,481)
                                                                   ------------  ------------
                                                                    $  180,553    $  490,886
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE C -- INVESTMENT
    As of December 30, 1994 the Joint Venture owned 28,800 shares of Advanced Fibre Communications, Inc. Series D Preferred Stock (adjusted to reflect a two-for-one stock split effected in September 1995 and a two-for-one stock split effected in August 1996). These shares were purchased by the Joint Venture as part of an incentive program to certain personnel working on the Joint Venture project. During the year ended December 29, 1995, these shares were distributed to employees of the Joint Venture Partners.

NOTE D -- NOTE PAYABLE
    The Joint Venture has a note payable to Advanced Fibre Communications, Inc. with interest at a rate of 5.5% per annum. The principal amount together with accrued interest is due, on the earlier to occur of June 30, 1996, or written demand by Advanced Fibre Communications, Inc.

NOTE E -- RELATED PARTY TRANSACTIONS
    The Joint Venture utilizes the services of both Advanced Fibre Communications, Inc. and Tellabs to conduct its activities. The Joint Venture has no employees; its research and development, as well as its general and administrative activities, are performed by employees of the Partners. The Partners bill the Joint Venture for their services. In addition, the Joint Venture occupies space at Advanced Fibre Communications, Inc. and at Tellabs Operations Inc. facilities, for which it is charged based upon the space utilized. For the period ended December 30, 1994 and the year ended December 29, 1995, facility rent expense was $11,808 and $36,688, respectively. Certain other expenses of the Joint Venture are paid for by the Partners and are charged to the Joint Venture at cost.

NOTE F -- JOINT VENTURE AND PARTNERSHIP AGREEMENT
    The Joint Venture and Partnership Agreement (the Agreement) was entered into on April 11, 1994. The Agreement required Tellabs to contribute $2 million in cash and the right to the use of a marketing study; Advanced Fibre Communications, Inc. was required to contribute the use of certain technology. The contributions of each Partner have been recorded at $2 million. Each Partner has a 50% interest in the Joint Venture. The Agreement provides, among other things, that sales of the Joint Venture products will be made only to the Partners who will then market the products to customers in their markets (as defined in the Agreement.) The term of the Agreement is 15 years.

NOTE G -- SUBSEQUENT EVENTS
    Effective April 3, 1996, the Joint Venture Partners entered into a Memorandum of Understanding which calls for the distribution of all assets and the liquidation of all liabilities among the Partners. The terms of the Memorandum of Understanding are subject to the signing of a definitive agreement.

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